UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(E)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

OneSource Information Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies: 7,940,071* shares of common stock, plus outstanding options (whether or not vested) to purchase an aggregate of 1,810,268 shares of common stock. *Note: Excludes shares of common stock held by ValueAct Capital Partners, L.P. and its affiliates.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The transaction value was based upon the sum of (a) the product of 7,940,071 shares of common stock and the merger consideration of $8.40 per share and (b) the difference between (i) the product of the merger consideration of $8.40 per share and the 1,810,268 shares of common stock subject to outstanding stock options (whether or not vested) of which the exercise price per share is less than the per share merger consideration and (ii) the product of the weighted average exercise price per share of such stock options and such 1,810,268 shares of common stock. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the amount of the filing fee was determined by multiplying $0.00012670 by the amount calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction: $68,905,123.36

5)	Total fee paid: $8,730.28

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ONESOURCE INFORMATION SERVICES, INC.

300 Baker Avenue
Concord, Massachusetts 01742

A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

[                    ], 2004

To the Stockholders of OneSource Information Services, Inc.:

      You are cordially invited to attend our special meeting of stockholders on [                    ], 2004, at 10:00 A.M., Eastern time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, MA 02110.

      As described in the enclosed proxy statement, at the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the merger agreement among VAC-OS Holdings LLC (“Holdings”), OS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Holdings, and OneSource Information Services, Inc. (“OneSource,” “we,” “us” or “the surviving corporation”). Holdings is a Delaware limited liability company and a subsidiary of ValueAct Capital Partners, L.P. and its affiliates. If our stockholders approve and adopt the merger agreement, Merger Sub will merge with and into OneSource. As a result of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by stockholders that have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $8.40 in cash. Immediately prior to the effective time of the merger, all outstanding stock options for shares of our common stock (whether or not vested) will be terminated and cancelled in exchange for the right to receive for each share subject to the option the excess, if any, of $8.40 over the exercise price of the option. Payments of merger consideration will be made without interest and less any applicable withholding taxes. Treasury shares and all shares otherwise held by OneSource or its subsidiaries, Holdings and Merger Sub will be cancelled and will not be entitled to any merger consideration. ValueAct Capital has indicated that shares held by it and its affiliates will be transferred to Holdings prior to the effective time of the merger. After the merger, OneSource will cease to be a publicly traded company and will become a wholly-owned subsidiary of Holdings.

      The attached proxy statement provides you with detailed information about the proposed merger and the special meeting and includes a copy of the merger agreement. You are urged to give this material your careful and prompt attention before casting your vote. You also may obtain more information about us from documents that we have filed with the Securities and Exchange Commission.

      Our board of directors, upon the recommendation of a special committee consisting of directors who are not affiliated with ValueAct Capital, and by unanimous vote (after recusal of our director affiliated with ValueAct Capital), approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger agreement and the consummation of the merger is advisable and in the best interests of OneSource and its stockholders and is on terms that are fair to OneSource and its stockholders (other than ValueAct Capital and its affiliates), including our unaffiliated stockholders. Accordingly, our board of directors (after recusal of our director affiliated with ValueAct Capital) unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and merger.

      We cannot complete the merger unless the holders of a majority of the outstanding shares of OneSource common stock vote to adopt the merger agreement. Only stockholders who hold shares of OneSource common stock at the close of business on [                    ], 2004 will be entitled to vote at the special meeting.

      It is important your shares be represented at the special meeting, whether or not you plan to attend the special meeting. Therefore, please complete, sign, date and mail your enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

      Thank you for your cooperation.

By Order of the Board of Directors,

Roy D. Landon
Secretary

      YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The proxy statement is dated [                    ], 2004, and is first being mailed to stockholders on or about [                    ], 2004.

ONESOURCE INFORMATION SERVICES, INC.

300 Baker Avenue
Concord, Massachusetts 01742

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [                        ], 2004

To the Stockholders of OneSource Information Services, Inc.:

      NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of OneSource Information Services, Inc. will be held on [                    ], 2004, beginning at 10:00 A.M., Eastern time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, MA 02110, for the following purpose:

1. To consider and vote upon a proposal to approve and adopt the merger agreement by and among VAC-OS Holdings LLC (“Holdings”), OS Merger Sub, Inc., (“Merger Sub”) and OneSource Information Services, Inc., (“OneSource,” “we,” “us” or “the surviving corporation”), and the consummation of the merger as set forth therein, pursuant to which, among other things, Merger Sub will merge with and into OneSource, and each share of our common stock outstanding at the effective time of the merger (other than treasury shares, shares held by Holdings, Merger Sub, OneSource and its subsidiaries and shares held by stockholders who have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $8.40 per share in cash, without interest and less any applicable withholding taxes, as described in the accompanying proxy statement.

2. Any other business as may properly come before the special meeting or any postponements or adjournments of the special meeting and any matters incidental thereto.

      We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment of it by our board of directors and any matters incidental thereto.

      A proxy card and a proxy statement containing more detailed information about the special meeting of the stockholders and the merger, including a copy of the merger agreement, accompany this notice.

      Only holders of record of OneSource common stock as of the close of business on [                    ], 2004, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the meeting. We cannot complete the merger unless the holders of a majority of the outstanding shares of OneSource common stock vote to approve and adopt the merger agreement. If you do not vote to adopt the merger agreement and you comply with the applicable statutory provisions of the Delaware General Corporation Law, you may receive the fair cash value of your shares as appraised by the Delaware Court of Chancery. A copy of these provisions is included as Annex 2 to the attached proxy statement. We also refer you to the information included in the section of the attached proxy statement entitled “The Special Meeting — Appraisal Rights” on page 40.

      All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, whether or not you plan to attend the meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the special meeting. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger and adoption of the merger agreement.

      Please do not send any stock certificates at this time.

By Order of the Board of Directors,

Roy D. Landon
Secretary

Concord, Massachusetts

[                    ], 2004

      YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET	1
Overview of Proposed Transaction	1
Background of the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger	1
Interests of Certain Persons in the Merger	2
The Participants in the Merger	2
OneSource	3
ValueAct Capital and its Affiliates	3
ValueAct Capital’s Merger Subsidiaries	3
The Merger	4
Effect of the Merger	4
Company Stock Options and Employee Stock Purchase Plan Options	4
Record Date; Voting Power	4
Stockholder Vote	4
Conditions to the Merger	4
Termination of the Merger Agreement	5
Our Ability to Accept a Superior Proposal; Termination Fees	6
Appraisal Rights	6
Material United States Federal Income Tax Consequences of the Merger	7
Regulatory Matters	7
Accounting Treatment	7
Expenses	7
QUESTIONS AND ANSWERS ABOUT THE MERGER	8
SPECIAL FACTORS	12
Background to the Merger	12
Identity and Background of Participants in the Merger	16
OneSource Information Services, Inc.	16
ValueAct Capital and its Affiliates	17
VAC-OS Holdings LLC	18
OS Merger Sub, Inc.	18
The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger	18
Procedural Fairness of the Merger	23
Position of ValueAct Capital and its Affiliates, VAC-OS Holdings LLC and OS Merger Sub, Inc. as to the Fairness of the Merger to Unaffiliated OneSource Stockholders	24
Purposes and Effects of the Merger and Plans or Proposals	26
Purposes of the Merger	26
Structure of the Merger	27
Effects of the Merger	27
Plans for OneSource after the Merger	28
Risk that the Merger Will Not Be Completed	29
Interests of Certain Persons in the Merger	30
Indemnification and Insurance	30
Change of Control Agreements	31

i

ii

iii

SUMMARY TERM SHEET

      This summary term sheet highlights selected information contained in this proxy statement and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement, including the documents which are annexed hereto, or incorporated by reference into, this proxy statement, including in particular the copies of the merger agreement and the opinion of Morgan Stanley & Co. Incorporated that are attached to this proxy statement as Annexes 1 and 2, respectively. Additional information about OneSource has been filed with the Securities and Exchange Commission and is available as described in the sections of this proxy statement entitled “Where You Can Find More Information” on page 71. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

Overview of Proposed Transaction (see pages 38 and 42)

      We are furnishing this proxy statement in connection with a special meeting of our stockholders to be held on [                    ], 2004 at 10:00 a.m. Eastern time at the offices of Testa, Hurwitz & Thibeault, LLP at 125 High Street, Boston, Massachusetts, to allow our stockholders to consider and vote on a proposal to approve and adopt the merger and the merger agreement, a copy of which is attached to this proxy statement as Annex 1.

•	As a result of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by stockholders that have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $8.40 in cash.

•	Immediately prior to the effective time of the merger, all outstanding stock options for shares of our common stock (whether or not vested) will be terminated and cancelled in exchange for the right to receive for each share subject to the option the excess, if any, of $8.40 over the exercise price of the option.

•	Payments of merger consideration will be made without interest and less any applicable withholding taxes.

•	Treasury shares and all shares otherwise held by OneSource or its subsidiaries, Holdings and Merger Sub will be cancelled and will not be entitled to any merger consideration.

•	ValueAct Capital has indicated that shares held by it and its affiliates will be transferred to Holdings prior to the effective time of the merger.

•	After the merger, OneSource will cease to be a publicly traded company and will become a wholly owned subsidiary of Holdings.

Background of the Merger; Recommendation of our Special Committee and Board of Directors; Fairness of the Merger (see pages 12 and 18)

      Our board of directors formed the special committee on October 2, 2003, to evaluate strategic options for OneSource, including the letter from ValueAct Capital dated October 1, 2003, and any other proposals or indications of interest in acquiring us submitted by third parties, and to negotiate any agreements. At the time of formation of the special committee, none of Henry Ancona, Carl P. Fisher, Martin F. Kahn or Robert J. Massie, members of our board of directors and the members of the special committee, were affiliated with ValueAct Capital or OneSource (other than as members of our board of directors and stockholders of OneSource). After the resignation of Daniel J. Schimmel as chief executive officer and a director of OneSource effective February 5, 2004, Mr. Kahn became executive chairman and chief executive officer on an interim basis. In consideration for their services as members of the special committee since receipt of the initial letter from ValueAct Capital, we have paid the members of the special committee fees of $240,000 in the aggregate.

      The special committee, after thorough consideration of all relevant issues, determined that the merger agreement and the consummation of the merger is advisable and in the best interests of OneSource and its stockholders and is on terms that are fair to OneSource’s stockholders (other than ValueAct Capital and its affiliates), including unaffiliated stockholders, and recommended that the board of directors approve the proposed merger agreement and the merger contemplated thereby. The special committee considered many factors in making the foregoing determinations. Due to the variety of factors considered, the special committee did not assign relative weights to these factors or determine that any factor was of particular importance. The special committee reached its conclusion based upon the totality of the information presented and considered during its evaluation of strategic options, including the merger.

      The board of directors adopted the recommendation of the special committee and, based on that recommendation, unanimously (after recusal of our director affiliated with ValueAct Capital) approved the merger agreement and the merger, determined that the merger agreement and the consummation of the merger is advisable and in the best interests of OneSource and its stockholders and on terms that are fair to OneSource’s stockholders, and recommended the merger and the merger agreement be submitted to our stockholders for their adoption and approval. Peter H. Kamin, a founding partner of ValueAct Capital and a member of our board of directors, recused himself from this vote based on his position with ValueAct Capital and the interests of ValueAct Capital in the transaction.

Interests of Certain Persons in the Merger (see page 30)

      When considering the recommendation of our board of directors with respect to the merger and the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger and the merger agreement that are different from, or in addition to, your interests as a OneSource stockholder, which may create potential conflicts of interest. Briefly, some of these interests are as follows:

•	ValueAct Capital Partners, L.P. and its affiliates own approximately 32% of OneSource (as of their most recent filing with the Securities and Exchange Commission);

•	Mr. Kamin is a founding partner of ValueAct Capital and also a member of our board of directors;

•	members of the special committee received fees in connection with their services on the special committee;

•	members of the executive management team are parties to agreements that provide for certain severance payments and benefits upon termination of their employment within a certain period of time prior to or after a change in control, including the merger; and

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of OneSource.

      The interests of the directors and management of OneSource are described in detail in the sections below entitled “Special Factors — Interests of Certain Persons in the Merger.”

The Participants in the Merger (see page 16)

      Pursuant to the terms of the merger agreement, Merger Sub will merge with and into OneSource, and OneSource will become a wholly-owned subsidiary of VAC-OS Holdings LLC, a Delaware limited liability company and direct parent entity of Merger Sub.

      OneSource is currently publicly held and, at the closing of the merger, will be a wholly-owned subsidiary of Holdings. OneSource has several wholly-owned subsidiaries, each of which will remain a subsidiary of OneSource after the consummation of the merger.

      The background of the events leading up to the signing of the merger agreement are described in detail in the section below entitled “Special Factors — Background to the Merger.” More information about ValueAct Capital and its affiliates, Holdings and Merger Sub can be found in the section below entitled “Special Factors — Identity and Background of Participants in the Merger — ValueAct Capital and its Affiliates,” “Special Factors — Identity and Background of Participants in the Merger — VAC-OS Holdings LLC” and “Special Factors — Identity and Background of Participants in the Merger — OS Merger Sub, Inc.”

      Under a potential interpretation of the rules governing “going private” transactions, each of ValueAct Capital and its affiliates, George F. Hamel, Jr., Jeffrey W. Ubben, Peter H. Kamin, Holdings and Merger Sub may be deemed affiliates of OneSource. Therefore, each of them has been included as a filing person on the Schedule 13E-3 filed in connection with the merger. A summary of certain background information required to be disclosed with respect to the parties to the merger and the other filing persons listed on the Schedule 13E-3, and their respective controlling persons or affiliates, if applicable, is set forth below.

OneSource

      OneSource provides business information solutions, delivering company, executive, and industry intelligence that allows business professionals to be more effective and productive in completing their critical daily tasks. OneSource products and services support a company’s vital business processes including serving their customers, finding and leveraging new opportunities, and managing suppliers and partners. OneSource’s executive offices are located at 300 Baker Avenue, Concord, Massachusetts 01742, and its telephone number is (978) 318-4300.

ValueAct Capital and its Affiliates

      ValueAct Capital is a private equity firm with approximately $1.1 billion in investments which seeks to make active strategic-block value investments in a limited number of small-capitalization companies. The principals have demonstrated expertise in sourcing strategic-block investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, and a select number of control investments, through both open-market purchases and negotiated transactions. ValueAct Capital’s principal executive offices are located at One Maritime Plaza, Suite 1400, San Francisco, California 94111 and its telephone number is (415) 362-3700.

      ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P. are each Delaware limited partnerships, the principal business of which is investing in securities. ValueAct Capital International, Ltd. is a company organized in the British Virgin Islands. The principal business of ValueAct Capital International, Ltd. is investing in securities. Each of these entities has a principal business address of One Maritime Plaza, Suite 1400, San Francisco, California 94111.

      VA Partners, LLC is a Delaware limited liability company, the principal business of which is to render investment management services to ValueAct Capital International, Ltd. and to serve as the General Partner of ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P. VA Partners, LLC has a principal business address of One Maritime Plaza, Suite 1400, San Francisco, California 94111.

      Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin are each managing members, principal owners and controlling persons of VA Partners, LLC and directors and principal executive officers of ValueAct Capital International, Ltd., and such activities constitute their principal occupations. Such individuals are sometimes collectively referred to herein as the “Managing Members” or individually as a “Managing Member.” Peter H. Kamin is also a member of OneSource’s board of directors. Each Managing Member is a United States citizen and has a principal business address of One Maritime Plaza, Suite 1400, San Francisco, California 94111.

ValueAct Capital’s Merger Subsidiaries

      OS Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of VAC-OS Holdings LLC. VAC-OS Holdings LLC is a Delaware limited liability company and a subsidiary of ValueAct

Capital Partners, L.P. and its affiliates. Holdings and Merger Sub were organized solely for the purpose of entering into the merger agreement with OneSource and completing the merger and neither has conducted any business operations.

The Merger

Effect of the Merger (see page 42)

      Pursuant to the merger agreement, Merger Sub will be merged directly into us, and we will be the surviving corporation. At the effective time of the merger, Merger Sub will cease to exist and we will become a privately-held corporation and a wholly-owned subsidiary of Holdings. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware.

      Following the merger, our common stock will no longer be publicly traded or quoted on the Nasdaq National Market. We will also no longer be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate our reporting obligations under the Securities Exchange Act of 1934, as amended. As a result of the merger, the holders of our common stock at the effective time of the merger (other than Holdings and Merger Sub and stockholders who are entitled to and have properly exercised statutory appraisal rights under Delaware law) will be entitled to receive the $8.40 per share cash merger price and will no longer have any interest in us, including our future earnings or growth, nor share in the risk of any decrease in our value. All payments of merger consideration will be made without interest and less any applicable withholding taxes.

Company Stock Options and Employee Stock Purchase Plan Options (see page 42)

      Immediately prior to the effective time of the merger, all outstanding stock options for shares of our common stock (whether or not vested) will be terminated and cancelled in exchange for the right to receive for each share subject to the option the excess, if any, of $8.40 over the per share exercise price of such option for common stock of OneSource.

      Our board of directors terminated OneSource’s 1999 Employee Stock Purchase Plan effective as of February 29, 2004, so that no options may be granted under that plan on or after March 1, 2004. Options granted under the employee stock purchase plan with respect to the payment period that ended on February 29, 2004 were exercised in accordance with the terms of the plan.

Record Date; Voting Power (see page 38)

      OneSource stockholders are entitled to vote at the special meeting if they owned shares of our common stock as of the close of business on [                    ], 2004, the record date.

      On the record date, there were [          ] shares of our common stock outstanding and entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of our common stock that they owned on the record date.

Stockholder Vote (see page 38)

      Under Delaware law, adoption and approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

Conditions to the Merger (see page 43)

      The consummation of the merger is subject to certain conditions contained in the merger agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true, either we or Merger Sub and Holdings would not be obligated to effect the merger. If we waive any of the non-material conditions to the merger, we will not re-solicit proxies from our stockholders.

      In order for both us and Merger Sub and Holdings to be obligated to consummate the merger, the following conditions, among others, which are described in more detail on page 43, must be satisfied or waived:

•	approval of our stockholders in accordance with Delaware law; and

•	absence of any injunction or other order, decree, or law of any governmental authority that prohibits the merger.

      In order for us to be obligated to consummate the merger, the following conditions, among others which are described in more detail on page 43, must be satisfied or waived:

•	Merger Sub’s and Holdings’ representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on their ability to perform their obligations under the merger agreement; and

•	Merger Sub and Holdings must have in all material respects performed all obligations and complied with all agreements and covenants required to be performed by them under the merger agreement.

      In order for Merger Sub and Holdings to be obligated to consummate the merger, the following conditions, among others, which are described in more detail beginning on page 43, must be satisfied or waived:

•	our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on us;

•	we must have in all material respects performed our obligations and complied with all agreements and covenants required of us by the merger agreement;

•	there must not have occurred any event, change or effect since February 18, 2004, that has had a material adverse effect on us;

•	there must be no lawsuit or proceeding by or before any governmental entity that would prohibit or limit the ownership, operation or control of us by Holdings or Merger Sub; and

•	the holders of 5% or less of our outstanding shares of common stock have properly exercised dissenters’ appraisal rights under applicable Delaware law.

Termination of the Merger Agreement (see page 46)

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after our stockholders approve the merger agreement and the merger, by OneSource and Holdings by mutual written consent.

•	In addition, the merger agreement may be terminated by Holdings or OneSource if any competent authority prohibits the merger, or a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the merger, and the party seeking termination is not otherwise in breach of the merger agreement. Holdings or OneSource may also terminate the merger agreement if the merger has not been consummated by June 30, 2004 (and the delay is not a result of a breach by the party seeking such termination) or the merger agreement and the merger are not approved by the holders of a majority of our common stock at the special meeting (including any adjournment or postponement thereof).

•	We may terminate the merger agreement if Holdings materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement, and such breach will result in their failure to satisfy the closing conditions relating to representations, warranties, covenants and other agreements or would result in a material adverse effect on our ability to consummate the merger, and such breach is not cured within 30 days after receipt of notice thereof. We may also terminate the merger agreement prior to the approval of the merger and merger agreement by our stockholders, if we have complied with our obligations under the merger agreement and we have received a competing proposal and pay a termination fee.

•	Holdings may terminate the merger agreement if a material adverse effect on OneSource has occurred which cannot reasonably be expected to be cured by June 30, 2004. Holdings may also terminate the merger agreement if we breach in any material respect any of our representations, warranties, covenants or other agreements set forth in the merger agreement, and such breach will result in our failure to satisfy the closing conditions placed on us relating to representations, warranties, covenants and other agreements and such breach is not cured within 30 days after receipt of notice thereof. Further, Holdings may also terminate the merger agreement if our board of directors or the special committee withdraws, modifies or changes in a manner adverse to Merger Sub and Holdings its approval and favorable recommendation of the merger and the merger agreement, or approves or recommends a competing transaction to our stockholders.

Our Ability to Accept a Superior Proposal; Termination Fees (see pages 45-48)

      We have agreed not to encourage, solicit, discuss or negotiate with anyone other than Holdings and Merger Sub regarding a merger or sale of OneSource, unless, prior to the approval of the merger by our stockholders, we receive an unsolicited acquisition proposal that constitutes a proposal superior to the merger, our board of directors or the special committee determines that it may constitute a breach of its fiduciary obligations under applicable law not to pursue such other proposal and such proposal is not subject to any financing contingencies. Please see the section below entitled “The Merger Agreement — No Solicitation” on page 45.

      If, prior to the approval of the merger by our stockholders, we terminate the merger agreement after receipt of a superior acquisition proposal, we are required to pay Holdings a termination fee of $3,000,000 plus up to $1,000,000 of fees and expenses. If Holdings terminates the merger agreement as a result of a material breach of our covenants regarding non-solicitation or because of a change in or withdrawal of the recommendation of the special committee or board of directors, we will be required to pay a termination fee of $3,000,000 plus up to $1,000,000 of fees and expenses. In addition, if Holdings terminates the merger agreement because the requisite stockholder vote is not obtained at the special meeting or the merger is not consummated by June 30, 2004, and a proposal (or intention to make a proposal) for a competing transaction is made known to OneSource or has been publicly announced, we will be required to pay a termination fee of $3,000,000 plus up to $1,000,000 of fees and expenses if we enter into a definitive agreement for or consummate a competing transaction within twelve months. The termination fee is intended to compensate Holdings for its loss of opportunities while pursuing an acquisition of us, and for its efforts and expenses incurred to structure the merger. Please see the sections below entitled “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees” on pages 46 and 47, respectively.

Appraisal Rights (see page 40)

      OneSource stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of OneSource common stock determined in accordance with Delaware law. The fair value of shares of OneSource common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting OneSource stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to properly exercise appraisal rights, or those rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached hereto as Annex 3. We encourage stockholders to read these provisions carefully and in their entirety. Please see the section below entitled “The Special Meeting — Appraisal Rights” on page 40.

Material United States Federal Income Tax Consequences of the Merger (see page 51)

      The receipt of cash by OneSource stockholders in the merger will be a taxable transaction for federal income tax purposes. The federal income tax consequences of the merger are more fully described in the section below entitled “The Merger Agreement — Material United States Federal Income Tax Consequences of the Merger” on page 51. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Regulatory Matters (see page 69)

      United States antitrust laws prohibit OneSource and ValueAct Capital and its affiliates from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. OneSource and ValueAct Capital each filed the requested notification and report forms with the Antitrust Division and the Federal Trade Commission on February 25, 2004. The waiting period expired on March 26, 2004.

Accounting Treatment (see page 51)

      The merger will be accounted for as a purchase.

Expenses (see page 52)

      Each of OneSource, Holdings and Merger Sub will bear all expenses it incurs in connection with the merger; provided, however, that ValueAct Capital paid the filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement before voting on the proposed merger and the merger agreement. Each question in this section includes a page reference or references directing you to a more complete description of the relevant information.

Q:	What is the location, date and time of the special meeting? (see page 38)

A:	The special meeting will be held at 10:00 a.m. Eastern time on [ ], 2004 at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts. If the special meeting is postponed for any reason, we will give you notice of the new date, time and place of the meeting.

Q:	What am I being asked to vote upon? (see page 38)

A:	You are being asked to vote to approve and adopt the merger agreement by and among us, OS Merger Sub, Inc. and VAC-OS Holdings LLC, and the merger of Merger Sub with and into us, with us as the surviving corporation. Following the proposed merger of Merger Sub with and into us, Merger Sub will cease to exist, and we will become a privately-held corporation and a wholly-owned subsidiary of Holdings.

Q:	What will I receive in the merger? (see page 42)

A:	As a result of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by stockholders that have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $8.40 in cash. Immediately prior to the effective time of the merger, all outstanding stock options for shares of our common stock (whether or not vested) will be terminated and cancelled in exchange for the right to receive for each share subject to the option the excess, if any, of $8.40 over the exercise price of the option. Payments of merger consideration will be made without interest and less any applicable withholding taxes. Treasury shares and all shares otherwise held by OneSource or its subsidiaries, Holdings and Merger Sub will be cancelled and will not be entitled to any merger consideration. ValueAct Capital has indicated that shares held by it and its affiliates will be transferred to Holdings prior to the effective time of the merger. After the merger, OneSource will cease to be a publicly traded company and will become a wholly-owned subsidiary of Holdings. On February 17, 2004, the trading day immediately prior to the execution of the merger agreement, the closing price of our common stock on the Nasdaq National Market was $7.60 per share. The per share merger consideration represents a premium of approximately 10.5% to this closing price.

Q:	Why is the board of directors recommending that I vote for the merger agreement? (see page 18)

A:	In the opinion of the board of directors (other than Peter H. Kamin who recused himself from the vote to approve the merger agreement and the merger), after careful consideration and based upon the recommendation of the special committee, the terms and provisions of the merger and the merger agreement are fair to and in the best interest of our company and our stockholders, including stockholders not affiliated with our company (other than ValueAct Capital and its affiliates).

Q:	Why was the special committee formed? (see pages 12 and 18)

A:	ValueAct Capital Partners, L.P. and its affiliates own approximately 32% of OneSource (as of their most recent filing with the Securities and Exchange Commission). Peter H. Kamin is a founding partner of ValueAct Capital and also a member of our board of directors. On October 1, 2003, ValueAct Capital sent an unsolicited letter to Martin F. Kahn, chairman of the board of directors of OneSource, expressing an interest in acquiring all of the outstanding shares of common stock of

OneSource not already owned by ValueAct Capital and its affiliates. The letter also stated that ValueAct Capital would require no more than 45 days to conduct confirmatory due diligence and that it did not expect to require any third party financing to complete a going private transaction with OneSource. As a result of its ownership and Mr. Kamin’s membership on our board of directors, ValueAct Capital and its affiliates have a conflict of interest with respect to a transaction between OneSource and ValueAct Capital and its affiliates, including recommending approval and adoption of the merger agreement and the merger.

Because of these conflicts, the board of directors formed the special committee to evaluate strategic options for OneSource, including evaluation of the letter from ValueAct Capital and any other proposals or indications of interest in acquiring us submitted by third parties, and to negotiate any agreements. At the time of formation of the special committee, none of Mr. Kahn, Henry Ancona, Carl P. Fisher or Robert J. Massie, members of our board of directors and the members of the special committee, were affiliated with ValueAct Capital or OneSource (other than as members of our board of directors and stockholders of OneSource). After the resignation of Daniel J. Schimmel as chief executive officer and a director of OneSource effective February 5, 2004, Mr. Kahn became executive chairman and chief executive officer on an interim basis.

Q:	What steps did the board of directors and the special committee take to determine that the price per share I will receive in the proposed merger is fair to me? (see pages 12, 18 and 23)

A:	The board of directors formed the special committee to evaluate strategic options for OneSource, including evaluation of the letter from ValueAct Capital and any other proposals or indications of interest in acquiring us submitted by third parties, and to negotiate any agreements, including the terms of the merger agreement with ValueAct Capital and its affiliates. The special committee retained legal and financial advisors to assist it in the evaluation and negotiation of the merger agreement and the merger, and received a written opinion from Morgan Stanley & Co. Incorporated. In its evaluation of the merger, the special committee considered, among other things, the results of its discussions with third parties, including an offer from a third-party of $8.35 per share, and the opinion of Morgan Stanley that as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the $8.40 per share cash merger consideration that each stockholder (other than Holdings and Merger Sub and their affiliates) will have the right to receive in the merger is fair, from a financial point of view, to such stockholder.

Q:	What are the tax consequences of the merger to me? (see page 51)

A:	The receipt of the cash merger consideration by you will be a taxable transaction for U.S. federal income tax purposes. To review the possible tax consequences in greater detail, see “The Merger Agreement — Material United States Federal Income Tax Consequences of the Merger.” You should also consult your tax advisor as to your particular circumstances and the specific tax effects of the merger to you.

Q:	What vote is required to approve and adopt the merger agreement and the merger? (see page 38)

A:	Pursuant to applicable Delaware law, the holders of a majority of all outstanding shares of our common stock entitled to vote thereon must vote to approve and adopt the merger agreement and the merger.

Q:	Who can vote on the merger? (see page 38)

A:	Stockholders of record as of the close of business on [ ], 2004, are entitled to notice of, and to vote at, the special meeting to approve and adopt the merger agreement and the merger. Each stockholder has one vote for each share of common stock owned by such stockholder at the close of business on [ ], 2004.

Q:	What do I need to do now? (see page 38)

A:	We urge you to read this proxy statement, including its annexes, carefully and in its entirety.

Please then mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. You can also vote your shares in person at the special meeting.

If your shares are held in “street name,” which means that your shares are held in the name of a broker or other financial institution instead of in your own name, your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.

Q:	May I change my vote? (see page 39)

A:	Yes, your vote can be changed at any time before the proxy is voted at the special meeting. This can be done by sending in a written revocation of your proxy to our corporate secretary at our principal address, sending in a signed proxy card dated with a date later than your originally signed proxy card to the address on the proxy card before the special meeting, or attending the special meeting and voting your shares in person.

If you are not the record holder of your shares (for example if you own your shares in “street name”), you must follow the procedures required by the holder of record, usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record for more information on these procedures.

Q:	Am I entitled to appraisal rights? (see page 40)

A:	Yes. You will be entitled to statutory appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger. A copy of this statutory provision is included as Annex 3 to this proxy statement. Dissenters’ rights of appraisal allow stockholders to dissent from the merger and receive a fair cash payment for their shares (as determined in accordance with the Delaware law). Certain procedural steps, including delivering to us a written demand for appraisal of their shares prior to the vote on the merger and not voting in favor of the merger, must be followed by stockholders wishing to properly perfect and exercise their dissenters’ rights under Delaware law. Failure to comply with those procedures will result in the forfeiture of dissenters’ rights. Please see the section below entitled “The Special Meeting — Appraisal Rights” for a more detailed description of your appraisal rights.

Q:	Should I send my stock certificates now? (see page 39)

A:	No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates for cash.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved and adopted by the stockholders and the other conditions to the merger are satisfied, we hope to complete the merger on the day following the special meeting, but there can be no assurance that we will be able to do so.

Q:	What other matters will be voted on at the special meeting? (see page 38)

A:	We do not expect a vote to be taken on any other matters at the special meeting.

Q:	Who can help answer my questions? (see page 71)

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy, you should contact our Corporate Secretary, Roy D. Landon, at the following address and phone number:

OneSource Information Services, Inc.
300 Baker Avenue
Concord, MA 01742
Telephone: (978) 318-4300

SPECIAL FACTORS

      The following discussion summarizes the material terms of the merger and the merger agreement. Stockholders should read carefully the merger agreement in its entirety, which is attached as Annex 1 to this proxy statement.

Background to the Merger

      To maximize shareholder value, management and the board of directors have regularly considered a variety of business strategies including organic growth, strategic alliances, acquisitions, and also a possible sale of OneSource.

      In November 2002, ValueAct Capital and its affiliates purchased 3.5 million shares of OneSource common stock in a private transaction from Information Partners Capital Fund and William Blair Venture Partners. In connection with ValueAct Capital’s acquisition of OneSource stock, OneSource appointed Peter H. Kamin, a founding partner of ValueAct Capital, to OneSource’s board of directors, granted Todd Bourell, a partner at ValueAct Capital, the right to observe the meetings of the board of directors, and entered into a registration rights agreement with ValueAct Capital and its affiliates.

      In April 2003, Mr. Kamin approached Martin Kahn, OneSource’s Chairman, and Daniel J. Schimmel, then OneSource’s President and Chief Executive Officer, to discuss the possibility of these individuals participating in a management buy-out of OneSource. These discussions continued into May and June of 2003 during which time Messrs. Kahn and Schimmel reviewed these matters with Roy Landon, Chief Financial Officer of OneSource, in order to assist them in considering various deal structures, valuation analyses and other terms. During a meeting in mid-June 2003 among Messrs. Kahn, Schimmel and Landon and representatives of ValueAct Capital, and after considering the various deal structures and other terms discussed at that meeting, it was determined by the parties not to pursue the management buy-out that had been discussed. No further discussions regarding the proposed buy-out subsequently occurred among ValueAct Capital and Messrs. Kahn and Schimmel.

      In June 2003, representatives of ValueAct Capital discussed a possible dutch auction issuer self-tender with Messrs. Kahn, Schimmel and Landon. The possibility of OneSource undertaking a dutch auction issuer self-tender was discussed and reviewed by the board of directors in June and July 2003. In July 2003, the board of directors determined not to pursue a dutch auction issuer self-tender and expanded OneSource’s stock buyback program.

      On October 1, 2003, Mr. Kamin telephoned Mr. Kahn to inform him that a letter was being sent to his attention. Mr. Kahn then received an unsolicited letter, dated October 1, 2003, from ValueAct Capital expressing its interest in acquiring all of the outstanding shares of OneSource not already owned by ValueAct Capital at a cash price of $9.50 per share. ValueAct Capital filed the letter with an amended Schedule 13D on October 3, 2003. At a meeting of the OneSource board of directors on October 2, 2003, a representative of Testa, Hurwitz & Thibeault, LLP, counsel to OneSource, reviewed with the directors their fiduciary duties in evaluating the unsolicited expression of interest, which included a review of their fiduciary duties in light of the fact that the expression of interest was from a significant stockholder of OneSource with a representative on the board of directors. At that meeting, Messrs. Schimmel and Kahn said that they had been approached several months earlier by Mr. Kamin who proposed that OneSource be taken private in a management buy-out. The board of directors then discussed the unsolicited expression of interest from ValueAct Capital and formed a special committee of disinterested directors to evaluate OneSource’s strategic options. The special committee subsequently engaged Morgan Stanley & Co. Incorporated and Portico Capital Securities LLC as financial advisors and Testa Hurwitz as legal advisor to assist it in this review. In order to implement the review of strategic options, the special committee directed management and the financial advisors to commence a formal process to identify parties that might be interested in a transaction with OneSource and to solicit proposals from these parties. On October 5, 2003, the special committee recommended, and the board of directors adopted, a shareholders rights plan designed to enhance the board’s ability to provide for fair and equal treatment for all OneSource stockholders. On October 6, 2003, Mr. Kamin telephoned Mr. Kahn to inform him that a letter was being sent to his attention. Mr. Kahn then received a letter dated October 6, 2003, from ValueAct Capital expressing its disappointment with OneSource’s adoption of a shareholder rights plan and urging OneSource not to adopt change of control agreements for management. ValueAct Capital filed the letter with an amended Schedule 13D on October 7, 2003.

      During October and November 2003, the special committee worked with Morgan Stanley and Portico Capital and the management of OneSource to evaluate OneSource’s strategic options. The strategic options considered included remaining an independent public company, potential management changes, recapitalizations, restructurings and being acquired. On October 8, 2003, the special committee met with representatives of Morgan Stanley, Portico Capital and Testa Hurwitz to review OneSource’s performance and strategic options and to identify potential buyers to be contacted. At this meeting, the special committee worked with its advisors to identify the companies in the general and business news, information services and sales support and effectiveness markets to ensure that companies that might be interested in a transaction with OneSource were contacted. After this review and discussion, the special committee instructed Morgan Stanley and Portico Capital to contact 42 potential financial buyers, 24 potential strategic buyers and ValueAct Capital. OneSource then negotiated and executed confidentiality agreements with ValueAct Capital and the 24 parties that expressed an interest in a possible transaction involving OneSource. Morgan Stanley and Portico Capital provided information packages regarding OneSource to each of the 24 parties and ValueAct Capital. Four of the 24 parties that executed confidentiality agreements with OneSource and received information packages submitted preliminary indications of interest, in addition to ValueAct Capital’s earlier indication of interest, and met with OneSource for management presentations and due diligence sessions. The remaining 20 parties declined to proceed. During this period, at the direction of the special committee, Morgan Stanley and Portico Capital also worked with OneSource management to prepare a management presentation that included a review of OneSource’s business, operations, strategy and prospects for potential buyers and to create an online data room for due diligence. On November 14, 2003, the special committee met with OneSource management to review and comment on this presentation.

      On November 7, 2003, Portico Capital received a preliminary indication of interest from the chief executive officer of a publicly-traded provider of sales and marketing support services (Party A). On November 13, 2003, representatives of Morgan Stanley received preliminary indications of interest from a partner of a private equity firm (Party B) and a principal of another private equity firm (Party C). Morgan Stanley also received a preliminary indication of interest from a senior vice president of a publicly-traded online information service provider (Party D). On December 1, 2003, Messrs. Kahn, Schimmel and Landon and Yvonne Cekel, Senior Vice President, Marketing and Business Development of OneSource, made the management presentation to two partners and other representatives of Party B at the offices of Testa Hurwitz. On December 4 and 5, 2003, the same team from OneSource made the management presentation to a partner and other representatives of Party C and the chief executive officer, five executive officers and other representatives of Party D, respectively, at the offices of Testa Hurwitz. On December 8, 2003, Messrs. Schimmel and Landon and Ms. Cekel made the management presentation to three partners of ValueAct Capital at the offices of Testa Hurwitz. Representatives of Morgan Stanley attended these presentations. On December 16, 2003, Messrs. Schimmel and Landon and Ms. Cekel also made the management presentation to the chief executive officer, chief financial officer and other representatives of Party A at the offices of Testa Hurwitz. Representatives of Portico Capital attended this presentation.

      On December 12, 2003, representatives of Party D conducted due diligence at OneSource and met with Messrs. Schimmel and Landon, as well as Glen Bunnell, Director of Financial Planning and Analysis, Mary McCabe, Senior Vice President, Product Development, William Schumacher, Senior Vice President of Content Development and David DeSimone, Chief Technology Officer of OneSource. On December 15, 2003, additional representatives of Party D met with these individuals at OneSource. On December 23, 2003, representatives of Value Act Capital conducted due diligence at OneSource and met with Messrs. Schimmel, Landon and Schumacher, Ms. McCabe and Philip Garlick, Senior Vice President of Global Sales, Service & Solutions of OneSource.

      During November and December 2003, the special committee received periodic telephonic updates on the status of the discussions with potential buyers. On December 7, 2003, the special committee met with the advisors to review the draft agreement to be provided to potential buyers.

      On December 18, 2003, at the direction of the special committee, Morgan Stanley and Portico Capital provided a draft agreement to ValueAct Capital and Parties A, B, C and D and requested that a final proposal for the acquisition of OneSource and a mark up of the draft agreement be submitted by January 15, 2004. On December 26, 2003, Morgan Stanley was contacted by Credit Suisse First Boston and CSFB indicated they were working with a publicly-traded provider of business information (Party E) to evaluate OneSource. On January 6, 2004, CSFB informed Morgan Stanley that Party E declined to continue with the evaluation and discussion of any potential transaction.

      On January 6, 2004, Party B also informed Morgan Stanley that it declined to continue discussions regarding a potential transaction. Party A informed Portico Capital that it declined to continue on January 7, 2004.

      On January 10, 2004, OneSource announced that it would issue an earnings release with its 2003 fiscal year financial results on February 5, 2004.

      On January 12, 2004, Mr. Kamin telephoned Mr. Kahn to inform him that a letter was being sent to his attention. Mr. Kahn then received a letter dated January 12, 2004, from ValueAct Capital stating that the indication of interest in its October 1 letter had become stale and that it would be unable to refresh the level of its interest until after OneSource announced its fourth quarter and year-end 2003 financial results. ValueAct Capital filed the letter with an amended Schedule 13D on January 13, 2004. OneSource made comparative preliminary balance sheets, income statements and statements of cash flows for 2002 and 2003 available in the data room on January 14, 2004, and faxed a copy to Mr. Kamin that same day. Representatives of Morgan Stanley contacted ValueAct Capital and Parties A, B, C and D to indicate that the financial information was available in the data room and to extend the requested date for the submission of offers to January 20, 2004. On January 16, 2004, Party C conducted due diligence at OneSource and met with Messrs. Schimmel, Landon, Garlick, Schumacher and DeSimone, Ms. McCabe and Ms. Cekel. Also on January 16, 2004, Mr. Kamin and George F. Hamel, Jr., a founding partner of ValueAct Capital, in a conversation with Mr. Kahn, communicated that ValueAct Capital would be unable to refresh its level of interest or bid based on the financial information provided in the fax to Mr. Kamin.

      On January 20, 2004, no firm offers had been received from any party. On that date the special committee met in Cambridge, Massachusetts, with representatives of Morgan Stanley, Portico Capital and Testa Hurwitz to discuss the status of the review of strategic options and discussions with third parties. In particular, the special committee discussed ValueAct Capital’s failure to refresh its interest and the absence of any firm offers from any other parties. The special committee discussed with Morgan Stanley and Portico Capital the strategic, operational and financial issues that the potential buyers raised during the diligence process and the stated inability of the potential buyers to resolve those questions with OneSource management to their satisfaction. Based on its review to date of OneSource’s strategic options and the results of the discussions with potential buyers, the special committee also discussed the possibility of announcing a search for a new chief executive officer. At this meeting, Morgan Stanley presented a preliminary valuation analysis and discussed the assumptions used in that analysis. On January 20, 2004, the special committee again conducted an extensive review of OneSource’s business plans, potential values, and the risks involved in seeking to achieve those values.

      Based on the results of its review of strategic options and the failure to receive any firm offers, on February 3, 2004, the special committee determined at a meeting in Cambridge to conclude its active review of strategic options and commence a national search for a new chief executive officer. These matters were also discussed at a meeting of the full board of directors on February 4, 2004. On February 5, 2004, the conclusion of the active review of strategic options and the acceptance of Mr. Schimmel’s resignation as an officer and director were included in the earnings release issued by

OneSource. The earnings release included comparative balance sheets, income statements and statements of cash flows for 2002 and 2003.

      On February 6, 2004, Mr. Kamin telephoned Mr. Kahn to inform him that a letter was being sent to his attention. Mr. Kahn then received a letter dated February 6, 2004, from ValueAct Capital expressing its interest in acquiring all of the outstanding shares of OneSource not already owned by ValueAct Capital at a cash price of $8.10 per share and provided a form of merger agreement. ValueAct Capital filed the letter with an amended Schedule 13D on February 9, 2004. After receiving this letter, the special committee met seven times during the period February 6, 2004 to February 10, 2004 to discuss the offer and proposed agreement. During these discussions, the special committee determined that it was not satisfied with the terms of the proposal, and directed the advisors to seek improvements in both price and terms, in particular the nonsolicitation and termination provisions contained in the draft agreement. During this period, a representative of Morgan Stanley contacted Mr. Hamel to discuss the offer and the nonsolicitation and termination provisions of the proposed agreement.

      On February 7, 2004, Morgan Stanley, Portico Capital, Mr. Kahn and Carl Fisher, a member of the OneSource board of directors and the special committee, contacted CSFB and Parties A, B, C and D seeking competing offers for OneSource. During these discussions Morgan Stanley, Portico Capital and Messrs. Kahn and Fisher emphasized the need for a timely response. On February 9, 2004, the chief executive officer of Party A expressed interest in proceeding with due diligence and potentially making an offer. On February 9, 2004, counsel to Party C contacted Testa Hurwitz to talk about potential structures for a transaction. Party C conducted a due diligence session in New York with Messrs. Kahn and Landon and Ms. Cekel on February 13, 2004 and declined to submit an offer. Party D sent a letter on February 12, 2004 to Morgan Stanley expressing interest and requesting the opportunity to conduct additional due diligence in parallel with negotiating an acquisition agreement. A due diligence session was scheduled for February 17, 2004 at OneSource. Party D did not, however, provide a draft agreement. As a result, and based upon the status and progress of negotiations with Party A and ValueAct Capital, on February 16, 2004, the due diligence session with Party D was postponed.

      The special committee met fifteen times during the period from February 10, 2004 to February 17, 2004 to discuss the status and progress of the negotiations with ValueAct Capital and Party A and related matters. These discussions focused on price and terms relating to OneSource’s ability to entertain superior proposals, timing issues and closing certainty.

      On February 10, 2004, Testa Hurwitz provided a mark up of the agreement to Dechert LLP, counsel to ValueAct Capital. During the period from February 13, 2004 through February 17, 2004, a representative of Morgan Stanley continued to discuss price and other terms of the offer from ValueAct Capital with Mr. Hamel. Testa Hurwitz and Dechert also continued to negotiate the terms of the agreement during this period, in particular the closing conditions and termination provisions. On February 16, 2004, Dechert provided a revised agreement that contained a number of revisions responsive to requests made by OneSource’s legal advisors. After several discussions between a representative of Morgan Stanley and Mr. Hamel, on February 14, 2004, ValueAct Capital agreed to increase its offer to $8.16 per share and after further discussions, on February 15, 2004, ValueAct Capital agreed to increase its offer to $8.25 per share if a deal was executed by February 17, 2004, the termination fee was increased and closing conditions acceptable to ValueAct Capital were included in the agreement.

      The chief executive officer, chief financial officer and other representatives of Party A conducted due diligence at OneSource on February 11, 12 and 13, and met with Messrs. Kahn, Landon, Bunnell, Garlick, Schumacher and DeSimone, Ms. McCabe and Ms. Cekel. On February 15, 2004, Mr. Kahn and the chief executive officer, chief financial officer and other representatives of Party A discussed the structure and terms of a proposed agreement with Robins Kaplan Miller & Ciresi LLP, counsel to Party A, and Testa Hurwitz. On February 16, 2004, the chief executive officer of Party A contacted Mr. Kahn with an offer of $8.35 per share and to discuss issues related to the financing required by Party A. On February 16, 2004, Robins Kaplan provided a draft agreement and

Testa Hurwitz provided a response with input from the special committee, Morgan Stanley and Portico Capital. Robins Kaplan and Testa Hurwitz continued to negotiate the terms of the agreement, including the termination provisions and closing conditions.

      On February 16, 2004, Testa Hurwitz distributed to the special committee a summary of the directors’ fiduciary duties to the OneSource stockholders, including fiduciary duties with respect to proposed cash-out business combination transactions, and a summary of the proposed agreements with ValueAct Capital and Party A. Later that night, Morgan Stanley delivered to the special committee preliminary draft materials. Thereafter, Morgan Stanley reviewed with the special committee its preliminary materials and discussed valuation issues. Testa Hurwitz updated the special committee on the status of the negotiation of the agreements. At a meeting on February 17, 2004, Testa Hurwitz reviewed with the members of the special committee their fiduciary duties in considering the proposed transactions. On February 17, 2004, Party A provided a copy of the commitment letter from its bank for the financing of its proposed transaction and representatives of Morgan Stanley and Portico Capital discussed the conditions contained in the letter with the chief financial officer of Party A to assess the probability such conditions would be met and reviewed these discussions with the special committee later that night.

      On February 17, 2004, after a meeting of the special committee where both offers were discussed, a representative of Morgan Stanley contacted Mr. Hamel and informed him that OneSource had received an $8.35 offer from another party. Several hours later Mr. Hamel contacted a representative of Morgan Stanley to offer $8.40 per share and to inform Morgan Stanley that ValueAct Capital was not prepared to continue in the process beyond this offer. At another meeting later on February 17, 2004, the special committee met with representatives of Morgan Stanley, Portico Capital and Testa Hurwitz to discuss the offers and the terms of the agreements. Based on these discussions the special committee determined to contact each of the two parties in an effort to ensure that each party had made its best and final offer and instructed Morgan Stanley to contact Mr. Hamel and the chief executive officer of Party A to request their “best and final” offer. ValueAct Capital confirmed its $8.40 per share offer. Party A withdrew its $8.35 offer and declined to proceed.

      The special committee held a telephonic meeting on February 18, 2004, with representatives of Morgan Stanley, Portico Capital and Testa Hurwitz to discuss the agreement with ValueAct Capital. During this meeting Morgan Stanley delivered its oral opinion to the special committee, subsequently confirmed in writing, that as of February 18, 2004, and subject to the various assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of OneSource common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The special committee then resolved that the consideration to be received in the merger was fair to the stockholders of OneSource, and declared the advisability of the merger agreement and the merger and resolved to recommend that the board of directors approve the merger agreement and the merger.

      The OneSource board of directors then held a telephonic meeting on February 18, 2004, with all members participating. Also participating were representatives of Testa Hurwitz. A representative of Testa Hurwitz noted the conflict of interest with respect to the proposed transaction arising out of Mr. Kamin’s position at ValueAct Capital and Mr. Kamin recused himself from the voting. The board of directors then adopted the determinations of the special committee and, based on the recommendation of the special committee, declared the advisability of the merger agreement and the merger and recommended approval and adoption of the merger agreement and the merger by the stockholders of OneSource.

      The merger agreement was then signed and publicly announced that morning.

Identity and Background of Participants in the Merger

OneSource Information Services, Inc.

      OneSource provides business information solutions, delivering company, executive, and industry intelligence that allows business professionals to be more effective and productive in completing their critical daily tasks. OneSource products and services support a company’s vital business processes including serving their customers, finding and leveraging new opportunities, and managing suppliers and partners.

      OneSource was incorporated in Delaware on September 3, 1993. OneSource’s executive offices are located at 300 Baker Avenue, Concord, Massachusetts 01742, and its telephone number is (978) 318-4300. Additional information regarding OneSource is contained in OneSource’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 71.

      During the past five years, neither OneSource nor any of its directors or executive officers has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining us from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. In addition, during the past five years, neither OneSource nor any of its directors or executive officers has been convicted in a criminal proceeding. Further information on OneSource’s officers and directors is contained in this proxy statement under the heading “Occupations of Directors and Executive Officers” on page 62.

      Under a potential interpretation of the rules governing “going private” transactions, we may be the subject company of a “going private” transaction with an affiliate or affiliates as a result of the facts and circumstances surrounding the merger. Under a potential interpretation of the rules governing “going private” transactions, ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd., VA Partners, LLC, VAC-OS Holdings LLC, OS Merger Sub, Inc., George F. Hamel, Jr., Jeffrey W. Ubben and Peter H. Kamin may be deemed affiliates of OneSource. Therefore, each of them has been included as a filing person on the Schedule 13E-3 filed in connection with the merger. Information with respect to ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd., VA Partners, LLC, VAC-OS Holdings LLC, OS Merger Sub, Inc., George F. Hamel, Jr., Jeffrey W. Ubben and Peter H. Kamin as well as their controlling persons, directors and executive officers, if applicable, is set forth below.

ValueAct Capital and its Affiliates

      ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P. are each Delaware limited partnerships, the principal business of which is investing in securities. ValueAct Capital International, Ltd. is a company organized in the British Virgin Islands. The principal business of ValueAct Capital International, Ltd. is investing in securities. Each of these entities has a principal business address of One Maritime Plaza, Suite 1400, San Francisco, California 94111.

      VA Partners, LLC is a Delaware limited liability company, the principal business of which is to render investment management services to ValueAct Capital International, Ltd. and to serve as the General Partner of ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P. VA Partners, LLC has a principal business address of One Maritime Plaza, Suite 1400, San Francisco, California 94111.

      Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin are each managing members, principal owners and controlling persons of VA Partners, LLC and directors and principal executive officers of ValueAct Capital International, Ltd., and such activities constitute their principal occupations. Such individuals are sometimes collectively referred to herein as the “Managing Members” or individually as a “Managing Member.” Peter H. Kamin is also a member of OneSource’s board of directors. Each Managing Member is a United States citizen and has a principal business address of One Maritime Plaza, Suite 1400, San Francisco, California 94111.

      During the past five years, none of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd., VA Partners, LLC or Messrs. Hamel, Ubben or Kamin has been convicted in a criminal proceeding. In addition, during the past five years, none of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd., VA Partners, LLC or Messrs. Hamel, Ubben or Kamin has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining any of them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

VAC-OS Holdings LLC

      VAC-OS Holdings LLC is a privately-held Delaware limited liability company formed on February 17, 2004. Holdings is a subsidiary of ValueAct Capital Partners, L.P. and its affiliates and was formed solely for the purpose of facilitating the merger. Holdings has not engaged in any business except in furtherance of the merger. The address of Holdings’ business office is One Maritime Plaza, Suite 1400, San Francisco, California 94111 and its telephone number is (415) 362-3700.

      Since its date of formation, Holdings has not been convicted in a criminal proceeding. In addition, since its date of incorporation, Holdings has not been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining Holdings from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

OS Merger Sub, Inc.

      OS Merger Sub, Inc. is a privately-held Delaware corporation incorporated on February 17, 2004. Merger Sub is a wholly-owned subsidiary of VAC-OS Holdings LLC and was formed solely for the purpose of merging with and into OneSource, at which time the separate corporate existence of Merger Sub will cease and OneSource will continue in existence as the surviving corporation. Merger Sub has not engaged in any business except in furtherance of the merger. The address of Merger Sub’s business office is One Maritime Plaza, Suite 1400, San Francisco, California 94111 and its telephone number is (415) 362-3700.

      Since its date of incorporation, Merger Sub has not been convicted in a criminal proceeding. In addition, since its date of incorporation, Merger Sub has not been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining Merger Sub from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger

      The primary reason of the special committee and our board of directors for engaging in the merger is to enable our stockholders (other than ValueAct Capital and its affiliates) to receive a premium to the market price of our common stock prior to the announcement of the merger. The special committee believes that, given the extensive market canvas undertaken by the special committee and its advisors and the lack of any firm offers at higher valuations, the $8.40 per share merger consideration is likely to be the highest price reasonably attainable for our stockholders in a merger or other acquisition transaction.

      In arriving at its determination to approve and recommend the merger, the special committee consulted with legal and financial advisors and considered a number of factors, including the results of the recent evaluation of strategic options and the opportunity the merger would provide to secure a premium for stockholders over recent market prices of OneSource common stock. In determining their recommendations for the merger and in evaluating the fairness and advisability of the merger agreement and the merger, the special committee considered the value to be received by our stockholders under the merger agreement and our current position as a whole, including our current and projected financial condition, operations, technology, management and competitive position, our business operations and business plan, our potential for future growth and the current economic environment generally. Specifically, the special committee considered the following material positive factors which it viewed as supporting its recommendation as to the fairness and advisability of the merger agreement and the merger:

•	The likelihood of completing a transaction.

•	The effect of a public announcement of the transaction on OneSource’s ability to attract and retain key management, including a chief executive officer, and the progress and status of certain projects and customer accounts.

•	The belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable.

•	The business and financial prospects of OneSource as an independent company.

•	The fact that OneSource and its advisors had contact with more than 60 other parties to discuss a possible transaction during a period of over four months and that, although these parties were each afforded ample time to conduct due diligence and submit an offer, none of these parties made a firm offer superior to that of Holdings as set forth in the merger agreement.

•	The fact that the stockholders are receiving all cash, which provides certainty of value versus the receipt of stock or other consideration which may be subject to restrictions on disposition or other limitations which place uncertainty on the value of such alternative consideration.

•	Given the recent and historical market prices and recent trading activity of our common stock, including the fact that the proposed cash consideration of $8.40 per share to be received by our stockholders in the merger represents a premium of approximately 10.5% to $7.60, the closing price of our common stock on February 17, 2004, the last trading day prior to the signing of the merger agreement and the public announcement of the execution of the merger agreement, the special committee believes the merger consideration is fair in relation to our historical and recent market prices.

•	The analyses of Morgan Stanley and in particular the opinion of Morgan Stanley that, as of February 18, 2004, and based upon the factors and subject to the assumptions, qualifications and limitations set forth in its opinion, the $8.40 per share in cash to be received by the holders of our common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of Morgan Stanley, dated February 18, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on review undertaken in connection with the opinion, is attached as Annex 2 to this proxy statement and is incorporated herein by reference. Our stockholders should read the opinion carefully and in its entirety.

•	The fact that the special committee had negotiated an alternative transaction at a price of $8.35 per share which allowed the special committee an alternative baseline with which to compare the terms and value offered to our stockholders in the merger proposal. See “Special Factors — Background to the Merger” above for a more complete description of this alternative transaction.

•	The conclusion of the special committee, based on negotiations with ValueAct Capital and the other information available to it, that $8.40 per share represents the highest price that ValueAct Capital is willing to pay and, in light of the lack of competing proposals at higher valuations and the uncertainty surrounding the willingness of ValueAct Capital and its affiliates to participate in a competing transaction, is likely to be the highest price reasonably attainable for our stockholders.

•	The fact that the stockholders who do not support the merger have the ability to obtain “fair value” for their shares if they properly perfect and exercise their appraisal rights in accordance with the applicable provisions of Delaware law.

•	The fact that there were no financing contingencies contained in the offer by ValueAct Capital with respect to the merger, or with respect to Holdings’ or Merger Sub’s obligations contained in the merger agreement. The special committee believes the lack of a financing contingency significantly decreased the level of risk that the transaction would not close as a result of the failure by ValueAct Capital, Holdings and Merger Sub to have the resources to fund the merger.

•	The uncertainties the special committee perceived in our ability to achieve and to execute our long-term business plans and objectives of growth and scalability within the business information sector, including, without limitation, the uncertainties caused by the stated desire of ValueAct Capital and its affiliates, which collectively own a significant equity position in OneSource, for OneSource to become a private company. The special committee believes these objectives would be subject to significant risks and uncertainties given our stock price and the economic, competitive and market conditions affecting us, our customers and our industry as a whole. Accordingly, the premium available to our stockholders in connection with the merger presented more certainty of value to our stockholders in the view of our special committee than our continuing as a public company in the face of such risks and uncertainties.

•	The historically volatile nature of our common stock. The special committee determined that, while it was possible that at some time in the future our common stock would trade in excess of the price offered in the merger, that prospect was uncertain. The special committee also considered that, even if the trading price for our common stock were to rise above the level provided in the merger for a period of time, not all stockholders would be able to sell shares at such price, whereas the merger would provide liquidity for all of our stockholders. Accordingly, the special committee determined that the certainty of capturing enhanced value through the merger could be of significant benefit to our stockholders as compared to the mere possibility that at some undetermined future date the common stock might trade at a comparable or higher level.

•	The fact that the merger agreement and the merger were the result of extensive negotiation between ValueAct Capital and its legal counsel, on the one hand, and us through the special committee, its financial advisors and legal counsel on the other hand. The special committee also considered the fact that the negotiations between Party A and us through our special committee, and its and our advisors, had resulted in an increase in the merger consideration to be paid by ValueAct Capital and other improved terms for us from ValueAct Capital’s initial proposal.

•	The fact that the special committee believes the terms and conditions of the merger agreement to be, as a whole, fair and reasonable for a transaction of this size and nature, including, in particular, the ability to provide non-public information concerning us to any third party who makes an unsolicited proposal meeting certain criteria, and to engage in discussions or negotiations with any such party, if the board of directors or the special committee determines that failing to take such action may constitute a breach of its fiduciary obligations. Further, the special committee considered that the merger agreement permits us to terminate the merger agreement if we receive a superior proposal meeting certain criteria. The special committee also considered, based in part on advice and input from its advisors, that the break-up fee of $3,000,000 plus up to $1,000,000 of expenses to Holdings and Merger Sub was within the range of reasonable termination fees under the circumstances and that the events that can trigger payment of the break-up fee are reasonable. The special committee believed that the break-up fee would not, by itself or when considered together with the other deal protection devices present in this transaction, preclude potential third-party bidders and that the protections that the break-up fee included in the merger agreement encouraged ValueAct Capital and its affiliates (through Holdings and Merger Sub) to submit their best possible offer.

      The special committee also considered potentially negative factors in its deliberations concerning the merger, including:

•	Our inability to solicit other acquisition proposals under the terms of the merger agreement, and the possibility such solicitations might yield a more favorable acquisition proposal for OneSource and our stockholders. Given this limitation in our ability to solicit other acquisition proposals, there can be no certainty the merger will provide the greatest possible value to our stockholders in connection with a merger or acquisition transaction.

•	That our stockholders will not participate in our anticipated continued growth. If OneSource continues to grow and increase its profitability following the merger, our stockholders (other than ValueAct Capital and its affiliates) will not benefit from any increases in our value because they will be cashed out in connection with the merger.

•	That we would be required to pay Holdings a termination fee if the merger agreement is terminated under some circumstances, including if we terminate the merger agreement to accept a superior proposal or if we fail to obtain the required vote of our stockholders at the special meeting and enter into a competing transaction within 12 months, and that our obligation to pay the termination fee might discourage competing acquisition proposals.

•	The fact that there is the possibility that the merger may not be completed even if approved by our stockholders as a result of a breach of the agreement or the failure of a party to satisfy all applicable conditions to complete the merger. This failure to complete the merger would likely adversely impact our stock price.

•	The possible disruption to our operations following announcement of the merger, and the resulting effect of these disruptions on us if the merger does not close.

•	The risk that OneSource will not be able to pursue other potential business transactions as a result of the restrictions on the conduct of OneSource’s business that are in effect through the closing of the transaction or the termination of the merger agreement.

•	The fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes.

      In considering the fairness of the merger to the unaffiliated stockholders, the special committee considered whether the consideration offered to the unaffiliated stockholders represented fair value in relation to:

•	current and historical market prices for OneSource common stock;

•	the implied equity value of OneSource common stock relative to comparable information services companies;

•	the implied equity value of OneSource common stock relative to selected precedent transactions;

•	the implied equity value of OneSource common stock under a discounted cash flow analysis; and

•	the implied equity value of OneSource common stock under a leveraged buyout analysis.

      With respect to each of these analyses, the consideration offered to unaffiliated stockholders in the merger was within or exceeded the range indicated in the analysis. The special committee did not separately consider net book value, pre-merger going concern value or liquidation value in determining the fairness of the merger to the unaffiliated stockholders. The special committee notes that OneSource was and continues to be viable as a going concern and that liquidation was not considered a viable alternative to either OneSource continuing as an independent business or the merger or sale of the company as a going concern. Because the liquidation of OneSource was never considered as a viable alternative to the merger or sale of the company as a going concern, the special committee did not consider liquidation value a relevant factor in its determination of the fairness of the merger. The special committee did not establish a pre-merger going concern value for our common stock as a public company to determine the fairness of the merger consideration to our unaffiliated stockholders. The merger consideration of $8.40 per share for OneSource common stock exceeds the net book value of OneSource common stock.

      During its consideration of the transaction with ValueAct Capital, our special committee was also aware of the possible conflicts of interest of ValueAct Capital and its affiliates, our directors and our management, and that such persons may have interests that are in addition to, or different from, the interests of the other holders of our common stock. Please see the sections entitled “Special Factors — Background of the Merger,” “Special Factors — Identity and Background of Participants in the Merger”

and “Special Factors — Interests of Certain Persons in the Merger” for a description of these possible conflicts of interest. The special committee did not regard these facts as weighing in favor of or against the merger.

      After considering the foregoing factors, the other information available to the special committee, and after numerous meetings and discussions, the special committee concluded that the potential benefits of the merger outweighed the potential negative factors associated with the merger.

      On February 18, 2004, the special committee, after conducting a lengthy process with the assistance of its legal counsel and financial advisors, and considering the factors described above, (i) determined that the merger agreement and consummation of the merger is advisable and in the best interests of OneSource and our stockholders and is on terms fair to our stockholders (other than ValueAct Capital and its affiliates), including unaffiliated stockholders, and (ii) recommended that the board of directors approve the proposed merger agreement and the merger.

      On February 18, 2004, our board of directors (other than Mr. Kamin who recused himself from the vote), after reviewing the special committee’s recommendation, adopted the conclusions of the special committee and, based on the recommendation of the special committee, unanimously (i) approved the merger agreement and the merger, (ii) determined that the merger agreement and the merger are advisable and in the best interests of our company and our stockholders, and are fair to such stockholders (other than ValueAct Capital and its affiliates), including unaffiliated stockholders, and (iii) recommended the merger and the merger agreement be submitted to our stockholders for their adoption and approval.

      The foregoing discussion addresses the material information and factors considered by the special committee in its evaluation of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors considered in reaching its determination, the special committee did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its conclusions. In addition, each individual member of the special committee may have given different weight to different factors. The special committee viewed its conclusions as being based upon the experience and judgments of its members, in light of the totality of the information presented and considered, of the overall effect of the merger on our unaffiliated stockholders compared to any alternative transaction or remaining an independent company. The special committee did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of our unaffiliated stockholders.

      Because the special committee is comprised of members of the board of directors that are not affiliated with ValueAct Capital, and because the special committee retained legal counsel and financial advisors to assist it in assessing the fairness of the consideration to be received by our unaffiliated stockholders in the merger, the board of directors did not consider it necessary to retain an outside party to negotiate on behalf of the unaffiliated stockholders. The board of directors also concluded that the fact that the members of the special committee did not have any material interest in the transaction, except for any compensation to be provided in connection with performing their duties with respect to the transaction, different from the interests of our unaffiliated stockholders generally, permitted the special committee to represent effectively the interests of our unaffiliated stockholders.

      A vote of a majority of the company’s unaffiliated stockholders is not required to approve the merger agreement and the merger. The special committee did not believe that the approval of a majority of unaffiliated stockholders would be necessary to ensure the substantive fairness of the transaction for the same reasons the board of directors believed the special committee could effectively represent the interests of our unaffiliated stockholders, as more fully described in the immediately preceding paragraph, and because of the following reasons:

•	The special committee is comprised of disinterested members of the board of directors.

•	The special committee retained financial advisors and legal counsel to assist it in assessing the fairness of the consideration to be received by our stockholders in the merger, including stockholders not affiliated with our company, and to deliver an opinion regarding the fairness of the merger from a financial standpoint.

•	Holders of our common stock have statutory rights to seek judicial appraisal of their shares under Delaware law.

Procedural Fairness of the Merger

      The special committee also believes that the merger is procedurally fair to our stockholders other than ValueAct Capital and its affiliates based on the following:

•	The special committee, consisting solely of members of the board of directors who are not affiliated with ValueAct Capital and who have no financial interest in the proposed merger different from our stockholders generally (other than the compensation they will receive for the performance of their duties on the special committee), was given authority to, among other things, consider, negotiate and evaluate any proposed transaction, including the merger, and the terms of the merger agreement were, in fact, determined through extensive negotiations.

•	The special committee retained its own financial advisors and legal counsel who have extensive experience with transactions similar to the merger and who assisted the special committee in its evaluation of strategic options and the extensive negotiations with ValueAct Capital.

•	The $8.40 per share cash merger consideration and the other terms and conditions of the merger agreement resulted from active bargaining between the special committee, and its and our advisors, on the one hand, and ValueAct Capital and its advisors on the other hand.

•	The special committee’s financial advisors and legal counsel reported directly to the special committee and took direction exclusively from the special committee.

•	The merger agreement preserves our ability to receive and consider alternative bids.

•	We have the ability to terminate the merger agreement in the event that we receive an unsolicited superior offer from a third party.

•	The affirmative vote of a majority of our outstanding shares entitled to vote thereon is required under Delaware law to approve and adopt the merger agreement and the merger.

•	Holders of our common stock who do not vote in favor of the merger agreement and the merger will have the right to demand judicial appraisal of their shares if they take the actions necessary to properly perfect their rights.

      Our board of directors believes that the merger is procedurally fair to our stockholders other than ValueAct Capital and its affiliates despite the following factors which may be considered negative factors from a procedural perspective, but which the board of directors believes were outweighed by the procedural protections outlined above:

•	No independent representative was retained to act solely on behalf of the disinterested stockholders.

•	Approximately four months after the special committee was formed, Mr. Kahn, chairman of our board of directors and a member of the special committee, was appointed to act as executive chairman and chief executive officer of OneSource on an interim basis.

•	We have not structured the deal such that the vote of a majority of our unaffiliated stockholders is required to approve the merger and the merger agreement.

•	We did not seek an independent valuation of our business or assets.

      Notwithstanding the foregoing, given the procedural protections described above, and because the members of the special committee did not have any material interest in the transaction, except for any compensation to be provided in connection with performing their duties on the special committee, different from the interests of our unaffiliated stockholders generally, our special committee believes that the interests of our unaffiliated stockholders have been adequately protected and that the merger is procedurally fair to our stockholders other than ValueAct Capital and its affiliates, including stockholders not affiliated with us, even though no independent valuation of our business or assets was obtained and no independent representative was retained to act solely on behalf of the disinterested stockholders. Additionally, because the board of directors determined that the special committee was able to effectively represent the interests of our unaffiliated stockholders, the board of directors concluded that the approval of a majority of our unaffiliated stockholders would be unnecessary to ensure the procedural fairness of the transaction.

      In view of the variety of factors considered in reaching its determination, our board of directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its belief as to procedural fairness of the merger.

Position of ValueAct Capital and its Affiliates, VAC-OS Holdings LLC and OS Merger Sub, Inc. as to the Fairness of the Merger to Unaffiliated OneSource Stockholders

      ValueAct Capital and its affiliates, including Holdings and Merger Sub (“ValueAct Capital”), believe that the merger and the consideration to be paid to OneSource stockholders (other than shares owned by Holdings and Merger Sub) is fair to unaffiliated OneSource stockholders. ValueAct Capital bases its belief on the following factors:

•	the consideration to be paid to the holders of OneSource common stock in the merger represents a premium of approximately 14.9% and 19.8%, respectively, over the average closing price of the shares during the six months and twelve months ending on October 1, 2003, the last trading day preceding the announcement that ValueAct Capital had expressed an interest in acquiring OneSource. ValueAct Capital believes that these time periods most accurately reflect the market conditions currently affecting OneSource and that trading prices following the public announcement on October 1, 2003 are not relevant, because the stock price increased significantly following the announcement.

•	the $8.40 per share to be paid as the consideration in the merger represents a premium of 22.1% over the average purchase price paid by OneSource in the various purchases made by OneSource of its common stock during 2002, 2003 and 2004;

•	despite communications of interest from third parties and public disclosures concerning ValueAct Capital’s indication of interest and the review of strategic options by the special committee, the process conducted from October 2003 through February 18, 2004 did not result in any firm offer superior to ValueAct Capital’s proposal;

•	the special committee, which consisted of directors who are not employees of OneSource or affiliated with ValueAct Capital, unanimously recommended that the board of directors adopt the merger agreement;

•	upon the recommendation of the special committee and other considerations, the board of directors (after recusal of the director affiliated with ValueAct Capital) determined that the merger is advisable and fair to and in the best interests of OneSource’s unaffiliated stockholders, and adopted the merger agreement;

•	the special committee received a written fairness opinion, dated February 18, 2004, from Morgan Stanley stating that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the per share merger consideration to be received by OneSource stockholders (other than Holdings and Merger Sub and their affiliates) in the merger is fair to unaffiliated OneSource stockholders from a financial point of view, as further described under “Special Factors — Fairness Opinion of Morgan Stanley & Co. Incorporated”;

•	the merger agreement was negotiated at arm’s length and approved by the special committee, which acted independently, with the assistance of financial and legal advisors, and on behalf of OneSource stockholders;

•	the merger agreement contains a number of procedural safeguards that would apply if OneSource receives, prior to the special meeting of stockholders, a proposal by a third party relating to the possible acquisition of OneSource or any material portion of OneSource’s voting securities or assets. Under those circumstances, if the special committee determines that the proposal is more favorable to OneSource stockholders than the terms of the merger and provided that the board of directors, upon recommendation of the special committee, approves or recommends such proposal, OneSource may withdraw its recommendation to approve and adopt the merger agreement. If this occurs, OneSource will be obligated to reimburse Holdings for its out-of-pocket fees and expenses incurred in connection with the merger and the related transactions up to a maximum of $1,000,000 and pay a termination fee of $3,000,000; and

•	ValueAct Capital believes that the above factors, taken as a whole, support its conclusion that the merger is fair to unaffiliated OneSource stockholders.

In connection with its determination of the fairness of the merger and the consideration to be paid to OneSource stockholders (other than shares owned by Holdings and Merger Sub), ValueAct Capital also reviewed and relied upon the conclusions as to fairness set forth under “Special Factors — The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger.”

      ValueAct Capital also reviewed the procedures followed by the special committee and the board of directors in their respective consideration of the terms of the proposed merger as set forth herein under “Special Factors — The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger”, and determined them to be reasonable grounds on which to decide that the merger was fair to unaffiliated OneSource stockholders. In view of the variety of factors considered in reaching their respective determinations, ValueAct Capital did not quantify or otherwise assign relative weights to the specific factors considered in reaching its belief as to fairness. None of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd., VA Partners, LLC, VAC-OS Holdings LLC, OS Merger Sub, Inc., George F. Hamel, Jr., Peter H. Kamin or Jeffrey W. Ubben, is making any recommendation as to how the holders of OneSource common stock should vote on the merger agreement and the merger.

      ValueAct Capital believes that the merger is procedurally fair based on the following facts:

•	the terms of the merger agreement were approved by a four-person special committee of the board of directors of OneSource, no member of which is an interested party in the transaction or otherwise affiliated with ValueAct Capital;

•	the board of directors that has adopted the merger agreement (after recusal of the director affiliated with ValueAct Capital) consists of directors who are not interested parties in the transaction and who are not otherwise affiliated with ValueAct Capital, each of whom has voted to declare the merger advisable and to recommend it to the stockholders for their approval; and

•	the merger agreement permits OneSource to provide non-public information to interested third parties and to engage in negotiations with such parties as long as OneSource complies with the terms of the merger agreement.

      ValueAct Capital believes that the merger is substantively fair because of all of the factors discussed above, but, in particular, the following facts:

•	the $8.40 per share merger consideration to be paid to OneSource stockholders in the merger represents a premium of 19.8% over the average closing price of shares of OneSource common stock over the 12-month period ending October 1, 2003, the last trading day preceding the announcement that OneSource was considering strategic alternatives and had received an offer from ValueAct Capital;

•	the $8.40 per share to be paid as the consideration in the merger represents a premium of 22.1% over the average purchase price paid by OneSource in the various purchases made by OneSource of its common stock during 2002, 2003 and 2004;

•	the special committee received advice from its financial advisor, Morgan Stanley, and a written opinion that as of February 18, 2004 the per share merger consideration is fair, from a financial point of view, to unaffiliated OneSource stockholders; and

•	no superior offer emerged prior to the execution of the merger agreement despite communications of interest received from third parties and various public disclosures concerning ValueAct Capital’s indication of interest and the review of strategic options by the special committee.

Purposes and Effects of the Merger and Plans or Proposals

Purposes of the Merger

      OneSource. One of the primary purposes for engaging in the merger is to enable our unaffiliated stockholders to receive $8.40 in cash per share, representing a premium to the market price of our common stock prior to announcement of the merger agreement. As discussed above under “Special Factors  — The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger,” our board of directors concluded that the opportunity to receive $8.40 per share in the merger at this time was a superior alternative to remaining a publicly traded company.

      We also determined to undertake the merger at this time based on the conclusions and reasons of the special committee and the board of directors described in detail above under “Special Factors — Background of the Merger” and “Special Factors — The Reasons of the Special Committee and the Board of Directors for the Merger; Recommendations; Fairness of the Merger.”

      ValueAct Capital and its Affiliates, Holdings and Merger Sub. One of the purposes of ValueAct Capital is its belief that the potential added resources in connection with the merger with Holdings and becoming a portfolio company of ValueAct Capital could compliment and facilitate our long-term growth and scalability objectives and provide additional security to weather future economic down-turns. ValueAct Capital believes these objectives would otherwise be subject to significant risks and uncertainties given our stock price and the economic and market conditions affecting us, our customers and our industry as a whole.

      ValueAct Capital believes that it is best for OneSource to operate as a privately held entity. Without the constraint of the stock market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events, OneSource will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth and the flexibility to operate strategically. ValueAct Capital also believes that a greater emphasis on long-term growth rather than quarterly earnings could eventually result in greater business and capital market opportunities than would be available to OneSource if it remained publicly held. In addition, ValueAct Capital believes that, as a privately held entity, OneSource will be able to make decisions that may negatively affect quarterly results but that may increase the value of OneSource’s assets or earnings over the long-term. Further, the general level of confidence (or lack thereof) in the stock market will no longer affect the price of OneSource’s common stock.

      Additionally, following the merger, at such time as OneSource is no longer subject to the reporting requirements of the Exchange Act, OneSource will be able to eliminate the time devoted by its management and some of its other employees to matters that relate to OneSource being a publicly held company. “Going private” will also reduce or eliminate certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities.

      ValueAct Capital continues to believe that a sale of OneSource is the best method to provide liquidity for OneSource stockholders. In addition, in view of ValueAct Capital’s assessment of OneSource’s prospects for growth in revenues and profitability, ValueAct Capital believes that at this time the merger, on the terms proposed, represents the best method to maximize value for OneSource stockholders. ValueAct Capital, Holdings and Merger Sub are engaging in the merger in order to facilitate the transfer of ownership of OneSource to ValueAct Capital and allow all other OneSource stockholders to receive the merger consideration for the following additional reasons:

•	shares of OneSource common stock had been trading at a price that ValueAct Capital, Holdings and Merger Sub did not consider to be reflective of OneSource’s fair value, whereas the $8.40 per share merger consideration will provide OneSource stockholders (other than Holdings and Merger Sub) with a fair cash payment for their common stock;

•	the $8.40 per share to be paid as the consideration in the merger represents a premium of 22.1% over the average purchase price paid by OneSource in the various purchases made by OneSource of its common stock during 2002, 2003 and 2004;

•	the merger will eliminate the substantial legal, accounting and regulatory compliance efforts and expenses associated with being a publicly traded entity, including the enhanced requirements of federal laws and regulations relating to corporate governance; and

•	the merger will eliminate the constraints of the public market’s emphasis on quarterly earnings, revenues, and quarterly growth. OneSource will have greater operational flexibility to focus on enhancing long-term value. In addition, ValueAct Capital believes that as a privately held entity, OneSource will benefit from being able to execute strategic plans without having to consider the potential impact on the market price of OneSource common stock.

Structure of the Merger

      The transaction was structured as a merger because, in the opinion of each of OneSource, ValueAct Capital, Holdings and Merger Sub, it was the most appropriate structure to accomplish the transaction.

Effects of the Merger

      If the merger agreement and the merger is adopted and approved by the holders of a majority of outstanding shares of our common stock entitled to vote thereon, and the other conditions to the closing of the merger are satisfied or waived, the merger will be consummated. The consummation of the merger would have the following effects, benefits and detriments:

•	As a result of the merger, the holders of our common stock at the effective time of the merger (other than Holdings and Merger Sub and stockholders who are entitled to and have properly exercised statutory appraisal rights) will be entitled to receive the $8.40 per share cash merger price and will no longer have any interest in us, including our future earnings or growth, nor share in the risk of any decrease in our value. The benefit to our stockholders is the right to receive $8.40 per share for their shares of common stock. The detriment is that our stockholders will therefore not have the opportunity to share in any of our future earnings and growth or in the benefits from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by us in the future. Another benefit to our stockholders, however, is that you will not bear the risk of any losses generated by our operations and any decrease in our value after the merger. The foregoing effects of the merger will be the same with respect to both our unaffiliated and affiliated stockholders.

•	As a result of the merger and the transactions contemplated thereby and in connection therewith, Holdings will own all of our outstanding common stock and Holdings will be owned by ValueAct Capital and its affiliates, as described under “Special Factors — Identity and Background of

Participants in the Merger” above. Accordingly, ValueAct Capital and its affiliates, through Holdings, will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting OneSource following the merger. Similarly, ValueAct Capital and its affiliates, through Holdings, will also bear the risks of ongoing operations in an uncertain market and economy, including the risks of any losses generated by our operations and any decrease in our value after the merger. None of our unaffiliated stockholders will share in the risk or benefits of our ongoing operations following the merger nor be able to participate in votes on corporate matters affecting OneSource following the merger.

•	Following the merger, our common stock will no longer be traded on the Nasdaq National Market. In addition, the registration of our common stock under the Exchange Act will be terminated under Section 12(g)(4) of the Exchange Act. Due to this termination, certain provisions of Section 16(b) of the Exchange Act, and requirements that we furnish a proxy or information statement in connection with stockholders’ meetings will no longer apply to us. After the effective time of the merger, there will be no publicly traded common stock outstanding and we will no longer be required to file periodic reports under Section 15(d) of the Exchange Act with the Securities and Exchange Commission. Following the merger, there will not be another meeting of our public stockholders. Among the benefits of the merger to us is the elimination of the expenses related to our being a publicly-traded company and filing the aforementioned periodic and other reports under the Exchange Act. A detriment to us is that, following the merger, we will not be able to grant options to our employees that are exercisable for publicly traded securities. An additional detriment to us is that we will be unable to use publicly traded securities for strategic acquisitions.

•	From and after the effective time of the merger, generally, the directors and officers of Merger Sub will become the directors and officers of the surviving corporation (all of our directors will have resigned), in each case as more fully described below under “Special Factors — Purposes and Effects of the Merger and Plans or Proposals — Plans for OneSource after the Merger.”

      Additionally, it should be noted that immediately prior to the completion of the merger, based on our audited financial statements for the year ended December 31, 2003, the interest of ValueAct Capital and its affiliates in our net book value and net income will be approximately 31.9% or approximately $5,969,000 and $812,000, respectively, without giving effect to any options or other convertible securities which are exercisable or convertible into stock of OneSource. After giving effect to the transactions contemplated in connection with the consummation of the merger, the interest of ValueAct Capital and its affiliates in the surviving corporation’s net book value and net earnings, on a consolidated basis, will be 100% based on their holdings of outstanding capital stock. Thus, based on our audited financial statements for the year ended December 31, 2003, ValueAct Capital and its affiliates will have an interest of approximately $18,711,000 in the surviving corporation’s net book value, and an interest of $2,547,000 in the surviving corporation’s net income. For a description of the percentage holdings of ValueAct Capital and its affiliates, see the section below entitled “Securities Ownership of Certain Beneficial Owners and Management.”

Plans for OneSource after the Merger

      Assuming completion of the merger, ValueAct Capital intends generally to operate OneSource consistent with past practices. ValueAct Capital expects to conduct a thorough review of OneSource and its business practices with a view towards determining the best way to redirect OneSource’s operations to improve its long-term prospects as a private company. It is expected that OneSource will be restructured and that certain expenses involved with operating as a public company will be reduced or eliminated.

      The merger agreement provides that upon consummation of the merger, the officers and directors of Merger Sub will become the officers and directors of the surviving corporation (all of OneSource’s current directors will have resigned). It is presently expected that the members of our executive management will continue in their responsibilities after the merger, other than Martin Kahn, currently executive chairman and chief executive officer of OneSource on an interim basis. While ValueAct Capital will retain the ability to modify employee compensation, ValueAct Capital has not made any decisions regarding the terms of employment of personnel who remain with OneSource following the merger, and no additional or improved benefits to any OneSource employees have been agreed to or promised in connection with the merger.

      Following the consummation of the merger, OneSource will terminate its registration, and cease reporting, under the Exchange Act. ValueAct Capital believes that, assuming conditions prevailing in OneSource’s industry from time to time allow, and subject to the financial condition and prospects of OneSource, they may take one or more actions, including without limitation the following:

•	conduct a public or private financing, depending on market conditions;

•	seek to acquire other companies in the same or related industries;

•	market OneSource for sale; or

•	pay dividends to Holdings.

      Except as described in this proxy statement or the merger agreement, ValueAct Capital does not have any present plans, or know of any proposals, that would result in any extraordinary transaction, such as:

•	a merger, reorganization or liquidation involving OneSource;

•	any purchase, sale or transfer of a material amount of assets of OneSource;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of OneSource;

•	any other material change in OneSource’s corporate structure or business;

•	the disposition of any securities of OneSource;

•	any changes in OneSource’s charter, bylaws or other governing instruments; or

•	any other actions that could impede a change in control of OneSource.

      Nevertheless, following completion of the merger, the management of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review.

Risk that the Merger Will Not Be Completed

      Completion of the merger is subject to various conditions, including, but not limited to, the following:

•	We must obtain the affirmative vote of the holders of at least a majority of the total number of shares of our common stock outstanding and entitled to vote at the special meeting.

•	No provision of any applicable law and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the merger or the transactions contemplated by the merger agreement.

•	There must not have been any change, event, occurrence, development or circumstance which constitutes a material adverse effect with respect to us.

•	Holders of 5% or less of our common stock shall have properly demanded judicial appraisal of the fair value of their shares.

•	There must be no pending or threatened regulatory or governmental or third party proceeding seeking to prohibit or restrain the completion of the merger or the ownership or operation of our businesses by Holdings or OneSource, or to compel them to dispose of a material portion of our businesses.

•	The representations and warranties of OneSource set forth in the merger agreement shall be true and correct in all respects on and as of the closing date of the merger with the same effect as though made on and as of the closing date, except for certain permitted changes and except for any such inaccuracies which, individually or in the aggregate, would not have a material adverse effect on OneSource or a material adverse effect on the ability of OneSource to consummate the transactions contemplated by the merger agreement.

•	OneSource shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the effective time.

      As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed.

      We expect that if the merger agreement is not approved and adopted by stockholders, or if the merger is not completed for any other reason, our current management, under the direction of our board of directors, will continue to manage OneSource as an on-going business. We are not currently considering any other transaction as an alternative to the merger.

Interests of Certain Persons in the Merger

      In considering the recommendation of the special committee and the board of directors in favor of the merger, stockholders of OneSource should be aware that members of the OneSource board of directors and executive officers of OneSource may have interests in the merger that are different from, or in addition to, the interests of stockholders of OneSource. Such interests relate to or arise from, among other things,

•	ValueAct Capital Partners, L.P. and its affiliates own approximately 32% of OneSource (as of their most recent filing with the Securities and Exchange Commission);

•	Mr. Kamin is a founding partner of ValueAct Capital and also a member of our board of directors;

•	members of the special committee received fees in connection with their services on the special committee;

•	members of the executive management team are parties to agreements that provide for certain severance payments and benefits upon termination of their employment within a certain period of time prior to or after a change in control, including the merger; and

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of OneSource.

      All such additional interests are described below and, except as described below, the officers and directors of OneSource have, to the knowledge of OneSource, no material interest in the merger apart from those of stockholders generally. The special committee and board of directors were aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Indemnification and Insurance

      The merger agreement provides that all rights of indemnification, exculpation from liabilities and advancement of expenses existing in favor of the current and former directors or officers of OneSource and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or other comparable organizational documents) shall be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms for six years, without any amendment thereto. The merger agreement provides that for six years after the effective time of the merger, Holdings will maintain

OneSource’s existing directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by OneSource’s directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement. Holdings’ obligation to provide this insurance coverage is subject to a cap of $950,000, but in such case shall purchase as much coverage as possible for such amount.

Change of Control Agreements

      OneSource executed change of control agreements as of January 17, 2004 with respect to Roy Landon, David DeSimone, Philip Garlick, William Schumacher, Mary McCabe and Yvonne Cekel, who are members of OneSource’s executive management team. OneSource also executed a change of control agreement as of January 17, 2004 with Daniel J. Schimmel. The change of control agreement with Mr. Schimmel was terminated in February 2004 in connection with his resignation and his execution of a severance agreement with OneSource. Pursuant to these change of control agreements, certain severance payments and benefits shall be provided to such persons upon termination of their employment within three months prior to, or twelve months after, a change in control, including the merger. The aggregate amount of payments which OneSource could be obligated to pay pursuant to such agreements is not expected to exceed $1,351,000. See “Executive Compensation — Change of Control Agreements” below.

Fairness Opinion of Morgan Stanley & Co. Incorporated

      Morgan Stanley & Co. Incorporated was engaged to provide financial advisory services, including providing a financial opinion letter (the “Morgan Stanley Opinion”), in connection with the merger. Morgan Stanley was selected by OneSource’s special committee of the board of directors to act as the special committee’s financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the business and affairs of OneSource.

      On the conference call with the OneSource special committee on February 18, 2004, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the holders of the OneSource common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley confirmed its opinion in writing by delivery to the special committee of a written opinion dated February 18, 2004.

      The full text of the written Morgan Stanley Opinion, dated February 18, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, is attached as Annex 2 to this proxy statement. The Morgan Stanley Opinion is directed to the OneSource special committee and board of directors and addresses only the fairness of the consideration from a financial point of view to holders of the OneSource common stock (other than ValueAct Capital and its affiliates) as of the date of such opinion and does not address any other aspect of the merger. The Morgan Stanley Opinion is not a recommendation to any OneSource stockholder as to how any stockholder should vote with respect to the proposed transaction or any other matter and should not be relied upon by OneSource stockholders as such. The summary of the Morgan Stanley Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Morgan Stanley Opinion attached as Annex 2 hereto, which should be read carefully and in its entirety.

      In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of OneSource;

•	reviewed certain internal financial statements and other financial and operating data concerning OneSource prepared by the management of OneSource;

•	reviewed certain financial forecasts prepared by the management of OneSource;

•	discussed the past and current operations and financial condition and the prospects of OneSource with senior executives of OneSource;

•	reviewed the reported prices and trading activity for OneSource common stock;

•	compared the financial performance of OneSource and the prices and trading activity of OneSource common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of OneSource and the buyer and their respective financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as deemed appropriate.

      In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available by OneSource for the purposes of its opinion. With respect to the financial forecasts, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of OneSource. Morgan Stanley relied upon, without independent verification, the assessment by the respective management of OneSource and ValueAct Capital of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of OneSource and ValueAct Capital; (iii) their ability to retain key employees of OneSource and ValueAct Capital, respectively; and (iv) the validity of, and risks associated with, OneSource and ValueAct Capital’s existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of OneSource, nor was it furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

      The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the Morgan Stanley Opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Common Stock Performance

      Morgan Stanley’s analysis of OneSource’s common stock performance consisted of a review of closing prices and trading volumes during the period from February 14, 2003 to February 17, 2004. During that period, based on closing prices on the Nasdaq Stock Exchange, OneSource common stock achieved a high closing price per share of $10.50 on October 23, 2003, and a low closing price per share of $5.25 on March 12, 2003. Additionally, Morgan Stanley noted that OneSource common stock closed at a price of $7.60 per share on February 17, 2004. Based on the closing stock price of OneSource common stock as of February 17, 2004, the implied consideration of $8.40 per share for the OneSource common stock represented a 10.5% premium.

Stock Basis Analysis

      Morgan Stanley’s analysis of OneSource’s stock basis consisted of a review of the distribution of trading volume in OneSource stock from 2001 to 2004 year to date. Based on this analysis, Morgan

Stanley noted that ValueAct Capital’s offer price of $8.40 per share was in line with or above the averages for the last 3 individual years.

Comparable Public Company Analysis

      As part of its analysis, Morgan Stanley compared selected publicly available financial information of selected information services companies as listed below.

Comparable Information Services Companies

•	Dun & Bradstreet Corp.

•	Dow Jones & Co., Inc.

•	FactSet Research Systems, Inc.

•	infoUSA Inc.

•	Moody’s Corp.

•	McGraw-Hill Cos.

•	OneSource Information Services, Inc.

•	ProQuest Co.

•	Reuters Group PLC

•	Reed Elsevier N.V.

•	Thompson Corp.

•	United Business Media PLC

      While noting that none of the comparable public companies listed above are identical to OneSource, Morgan Stanley compared the publicly available financial information of those companies to the financial performance of OneSource. Such information included the aggregate value divided by 2004 and 2005 estimated EBITDA (the “2004E EBITDA multiple” and the “2005E EBITDA multiple,” respectively), the aggregate value divided by 2004 and 2005 estimated revenue (the “2004E revenue multiple” and the “2005E revenue multiple,” respectively) and the stock trading price divided by the 2004 and 2005 estimated earnings per share (the “2004E P/ E multiple” and the “2005E P/ E multiple,” respectively). The EBITDA, revenue and earnings per share estimates were derived from selected publicly available equity research reports for each company, with the exception of the 2004 and 2005 estimates for OneSource, which were based on projections derived from Morgan Stanley and OneSource management.

      The following table presents, as of February 17, 2004, the 2004E EBITDA multiples, the 2004E revenue multiples and the 2004E P/ E multiples for the comparable companies:

	2004E		2004E		2004E
	EBITDA		Revenue		P/E
Comparable Information Services Companies	Multiple		Multiple		Multiple

• Dun & Bradstreet Corp.	9.7	x	3.2	x	18.9x
• Dow Jones & Co., Inc.	13.2	x	2.3	x	33.3x
• FactSet Research Systems, Inc.	11.5	x	4.9	x	23.4x
• infoUSA Inc.	8.1	x	2.1	x	16.7x
• Moody’s Corp.	13.7	x	7.6	x	24.0x
• McGraw-Hill Cos.	12.6	x	3.0	x	21.9x
• OneSource Information Services, Inc.	9.5	x	1.2	x	41.7x
• ProQuest Co.	5.6	x	2.5	x	16.1x
• Reuters Group PLC	17.9	x	2.2	x	60.1x
• Reed Elsevier N.V.	9.8	x	2.7	x	14.6x
• Thompson Corp.	11.1	x	3.1	x	25.2x
• United Business Media PLC	14.0	x	2.3	x	21.8x

      The following table presents, as of February 17, 2004, the 2005E EBITDA multiples, the 2005E revenue multiples and the 2005E P/ E multiples for the comparable companies:

	2005E		2005E		2005E
	EBITDA		Revenue		P/E
Comparable Information Services Companies	Multiple		Multiple		Multiple

• Dun & Bradstreet Corp.	8.8	x	3.1	x	16.6	x
• Dow Jones & Co., Inc.	10.8	x	2.2	x	24.9	x
• FactSet Research Systems, Inc.	10.5	x	4.5	x	20.9	x
• infoUSA Inc.	NA		2.0	x	14.3	x
• Moody’s Corp.	12.8	x	7.2	x	22.0	x
• McGraw-Hill Cos.	11.8	x	2.9	x	19.7	x
• OneSource Information Services, Inc.	7.8	x	1.1	x	37.4	x
• ProQuest Co.	NA		NA		NA
• Reuters Group PLC	13.8	x	2.3	x	28.9	x
• Reed Elsevier N.V.	9.2	x	2.6	x	13.4	x
• Thompson Corp.	10.3	x	2.9	x	22.5	x
• United Business Media PLC	12.9	x	2.2	x	19.8	x

      Morgan Stanley noted that the OneSource trading multiples paid were in line with trading multiples of comparable public companies within the information services sector. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of OneSource common shares ranging from approximately $3.50 to $10.00.

      No company utilized in the comparable company comparison analysis is identical to OneSource. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of OneSource. These other matters include the impact of competition on the business of OneSource and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of OneSource or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Analysis of Selected Precedent Transactions

      Morgan Stanley reviewed a number of recent related transactions in the information services industry that consisted of the following:

Announcement Date	Target	Acquirer

6/03	• Factual Data Corp.	• Kroll
2/03	• Multex.com	• Reuters
1/03	• S&P ComStock	• Interactive Data Corp.
12/02	• Hoover’s	• D&B
11/02	• Entertainment Publications	• InterActive Corp
8/02	• Naviant	• Equifax
2/02	• KMV	• Moody’s
8/01	• NewsEdge	• Thomson
7/01	• Stockpoint	• ScreamingMedia
6/01	• First Call	• Thomson
1/01	• MCM Group	• Informa Group
7/00	• Carson Group	• Thomson
6/00	• Primark Corporation	• Thomson
5/00	• BuzzCompany.com	• Multex.com
5/00	• Yankee Group Research	• Reuters
3/00	• Dialog Information Services	• Thomson
3/00	• Sage Online	• Multex.com
3/00	• Duff & Phelps Credit Rating Co.	• Fimalac

      The information analyzed by Morgan Stanley for the precedent transactions included aggregate value to last-twelve-months revenues and aggregate value to last-twelve-months EBITDA based on company filings. The following table represents the mean and median of the aggregate value/last twelve months EBITDA and aggregate value/last twelve months revenues for the selected precedent transactions:

	Last Twelve		Last Twelve
	Months Revenue		Months EBITDA

Precedent Transactions
Mean	3.7	x	14.9x
Median	2.3	x	12.1x

      Morgan Stanley noted that the multiple of 2003 revenues paid for OneSource of 1.4x and the multiple of 2003 EBITDA of 10.0x were below that paid for other similar information services transactions. However, no transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of OneSource common shares of $7.75 to $11.00. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of OneSource, such as the impact of competition on OneSource and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of OneSource or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

      Morgan Stanley analyzed financial projections based on OneSource management’s projections, which were adjusted by Morgan Stanley to reflect the best estimate of the current business for fiscal years 2004–2008 (the “Base Case Projections”). The Base Case Projections consisted of the following:

      Summary of Projections ($MM)

	2003	2004	2005	2006	2007	2008

Annualized Contract Value (ACV)	$53	$55	$60	$64	$69	$75
Growth	(6%)	5%	8%	8%	8%	8%
Revenue	$57	$56	$61	$65	$70	$75
Growth	(1%)	(2%)	9%	7%	7%	7%
Gross Margin	68%	65%	64%	63%	63%	63%
EBIT Margin	8%	6%	6%	7%	7%	7%
EBITDA Margin	14%	13%	14%	14%	14%	14%

      The Base Case Projections were prepared in October 2003 and updated in January 2004 and reflected management’s and Morgan Stanley’s views as of that time. OneSource has no duty to update, and has not updated, those projections. Morgan Stanley performed a discounted cash flow analysis of OneSource based on this forecast. Morgan Stanley discounted the unlevered free cash flows of OneSource at a range of discount rates of 14.5% to 18.5%, representing an estimated weighted average cost of capital range for OneSource, and terminal values based on a 7.0-11.0x exit EBITDA multiple to arrive at a range of present values for OneSource. The present values were then adjusted for OneSource’s debt (net of cash) and proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of OneSource common shares ranging from approximately $5.75 to $8.00 using the Base Case Projections.

Leveraged Buyout Analysis

      Morgan Stanley analyzed financial projections based on the Base Case Projections. The Base Case Projections were adjusted to include $1.6MM of annual private company savings beginning in 2004. The projections consisted of the following:

      Summary of Projections ($MM)

	2003	2004	2005	2006	2007	2008

ACV	$53	$55	$60	$64	$69	$75
Growth	(6%)	5%	8%	8%	8%	8%
Revenue	$57	$56	$61	$65	$70	$75
Growth	(1%)	(2%)	9%	7%	7%	7%
Gross Margin	68%	65%	64%	63%	63%	63%
EBIT Margin	8%	9%	9%	10%	9%	9%
EBITDA Margin	14%	16%	17%	17%	16%	16%

      The Base Case Projections were prepared in October 2003 and updated in January 2004 and reflected management’s and Morgan Stanley’s views as of that time. OneSource has no duty to update, and has not updated, those projections. Morgan Stanley performed a leverage buyout analysis of OneSource based on this forecast. Morgan Stanley assumed a $65-$85MM equity purchase price and a 7.0-11.0x exit EBITDA multiple which resulted in 5-year exit internal rates of return of 11-33%. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of OneSource common shares ranging from approximately $6.25 to $7.00 using the Base Case Projections.

      The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley’s analyses, without considering all its analyses, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of OneSource.

      In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OneSource. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration to be received by the holders of OneSource common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement and were provided to the OneSource special committee in connection with the delivery of the Morgan Stanley Opinion to the special committee. The analyses do not purport to be appraisals of value or to reflect the prices at which OneSource might actually be sold. In addition, as described above, the Morgan Stanley Opinion was one of the many factors taken into consideration by the OneSource special committee in making its determination to recommend the merger to the board of directors. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the OneSource special committee or board of directors with respect to the value of OneSource or of whether the OneSource special committee or board of directors would have been willing to agree to different consideration.

      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of OneSource for its account or the account of its customers.

      Pursuant to an engagement letter dated as of October 3, 2003, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and on behalf of OneSource, the special committee of the board of directors of OneSource agreed that OneSource will pay Morgan Stanley fees that are customary for this type of investment banking services if the merger is completed. On behalf of OneSource, the special committee also agreed that OneSource will reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, on behalf of OneSource, the special committee has also agreed that OneSource will indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Cautionary Statement Regarding Forward-Looking Statements

      This proxy statement includes forward-looking statements. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “believe,” “intend,” “may,” “predict,” and other similar expressions. These forward-looking statements cover, among other items: events, conditions and financial trends that may affect OneSource’s future plans of operation, business strategy, growth of operations and financial position, including statements regarding OneSource’s unaudited financial projections included herein, OneSource’s profitability going forward and OneSource’s future performance as a private company as compared to a public company. Any forward-looking statements are not guarantees of future performance and are necessarily subject to a number of risks and uncertainties, some of which are beyond OneSource’s control. These risks and uncertainties include, among others: the risk that the merger may not be completed; inability to satisfy various conditions to the closing of the merger, including, without limitation, the failure of the requisite percentage of OneSource’s stockholders to approve the merger; the costs related to the merger; intense competition in OneSource’s industry; reliance on information providers; reliance on third-party hosting facility; annualized contract value may not be an accurate indicator of performance; OneSource’s dependence on key personnel; lengthy and uncertain sales cycles; improvement of product line may divert management and technical attention and financial resources; the effect of the merger on vendors and suppliers; the effect of litigation related to the merger; and general economic uncertainty. Because of these risks and uncertainties, the forward-looking events discussed in this proxy statement might not transpire and actual and projected results may vary materially from those described herein. Further information about the risks of forward-looking statements applicable to us can be found in OneSource’s periodic and other filings with the Securities and Exchange Commission described below under the section entitled “Where You Can Find More Information.”

THE SPECIAL MEETING

      We are furnishing this proxy statement to stockholders of OneSource as part of the solicitation of proxies by the OneSource board of directors for use at the special meeting.

Date, Time and Place

      We will hold the special meeting at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, MA 02110, at 10:00 A.M., Eastern time, on [                    ], 2004.

Purpose of Special Meeting

      At the special meeting, we will ask holders of OneSource common stock to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors, upon the recommendation of a special committee consisting of directors who are not affiliated with ValueAct Capital and by unanimous vote (after recusal of our director affiliated with ValueAct Capital), approved the merger agreement and the transactions contemplated thereby, including the merger and determined that the merger agreement and the consummation of the merger is advisable and in the best interests of OneSource and its stockholders and is on terms that are fair to OneSource’s stockholders (other than ValueAct Capital and its affiliates), including our unaffiliated stockholders. Accordingly, our board of directors (after recusal of Mr. Kamin) unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and merger.

Record Date; Stock Entitled to Vote; Quorum

      Only holders of record of OneSource common stock at the close of business on [                    ], 2004, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [          ] shares of OneSource common stock were issued and outstanding and held by approximately [          ] holders of record. A quorum is present at the special meeting if a majority of the shares of OneSource common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of OneSource common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of OneSource common stock outstanding on the record date. If a OneSource stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

Voting of Proxies

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

      Shares of OneSource common stock represented at the special meeting but not voting, including shares of OneSource common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a OneSource stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement. Brokers who hold shares of OneSource common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes, and count as votes against the adoption of the merger agreement.

      The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

      OneSource does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the OneSource board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with the corporate secretary of OneSource a duly executed revocation of proxy;

•	submitting a duly executed proxy to the corporate secretary of OneSource bearing a date that is later than the date of the proxy card originally submitted; or

•	appearing at the special meeting and voting in person.

      Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

      All costs of solicitation of proxies will be borne by OneSource. In addition to solicitations by mail, certain of OneSource’s directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone, telegraph or mail following the original solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and OneSource will reimburse them for their reasonable out-of-pocket costs. OneSource may retain a proxy solicitation firm to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

      Stockholders should not send stock certificates with their proxies. A transmittal letter with instructions for the surrender of OneSource common stock certificates will be mailed to OneSource stockholders as soon as practicable after completion of the merger.

Adjournments

      Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting may be made without notice (other than by the announcement made at the special meeting) by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

Appraisal Rights

      The discussion of these provisions set forth below is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex 3. Stockholders intending to exercise appraisal rights should carefully review Annex 3. Failure to follow precisely any of the statutory procedures set forth in Annex 3 may result in a termination or waiver of these rights.

      If the merger is consummated, dissenting holders of OneSource common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of OneSource common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the court in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

      The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow these procedures precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of OneSource common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with OneSource before the special meeting on [                    ], 2004. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote for the merger. However, any such vote against the merger by itself (without a demand for appraisal) will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in OneSource common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      A OneSource stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to OneSource at its address at 300 Baker Avenue, Concord, MA 01742, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her OneSource common stock. Within ten days after the effective time of the merger, OneSource must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 may deliver to OneSource a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

      Within 120 days after the effective time of the merger (but not thereafter), either OneSource or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his or her OneSource shares. OneSource has no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon OneSource, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by OneSource. If a petition is filed by OneSource, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to OneSource and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by OneSource.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      OneSource stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of OneSource. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as OneSource has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any OneSource stockholder to properly and fully comply with the procedures described above and set forth in Annex 3 to this proxy statement may result in termination of a stockholder’s appraisal rights.

THE MERGER AGREEMENT

      The following is a summary of certain terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and included as Annex 1 to this proxy statement. Stockholders are encouraged to read carefully the entire merger agreement.

Form of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, OS Merger Sub, Inc., a wholly-owned subsidiary of VAC-OS Holdings LLC and a party to the merger agreement, will merge with and into OneSource. OneSource will survive the merger as a wholly-owned subsidiary of Holdings.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or such later time as is agreed upon by Holdings and OneSource and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Merger Consideration

      As a result of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by stockholders that have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $8.40 in cash. Immediately prior to the effective time of the merger, all outstanding stock options for shares of our common stock (whether or not vested) will be terminated and cancelled in exchange for the right to receive for each share subject to the option the excess, if any, of $8.40 over the exercise price of the option. Payments of merger consideration will be made without interest and less any applicable withholding taxes. Treasury shares and all shares otherwise held by OneSource or its subsidiaries, Holdings and Merger Sub will be cancelled and will not be entitled to any merger consideration. ValueAct Capital has indicated that shares held by it and its affiliates will be transferred to Holdings prior to the effective time of the merger. After the merger, OneSource will cease to be a publicly traded company and will become a wholly-owned subsidiary of Holdings. As of the effective time of the merger, all shares of OneSource common stock will no longer be outstanding and will automatically be cancelled and will cease to exist and each holder of a certificate representing any shares of OneSource common stock will cease to have any rights as a stockholder, except the right to receive $8.40 per share in cash. The price of $8.40 per share was determined through arm’s-length negotiations between ValueAct Capital and OneSource.

Effect on Awards Outstanding Under OneSource Stock Plans

      Under the merger agreement, immediately prior to the effective time of the merger, all outstanding stock options for shares of our common stock (whether or not vested) will be terminated and cancelled in exchange for the right to receive for each share subject to the option the excess, if any, of $8.40 over the per share exercise price of such option for common stock of OneSource.

      Our board of directors terminated OneSource’s 1999 Employee Stock Purchase Plan effective as of February 29, 2004, so that no options may be granted under that plan on or after March 1, 2004. Options granted under the employee stock purchase plan with respect to the payment period that ended on February 29, 2004 were exercised in accordance with the terms of the plan.

OneSource Certificate of Incorporation and By-Laws

      At the effective time of the merger, the certificate of incorporation and by-laws of OneSource, as in effect immediately prior to the effective time, will be the certificate of incorporation and by-laws, respectively, of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

      From and after the effective time of the merger, generally, the directors and officers of Merger Sub will become the directors and officers of the surviving corporation (all of our current directors will have resigned). The current directors of Merger Sub are Peter H. Kamin, Jeffrey W. Ubben, George F. Hamel, Jr. and Todd Bourell. It is presently expected that the members of our executive management team will continue in their responsibilities after the merger, other than Martin Kahn, who will have resigned from his current position as executive chairman and chief executive officer on an interim basis.

Conversion of Shares; Procedures for Exchange of Certificates

      The conversion of OneSource common stock into the right to receive $8.40 per share in cash will occur automatically at the effective time of the merger. As soon as practicable after the effective time of the merger, [                    ], the paying agent, will send a transmittal letter to each former OneSource stockholder. The transmittal letter will contain instructions for obtaining cash in exchange for shares of OneSource common stock. OneSource stockholders should not return stock certificates with the enclosed proxy.

      In the event of a transfer of ownership of OneSource common stock that is not registered in the records of OneSource’s transfer agent, the cash consideration for shares of OneSource common stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment either pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or establishes to Holdings that the tax has been paid or is not applicable.

      The cash paid upon conversion of shares of OneSource common stock will be issued in full satisfaction of all rights relating to the shares of OneSource common stock.

Conditions to the Completion of the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement, the merger and the transactions contemplated thereby shall have been duly approved and adopted by the holders of a majority of the outstanding shares of common stock of OneSource;

•	any applicable waiting periods under the Hart-Scott-Rodino Act or any applicable foreign antitrust laws relating to the merger and the transactions contemplated by the merger agreement shall have expired or been terminated;

•	no provision of any applicable law and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the merger or the transactions contemplated by the merger agreement; and

•	there shall not be pending any action by any governmental authority challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement.

      The obligations of OneSource to consummate the merger and the transactions contemplated thereby are subject to the fulfillment of the following conditions unless waived by OneSource:

•	the representations and warranties of Holdings and Merger Sub set forth in the merger agreement shall be true and correct in all respects on and as of the closing date with the same effect as though made on and as of the closing date, except for any such inaccuracies which, individually or in the aggregate, would not have a material adverse effect on the ability of Holdings or Merger Sub to consummate the transactions contemplated by the merger agreement; and

•	Holdings shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the effective time, except for acts and omissions of Holdings which, in the aggregate, do not have a material adverse effect on Holdings.

      The obligations of Holdings to consummate the merger and the other transactions contemplated thereby are subject to the fulfillment of certain conditions, including the following, unless waived by Holdings:

•	the representations and warranties of OneSource set forth in the merger agreement shall be true and correct in all respects on and as of the closing date of the merger with the same effect as though made on and as of the closing date, except for certain permitted changes and except for any such inaccuracies which, individually or in the aggregate, would not have a material adverse effect on OneSource or a material adverse effect on the ability of OneSource to consummate the transactions contemplated by the merger agreement;

•	OneSource shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the effective time;

•	since the date of the merger agreement, there shall not have occurred any material adverse effect on OneSource;

•	the aggregate number of shares of common stock of OneSource which dissents from the transactions contemplated by the merger agreement shall not exceed 5% of the outstanding shares of common stock of OneSource on the closing date; and

•	there shall not be pending any action by any governmental authority (i) seeking to prohibit or limit the ownership or operation by Holdings, the surviving corporation or any of their respective subsidiaries of, or to compel Holdings, the surviving corporation or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Holdings, OneSource or any of their respective subsidiaries, as a result of the merger or any of the other transactions contemplated by the merger agreement or (ii) seeking to prohibit Holdings or any subsidiary of Holdings from effectively controlling in any material respect the business or operations of OneSource or the subsidiaries of OneSource.

      Several of the representations and warranties of OneSource contained in the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on OneSource. The merger agreement provides that a “material adverse effect” with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which would have or would reasonably be expected to have a material adverse effect on (i) the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by the merger agreement; provided, however, that a material adverse effect shall not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to (i) any changes in the market price or trading volume of the shares of our common stock in the case of OneSource (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a material adverse effect on such party), (ii) conditions, events, or circumstances generally affecting the economy as a whole or OneSource’s industry as a whole, (iii) changes, effects or events resulting from or arising out of the public announcement of the execution of the merger agreement, or (iv) changes, effects or events caused by the taking of any action required by the merger agreement or the taking of any action by OneSource that has been approved in writing by Holdings.

      OneSource can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. OneSource cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to OneSource’s decision to complete the merger and whether OneSource believes there has been a material change in the terms of the merger and its effect on OneSource’s stockholders. In making its determination, OneSource would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of OneSource as an independent entity. If OneSource determines that a waiver of a condition would materially change the terms of the merger, it will resolicit proxies.

No Solicitation

      During the term of the merger agreement, OneSource agreed that it will not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly:

•	solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving OneSource, or acquisition of any capital stock from OneSource (other than upon exercise of outstanding options) or 15% or more of the assets of OneSource in a single transaction or a series of related transactions, or any acquisition by OneSource of any material assets or capital stock of any other person, or any combination of the foregoing;

•	negotiate or otherwise engage in discussions with any person (other than Holdings or its directors, officers, employees, agents and representatives) with respect to any competing transaction;

•	agree to approve or recommend a competing transaction; or

•	enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger with Holdings and Merger Sub or any other transactions contemplated by the merger agreement with Holdings and Merger Sub.

      Notwithstanding the foregoing, at any time prior to the approval of the merger by our stockholders, OneSource may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for a competing transaction that was not solicited or encouraged after the date of the merger agreement if and so long as:

•	the special committee or the board of directors of OneSource determines that failing to take such action may constitute a breach of the fiduciary duties of the special committee or the board of directors of OneSource under applicable law;

•	the special committee or the board of directors of OneSource determines that such proposal is, if accepted, reasonably likely to be consummated and is more favorable to OneSource’s stockholders from a financial point of view than the transactions contemplated by the merger agreement

(including any adjustment to the terms and conditions proposed by Holdings in response to such competing transaction); and

•	such proposal is not subject to any financing contingencies.

      However, OneSource, prior to taking any such action, is required to notify Holdings not less than two days prior to taking such action (which notice shall identify the person making the proposal, and describe the terms thereof) and must receive from the person making the proposal an executed confidentiality agreement. OneSource is also required to notify Holdings of any proposal for a competing transaction (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no event more than 24 hours) after its receipt thereof, and also thereafter keep Holdings informed of the status of any discussion or negotiations with such third party and any material changes to the terms and conditions of such proposal. OneSource is required to give Holdings a copy of any information delivered to such third party that has not previously been reviewed by Holdings.

      The merger agreement also provides that in the event that prior to the approval of the merger by the stockholders of OneSource the special committee or the board of directors of OneSource determines that failure to do so may constitute a breach of the fiduciary duties of the special committee or the board of directors of OneSource under applicable law, the special committee or the board of directors of OneSource may withdraw, modify or change, in a manner adverse to Holdings, the recommendation of the OneSource board of directors and take and disclose to the stockholders of OneSource a position with respect to a superior proposal and, to the extent applicable, comply with Rule 14e-2 and Rule 14d-9 under the Exchange Act with respect to a competing transaction by disclosing such withdrawn, modified or changed recommendation and the recommendation with respect to the competing transaction in connection with a tender or exchange offer for OneSource securities. In such case, OneSource is required to give Holdings two business days prior written notice of its intention to take such action.

      In addition, neither the special committee nor the board of directors of OneSource is permitted, in connection with any such withdrawal, modification or change of the board of directors recommendation, to take any action to change the approval of the special committee or the board of directors of OneSource for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated thereby, including the merger agreement and the merger. The foregoing restriction is not intended to prohibit OneSource from withdrawing, modifying or changing its recommendation or approving or recommending any superior proposal under the circumstances and subject to the conditions set forth in the merger agreement.

      Pursuant to the merger agreement, notwithstanding any subsequent determination by the board of directors of OneSource to change the OneSource board of directors recommendation, the merger agreement is required to be submitted to the stockholders of OneSource at a special meeting of the OneSource Stockholders for the purpose of obtaining the approval of the merger and the transactions contemplated thereby.

      OneSource is further required to immediately advise Holdings in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a competing transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Holdings within three days of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. OneSource, its directors and its advisors are permitted to refer third parties to the applicable sections of the merger agreement addressing these issues.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any approval of the merger agreement by the stockholders of OneSource):

•	by mutual written consent of Holdings and OneSource;

•	by either Holdings or OneSource if a judgment, injunction, order or decree of a court or other competent governmental authority enjoining Holdings or OneSource from consummating the merger has been entered and such judgment, injunction, order or decree is final and nonappealable (provided that a party may not terminate the merger agreement pursuant to this provision if its failure to perform its obligations under the merger agreement resulted in or contributed to the issuance of such judgment, injunction, order or decree);

•	by either Holdings or OneSource if the merger is not consummated before June 30, 2004 (provided that the right to terminate the merger agreement under this provision is not available to any party whose failure to perform any material covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date);

•	by Holdings or OneSource if at the special meeting of stockholders of OneSource (including any adjournment or postponement thereof) the requisite vote of the stockholders is not obtained to approve the merger, the merger agreement and the transactions contemplated thereby;

•	by Holdings or OneSource if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger or would result in a material adverse effect on the ability of Holdings and/or OneSource to consummate the transactions contemplated thereby, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

•	by Holdings if the condition that since the date of the merger agreement, there shall not have occurred any material adverse effect on OneSource is not satisfied and cannot reasonably be expected to be satisfied by June 30, 2004;

•	by Holdings at any time prior to the special meeting of stockholders of OneSource if the special committee or the board of directors of OneSource or any committees thereof shall have withdrawn or modified, in a manner adverse to Holdings, the recommendation of the OneSource board of directors or shall have approved, endorsed or recommended a competing transaction; or

•	by OneSource at any time prior to the special meeting of stockholders of OneSource if OneSource has complied with obligations regarding non-solicitation and non-redemption of its rights plan, OneSource has received a Superior Proposal and OneSource pays the full amount of the termination fee and reimbursement of costs required under the merger agreement at the time of delivery of notice of such termination.

Termination Fees

      Under the Merger Agreement, OneSource has agreed to pay Holdings a termination fee equal to $3,000,000 in cash, plus the reimbursement of any and all costs incurred by Holdings and Merger Sub up to a maximum of $1,000,000, in the event that the merger agreement is terminated:

•	by Holdings due to a material breach by OneSource of its non-solicitation obligations (which is not cured by OneSource, if capable of being cured, within 48 hours after such breach);

•	by Holdings because prior to the special meeting of stockholders of OneSource the special committee or the board of directors of OneSource withdrew or modified, in a manner adverse to Holdings, the recommendation of the OneSource board of directors or approved, endorsed or recommended a competing transaction;

•	by OneSource because prior to the special meeting of stockholders, OneSource complied with its obligations regarding non-solicitation and non-redemption of its rights plan and OneSource received a superior proposal for a competing transaction; or

•	by Holdings if the merger is not consummated prior to June 30, 2004 or the required vote is not obtained at the special meeting of stockholders, in the event:

•	a competing transaction shall have been made known to OneSource or shall have been made directly to the stockholders of OneSource generally or any person shall have publicly announced its intention (whether or not conditional) to make a proposal for a competing transaction;

•	the condition to obtain the requisite vote of the stockholders of OneSource is not satisfied or Holdings has terminated the merger agreement because the merger is not consummated before June 30, 2004 (but only if a vote to obtain requisite vote of the stockholders or the special meeting of OneSource’s stockholders has not been held); and

•	within 12 months of such termination, OneSource enters into a definitive agreement with respect to, or consummates, a competing transaction.

      Except for willful or intentional breaches of the merger agreement, the foregoing fee and expense arrangements are intended to be the sole remedies under the merger agreement (other than equitable or injunctive relief) and are to be paid regardless of any alleged breach, other than a willful or intentional breach, by Holdings of its obligations under the merger agreement. However, no payment by OneSource of such termination fees and expenses shall operate or be construed as a waiver by OneSource of any breach of the merger agreement by Holdings or Merger Sub or of any rights of OneSource in respect thereof.

Conduct of Business Pending the Merger

      Under the merger agreement, OneSource agreed that during the period from the date of the merger agreement to the effective time, OneSource would conduct its operations in the ordinary course except as expressly contemplated by the merger agreement and would use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect.

      In addition, OneSource agreed that it would not, without the prior written consent of Holdings:

•	do or effect any of the following actions with respect to its securities:

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

•	grant any person any right or option to acquire any shares of its capital stock;

•	issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options); or

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

•	sell, transfer, lease, pledge or otherwise dispose of any of its property or assets other than in the ordinary course of business;

•	amend its certificate of incorporation or by-laws;

•	merge or consolidate with any other person;

•	acquire assets or capital stock of or other equity interests in any other person;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money;

•	enter into or modify any employment, severance, stay-put termination or similar agreements or arrangements (other than at-will employment arrangements in the ordinary course of business consistent with past practice of OneSource) with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee (except for change-of-control severance agreements that in all cases shall require the prior written consent of Holdings), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law;

•	enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable law;

•	change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by OneSource’s regular independent accountants, or make any material tax election (unless required by law) or settle any material tax liability which is the subject of dispute between OneSource and a governmental authority, unless, in each case, Holdings is given reasonable prior written notice thereof;

•	enter into, amend or terminate any contract other than in the ordinary course of business consistent with past practices and which individually or in the aggregate would not be reasonably expected to have a material adverse effect on OneSource;

•	except as expressly permitted by the merger agreement, enter into any confidentiality, standstill or non-compete agreements or arrangements;

•	incur or commit to any capital expenditures, individually or in the aggregate, in excess of $200,000;

•	modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

•	take any action that would likely result in the failure to satisfy the condition that the representations and warranties of OneSource set forth in the merger agreement be true and correct as of the closing date;

•	fail to file any material tax returns when they become due, or fail to pay any material taxes when they become due and payable;

•	permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

•	agree in writing or otherwise to take any of the foregoing actions.

OneSource also agreed that it would not redeem, amend or waive any provision of its existing rights plan (other than Amendment No. 1 thereto dated as of February 17, 2004, and such amendments as are necessary to accommodate the merger agreement and the transactions contemplated thereby), or implement or adopt any “poison pill,” stockholder rights plan or similar plan.

Amendment; Extension and Waiver

      Subject to applicable law:

•	the merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of OneSource or Holdings, no amendment may be entered into which requires further approval by stockholders of OneSource or Holdings unless such further approval is obtained; and

•	at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and waive compliance by any other party with any agreements or conditions in the merger agreement, except that after the merger agreement has been adopted by the stockholders of OneSource, no waiver may be made which requires further approval by OneSource stockholders or the approval of Holdings stockholders unless such further approval is obtained.

Representations and Warranties

      The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization, good standing and similar corporate matters of OneSource and its subsidiaries;

•	subsidiaries of OneSource;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters of OneSource;

•	the capital structure of OneSource;

•	absence of conflicts with OneSource’s certificate of incorporation, by-laws, existing agreements of OneSource, court orders, applicable law, and related consents and approvals;

•	absence of changes or events concerning OneSource;

•	documents filed by OneSource with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities of OneSource;

•	filing of material tax returns and payment of material taxes by OneSource;

•	compliance with applicable laws by OneSource;

•	intellectual property of OneSource;

•	title to material properties and assets of OneSource;

•	outstanding and pending litigation of OneSource that would reasonably be expected to have a material adverse effect on OneSource;

•	the accuracy of information supplied by OneSource in connection with this proxy statement;

•	brokerage and finder’s fees and expenses;

•	status of employee benefit plans of OneSource;

•	certain contracts of OneSource;

•	status of labor matters of OneSource;

•	absence of undisclosed liabilities that would reasonably be expected to have a material adverse effect;

•	operation of OneSource’s business and relationships with customers and suppliers;

•	material permits and compliance;

•	environmental matters that might have material adverse effect on OneSource;

•	receipt of fairness opinion by OneSource from its financial advisor;

•	special committee and board recommendations;

•	satisfaction of certain state takeover statutes’ requirements for OneSource;

•	required stockholder vote of OneSource;

•	related party transactions;

•	applicable takeover statutes and rights plan issues; and

•	Nasdaq qualification.

Delisting and Deregistration of OneSource Common Stock

      If the merger is completed, OneSource common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

      The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

Material United States Federal Income Tax Consequences of the Merger

      This section discusses the material United States federal income tax consequences of the merger to OneSource stockholders whose shares of OneSource common stock are surrendered in the merger in exchange for the right to receive cash consideration of $8.40 per share. The discussion below applies only to OneSource stockholders that hold OneSource common stock as capital assets at the time of the merger, and the discussion may not apply to:

•	stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction). persons with a “functional currency” other than the U.S. dollar, partnerships or other pass-through entities for federal income tax purposes, retirement plans and tax-exempt organizations;

•	stockholders who acquired OneSource common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates; or

•	holders of options to acquire OneSource common stock.

The discussion below is based upon federal income tax laws as now in effect and interpreted and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

      We intend this discussion to provide only a general summary of the material United States federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential United States federal income tax consequences of the merger. We also do not address foreign, state, estate, gift or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL, STATE, ESTATE, GIFT, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

      For federal income tax purposes, a OneSource stockholder generally will recognize capital gain or capital loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of OneSource common stock surrendered pursuant to the merger. If at the time of the merger a noncorporate stockholder’s holding period for the shares of OneSource common stock is more than one year, any gain recognized generally will be subject to federal income tax at a maximum rate of 15%. If a noncorporate stockholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to federal income tax at the same rate as ordinary income. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused capital losses may be carried forward to subsequent tax years.

      For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible against ordinary income. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

      Consideration received by OneSource stockholders in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding.

Expenses

      Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and related transactions will be paid by the party incurring such fees or expenses; provided, however, that ValueAct Capital paid the fees related to the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Estimated Fees and Expenses of Merger

      The following is an estimate of OneSource’s expenses incurred or to be incurred in connection with the merger.

Legal and Accounting Fees	$565,000
Special Committee Fees	$240,000
Printing and Mailing Fees	$35,000
Financial Advisors Fees	$3,750,000
Miscellaneous	$75,000

Total:	$4,665,000

      The fees and expenses of OneSource related to the merger are estimated to be approximately $4,665,000. Except as disclosed in this proxy statement or as set forth in the merger agreement, all fees and expenses in connection with the merger and any other transaction contemplated thereby will be paid by the party incurring such fees and expenses.

SELECTED HISTORICAL FINANCIAL DATA

      We are providing the following historical financial information to aid you in your analysis of the financial aspects of the merger.

      The following selected financial data is only a summary and should be read in conjunction with our financial statements and the notes to those statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003, and incorporated by reference herein. The selected consolidated financial data presented below as of and for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements. The following consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the notes thereto and “Management’s Discussion and Analysis of Financial condition and Results of Operations” contained in our Form 10-K for the year ended December 31, 2003. All amounts are in thousands, except per share data. More complete financial information also may be obtained by accessing our public filings with the Securities and Exchange Commission or by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.”

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Statement of Income Data:
Revenues	$57,284	$57,750	$59,017	$51,889	$35,548
Cost of revenues	18,228	18,064	18,496	17,909	14,809

Gross profit	39,056	39,686	40,521	33,980	20,739

Operating expenses:
Selling and marketing	17,135	16,467	18,447	20,519	13,254
Platform and product development	10,574	10,040	8,360	8,842	7,996
General and administrative	7,308	6,156	5,889	5,079	5,474
Amortization of acquired intangible assets	327	427	460	460	261
Restructuring	—	—	660	—	—
Amortization of goodwill	—	—	1,020	1,043	115

Total operating expenses	35,344	33,090	34,836	35,943	27,100

Income (loss) from operations	3,712	6,596	5,685	(1,963)	(6,361)
Interest income, net	363	437	853	887	47
Other income(1)	—	—	—	2,000	2,000
Income (loss) before provision for income taxes	4,075	7,033	6,538	924	(4,314)
Provision for income taxes	1,528	2,602	1,882	66	133

Net income (loss)	$2,547	$4,431	$4,656	$858	$(4,447)

Net income (loss) per share:
Basic	$0.22	$0.37	$0.37	$0.07	$(0.50)
Diluted	$0.21	$0.35	$0.34	$0.06	$(0.50)
Weighted average common shares outstanding:
Basic	11,489	11,859	12,424	11,509	8,822
Diluted	11,884	12,512	13,519	13,509	8,822

	December 31,

	2003	2002	2001	2000	1999

	(In thousands, except number of customers data)
Balance Sheet Data:
Cash and cash equivalents	$22,794	$23,096	$18,162	$17,338	$13,598
Working capital (deficit)	3,165	3,645	2,399	1,827	(691)
Total assets	60,563	58,798	53,543	58,832	49,698
Total current and long-term debt	2,574	—	—	33	234
Deferred revenues	29,520	30,257	27,144	29,229	24,222
Total stockholders’ equity	18,711	17,509	16,000	16,353	13,363
Other Data for Web-based Products:
Annualized contract value(2)	$52,723	$56,075	$56,077	$58,354	$38,743
Number of customers	750	812	817	869	583
Average annualized contract value per customer	$70.3	$69.0	$68.7	$67.2	$66.5

(1)	Other income for each of the years ended December 31, 2000 and 1999 included $2.0 million of license fees related to a software license agreement.

(2)	Annualized contract value represents the invoiced fees for one month that are included in deferred revenues for all customer contracts for Web-based products in effect at the measurement date, multiplied by 12, without regard to the actual remaining duration of such contracts. For more information regarding annualized contract value, see Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Annualized Contract Value” in OneSource’s Form 10-K for the year ended December 31, 2003.

      The book value per share of our common stock as of the end of our fiscal years ended December 31, 2003 and 2002 was $1.61 and $1.50, respectively. Our ratio of earnings to fixed charges as of the end of our fiscal years ended December 31, 2003 and 2002 was 7.91 and 13.51, respectively.

      We have not provided any pro forma data giving effect to the merger as we do not believe that such information is material to our stockholders in evaluating the merger and the merger agreement. The merger consideration consists solely of cash and, if the merger is consummated, our common stock will cease to be publicly traded. As a result, we do not believe that the changes to our financial condition resulting from the merger would provide meaningful or relevant information in evaluating the merger and the merger agreement since our stockholders (other than ValueAct Capital and its affiliates) will not be stockholders of, and will have no interest in, OneSource following the merger.

OneSource’s Projections

      In connection with the special committee’s exploration of strategic options, OneSource prepared projections of its anticipated future operating performance for the fiscal years ended December 31, 2003, 2004 and 2005. These projections were initially provided to the special committee, Morgan Stanley, Portico Capital and, through the data room, potential bidders in December 2003. OneSource revised its projections for fiscal years ended December 31, 2003, 2004 and 2005 in January 2004, and these projections were provided to the special committee, Morgan Stanley, Portico Capital and, through the data room, potential bidders. On February 5, 2004, OneSource publicly-disclosed earnings guidance for 2004. The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. The projections were prepared by, and are the responsibility of, management of OneSource. PricewaterhouseCoopers, OneSource’s independent auditor, has not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assumes no responsibility for them. The PricewaterhouseCoopers report included in OneSource’s Form 10-K for the fiscal year ended December 31, 2003 which is incorporated by reference into this proxy statement relates to OneSource’s historical financial information — it does not extend to these projections and should not be read to do so. OneSource has included below a subset of these projections to give OneSource’s stockholders access to certain information for purposes of considering and evaluating the merger that, except as provided above, is not publicly available and that OneSource provided to the special committee, Morgan Stanley, Portico Capital and, through the data room, potential bidders in connection with the evaluation of strategic options.

      The projections which OneSource’s management provided to the special committee, Morgan Stanley, Portico Capital and, through the data room, potential bidders, assumed that OneSource would remain a public company and therefore the projections do not reflect the effects of potentially becoming a private company as a result of the merger. The projections OneSource provided to the special committee, Morgan Stanley, Portico Capital and, through the data room, potential bidders in connection with the evaluation of strategic options in January 2004 for the full year 2005 were as follows: ACV of $74 million and revenues of $67 million. As disclosed in OneSource’s press release of February 5, 2004, OneSource’s financial expectations for the full year 2004 as of that date are as follows: ACV in the range of $52 million to $58 million and revenues in the range of $55 million to $59 million.

      Annualized contract value or ACV is a measurement that OneSource uses for normalized period-to-period comparisons to indicate business volume and growth, both in terms of new customers and upgrades and expansions at existing customers. OneSource’s presentation and calculation of annualized contract value may not be comparable to similarly titled measures used by other companies. It is not an absolute indicator, and OneSource cannot guarantee that any annualized contract value will be ultimately realized as revenues.

      The projections are forward-looking statements that are subject to risks and uncertainties that could cause actual and projected results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by OneSource in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of OneSource with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, effective income tax rates, capital expenditures and working capital and other matters. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond OneSource’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual and projected results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which may also cause actual and projected results to materially differ.

      For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any stockholder regarding the information contained in the projections and, except as required by applicable securities laws, OneSource does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

MARKET PRICES AND DIVIDENDS

Market Prices

      OneSource’s common stock is listed on The Nasdaq National Market under the symbol ONES. The following table sets forth, on a per share basis for the periods shown, the high and low bid information of our common stock as reported on the Nasdaq National Market. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent the price of actual transactions.

	High	Low

Calendar Year 2002
First Quarter 2002	$10.36	$6.02
Second Quarter 2002	8.40	6.45
Third Quarter 2002	6.90	5.42
Fourth Quarter 2002	7.67	5.15
Calendar Year 2003
First Quarter 2003	8.00	5.25
Second Quarter 2003	8.60	5.71
Third Quarter 2003	8.57	7.28
Fourth Quarter 2003	10.50	8.15

      Prior to May 19, 1999, there was no public market for OneSource’s common stock. As of March 18, 2004, we had outstanding 11,647,768 shares of common stock. On such date, there were 59 holders of record of our common stock. Such number includes stockholders of record who hold stock for the benefit of others. On February 17, 2004, the trading day immediately preceding the execution and delivery of the merger agreement, the closing price per share of our common stock on the Nasdaq National Market was $7.60.

Dividends

      During the past two years, we have not declared or paid cash dividends on our common stock. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operations, capital requirements, business conditions and contractual restrictions on payment of dividends, if any. We agreed in the merger agreement not to, and to cause our subsidiaries not to, declare or pay any dividend until the closing of the merger without the prior written consent of Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Repurchases

      In fiscal years 2003 and 2002, OneSource had stock buyback programs in effect. Under the stock buyback programs, which were administered by Adams, Harkness & Hill, Inc., Adams Harkness regularly repurchased OneSource common stock on the open market for OneSource pursuant to certain parameters that had been predetermined by us. Such parameters included the trading volume and price of the common stock. Based on fair market value on the date of purchase, a total of $6,647,075 of our common stock was repurchased for OneSource in fiscal year 2003 under the stock buyback programs. In fiscal year 2003, Messrs. Kahn, Schimmel, Landon, and Garlick each sold shares of common stock on the open market in aggregate amounts of $320,463, $770,211, $160,232, and $47,260, respectively, based on the fair market value on the date of such sales, that were repurchased by Adams Harkness for OneSource on the open market through the stock buyback programs. The aggregate amount of common stock repurchased from Messrs. Kahn, Schimmel, Landon, and Garlick under the stock buyback programs equaled 48% of the total amount of common stock sold by Messrs. Kahn, Schimmel, Landon, and Garlick in fiscal year 2003, based on the fair market value on date of such sales.

      Based on fair market value on the date of purchase, a total of $5,572,396 of common stock was repurchased for OneSource in fiscal year 2002 under the stock buyback programs. In fiscal year 2002, Messrs. Kahn, Schimmel, and Garlick each sold shares of common stock on the open market in aggregate amounts of $196,500, $632,875, and $400,700, respectively, based on the fair market value on the date of such sales, that were repurchased by Adams Harkness for OneSource on the open market through the stock buyback programs. The aggregate amount of common stock repurchased from Messrs. Kahn, Schimmel, and Garlick under the stock buyback programs equaled 62% of the total amount of common stock sold by Messrs. Kahn, Schimmel, and Garlick in fiscal year 2002, based on the fair market value on the date of such sales.

      In fiscal year 2002, Information Partners Capital and its affiliates subscribed for an aggregate of $663,900 of products and services from OneSource. In addition, in fiscal year 2002, William Blair & Company and its affiliates subscribed for an aggregate of $68,216 of products and services from OneSource. Prior to November 1, 2002, Information Partners Capital and its affiliates and William Blair & Company and its affiliates were principal stockholders of OneSource with each entity holding greater than 5% of OneSource common stock.

      The following table sets forth information regarding acquisitions of common stock by OneSource, showing the number of shares of common stock repurchased by OneSource, the total amount paid by OneSource, the range of prices paid for those shares and the weighted average price paid per quarter for the past two years.

Stock Repurchase Summary

				Weighted
				Average
	Number of	Total		Per Share
	Shares	Amount	Per Share	Purchase
Quarter	Repurchased	Paid	Price Range	Price

Q1’02	213,200	$1,667,672	$7.10-9.88	$7.82
Q2’02	119,200	$824,003	$6.50-7.50	$6.91
Q3’02	393,650	$2,484,295	$5.20-6.65	$6.31
Q4’02	92,100	$596,426	$5.57-6.70	$6.48
Q1’03	204,300	$1,303,820	$5.75-7.25	$6.38
Q2’03	307,400	$2,005,972	$6.01-8.05	$6.53
Q3’03	431,200	$3,337,283	$7.52-8.25	$7.74
Q4’03	N/A	N/A	N/A	N/A

Other Securities Transactions

      The following tables set forth information regarding acquisitions of common stock by ValueAct Capital and its affiliates, showing the number of shares of common stock purchased by ValueAct Capital and its affiliates, the range of prices paid for those shares and the average price paid per quarter for the past two years. Neither Holdings nor Merger Sub has purchased any shares of common stock in the past two years. However, ValueAct Capital has indicated that it intends to transfer all shares held by it and its affiliates to Holdings prior to the effective time of the merger.

Quarter Ended

	3/31/02			6/30/02

	Range of	Average	Number of	Range of	Average	Number of
	Price	Price	Shares	Price	Price	Shares

ValueAct Capital Partners, L.P.	—	—	—	—	—	—
ValueAct Capital Partners II, L.P.	—	—	—	—	—	—
ValueAct Capital International, Ltd.	—	—	—	—	—	—

	Quarter Ended

	9/30/02			12/31/02

	Range of	Average	Number of	Range of	Average	Number of
	Price	Price	Shares	Price	Price	Shares

ValueAct Capital Partners, L.P.	—	—	—	$5.53	$5.53	2,844,429
ValueAct Capital Partners II, L.P.	—	—	—	$5.53	$5.53	226,024
ValueAct Capital International, Ltd.	—	—	—	$5.53	$5.53	406,844

	Quarter Ended

	3/31/03			6/30/03

	Range of	Average	Number of	Range of	Average	Number of
	Price	Price	Shares	Price	Price	Shares

ValueAct Capital Partners, L.P.	$6.11-$6.45	6.41	127,160	—	—	—
ValueAct Capital Partners II, L.P.	$6.11-$6.45	6.28	63,816	—	—	—
ValueAct Capital International, Ltd.	$6.11-$6.45	6.38	39,424	—	—	—

Quarter Ended

	9/30/03			12/31/03

	Range of	Average	Number of	Range of	Average	Number of
	Price	Price	Shares	Price	Price	Shares

ValueAct Capital Partners, L.P.	—	—	—	—	—	—
ValueAct Capital Partners II, L.P.	—	—	—	—	—	—
ValueAct Capital International, Ltd.	—	—	—	—	—	—

Other Related Transactions

      On February 18, 2004, OneSource entered into a merger agreement with OS Merger Sub, Inc. and VAC-OS Holdings LLC. As a result of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by stockholders that have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $8.40 in cash. Immediately prior to the effective time of the merger, all outstanding stock options for shares of our common stock (whether or not vested) will be terminated and cancelled in exchange for the right to receive for each share subject to the option the excess, if any, of $8.40 over the exercise price of the option. Payments of merger consideration will be made without interest and less any applicable withholding taxes. Treasury shares and all shares otherwise held by OneSource or its subsidiaries, Holdings and Merger Sub will be cancelled and will not be entitled to any merger consideration. ValueAct Capital has indicated that shares held by it and its affiliates will be transferred to Holdings prior to the effective time of the merger. Pursuant to the merger agreement, Merger Sub will merge with and into OneSource, with OneSource being the surviving corporation. Following the merger of Merger Sub with and into us, Merger Sub will cease to exist, and OneSource will become a privately-held corporation and a wholly-owned subsidiary of Holdings. ValueAct Capital Partners, L.P. and its affiliates own approximately 32% of OneSource (as of their most recent filing with the Securities and Exchange Commission). Peter H. Kamin is a founding partner of ValueAct Capital and also a member of our board of directors.

      OneSource has adopted a code of ethics that applies to its principal executive officers and all members of its financial department, including the principal financial and accounting officer. A copy of the code of ethics can be obtained without charge by written request to our corporate secretary, OneSource Information Services, 300 Baker Avenue, Concord, Massachusetts 01742.

      OneSource entered into a severance agreement with Daniel J. Schimmel in connection with his resignation as an officer and director effective February 5, 2004. Pursuant to the agreement, Mr. Schimmel received a severance payment of approximately $500,000 and all of his options were vested.

      On November 2, 2002, OneSource entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with ValueAct Capital and certain of its affiliates. Pursuant to the terms of the Registration Rights Agreement, the board of directors appointed Mr. Kamin to serve as a Director on OneSource’s Board of Directors until this Annual Meeting of Stockholders. In addition, pursuant to the Registration Rights Agreement, for so long as ValueAct owns at least 30% of OneSource’s outstanding shares, OneSource will, subject to the Board of Director’s fiduciary duties under applicable law and subject to the requirements established by the National Association of Securities Dealers, the United States Securities and Exchange Commission, the Nasdaq National Market System, any governmental or regulatory body exercising authority over OneSource, or any other applicable statute, rule or regulation, use its best efforts to include Mr. Kamin in the slate of nominees recommended for election to the Board of Directors at each annual meeting of OneSource.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of March 18, 2004: (i) the name of each person who is known by OneSource to own beneficially more than 5% of the outstanding shares of common stock (“Principal Stockholder”); (ii) the name of each nominee for director of OneSource; (iii) the name of each executive officer of OneSource named in the Summary Compensation Table set forth below under the heading “Executive Compensation”; (iv) the name of a significant employee named in the Summary Compensation Table set forth below under the heading “Executive Compensation”; and (v) the number of shares beneficially owned by each such person and all directors, nominees for director, executive officers, and the significant employee of OneSource as a group and the percentage of the outstanding shares represented thereby.

	Amount and
	Nature of	Percent of
Name and Address of Beneficial Owner(1)	Ownership(2)	Class (3)

Principal Stockholders:
ValueAct Capital Partners, L.P. and related Funds, One Maritime Plaza, Suite 1400, San Francisco, CA 94111(4)	3,707,697	31.8%
Dalton, Greiner, Hartman, Maher & Co., LLC,
565 Fifth Avenue, Suite 2101, New York,
NY 10017-2413(5)	957,744	8.2
Executive Officers:
Daniel J. Schimmel(6)	864,250	7.2
William G. Schumacher(7)	99,097	1.0
Philip J. Garlick(8)	80,000	1.0
Roy D. Landon(9)	152,140	1.3
David J. DeSimone(10)	109,234	1.0
Directors:
Martin F. Kahn(11)	389,256	3.3
Carl P. Fisher(12)	17,250	*
Henry Ancona(13)	16,250	*
Robert J. Massie(14)	5,000	*
Peter H. Kamin(4)	3,707,697	31.8
Named Significant Employee:
Mary F. McCabe(15)	144,803	1.2
All directors, executive officers, and named significant employee as a group(16) (12 persons)	5,605,226	48.1

*	Less than one percent of the outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o OneSource Information Services, Inc., 300 Baker Avenue, Concord, MA 01742.

(2)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the March 18, 2004 (“presently exercisable stock options”) are deemed outstanding for computing the ownership of the person holding such options, but are not deemed outstanding for computing the ownership of any other person.

(3)	Applicable percentage ownership as of March 18, 2004 is based upon 11,647,768 shares of common stock outstanding as of March 18, 2004. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and includes voting and investment power with respect to the shares. Presently exercisable stock options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	Includes 2,971,589 shares held by ValueAct Capital Partners, L.P., 289,840 shares owned by ValueAct Capital Partners II, L.P. (“ValueAct II”) and 446,268 shares owned by ValueAct Capital International, Ltd. (“ValueAct International”). According to an amended Schedule 13D filed on February 18, 2004, the general partner of ValueAct Capital Partners, L.P. (“ValueAct”) and the managing members of the general partner exercise shared voting and investment power with respect to the shares owned by ValueAct. The general partner of ValueAct is VA Partners, LLC (“VA”). VA is also the general partner of ValueAct II and the investment manager of ValueAct International and exercises shared voting and investment power with each of ValueAct II and ValueAct International with respect to the shares owned by each of these entities. Peter H. Kamin, a current director of OneSource, Jeffrey W. Ubben and George F. Hamel, Jr. are the managing members, principal owners and controlling persons of VA and the directors and principal executive officers of ValueAct International.

(5)	According to a Schedule 13G filed on February 4, 2004, Dalton, Greiner, Hartman, Maher & Co., LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Dalton, Greiner, Hartman, Maher & Co., LLC, in its capacity as investment adviser, has been granted discretionary dispositive power over its clients’ securities, and in some instances has sole voting power over such securities.

(6)	Includes 285,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to OneSource’s 1999 Stock Option and Incentive Plan (the “1999 Plan”) and 579,250 shares held in the name of the Daniel J. Schimmel 1999 Family Trust.

(7)	Includes 81,250 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1999 Plan.

(8)	Includes 65,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1999 Plan.

(9)	Includes 80,250 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1999 Plan.

(10)	Includes 108,234 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to OneSource’s 1993 Stock Purchase and Option Plan (the “1993 Plan”) and the 1999 Plan.

(11)	Includes 122,500 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to OneSource’s 2001 Non-Employee Director Stock Option Plan (the “2001 NED Plan”).

(12)	Includes 16,250 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1999 Plan and the 2001 NED Plan.

(13)	Includes 16,250 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1999 Plan and the 2001 NED Plan.

(14)	Includes 5,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 2001 NED Plan.

(15)	Includes 140,744 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1993 Plan and the 1999 Plan.

(16)	Includes 940,727 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1993 Plan, the 1999 Plan, and the 2001 NED Plan.

      OneSource will hold a 2004 annual meeting of OneSource stockholders only if the merger is not completed.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the ages and principal occupations for the directors, executive officers and a named significant employee of OneSource:

Name	Age	Position

Martin F. Kahn(4)	53	Executive Chairman of the Board of Directors and Chief Executive Officer
William G. Schumacher	40	Senior Vice President, Content Development
Philip J. Garlick	42	Senior Vice President, Global Sales, Service & Solutions
Roy D. Landon	48	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer
Yvonne Cekel	45	Senior Vice President, Marketing and Business Development
David J. DeSimone	39	Chief Information Technology Officer
Mary F. McCabe(5)	42	Senior Vice President, Product Development
Carl P. Fisher(2)(3)(4)	62	Director
Henry Ancona(1)(2)(3)(4)	59	Director
Robert J. Massie(1)(2)(3)(4)	55	Director
Peter H. Kamin(3)	42	Director

(1)	Member of compensation committee

(2)	Member of audit committee

(3)	Member of governance committee

(4)	Member of the special committee

(5)	Named significant employee

      Martin F. Kahn joined OneSource as Chairman of the board of directors in September 1993. Mr. Kahn was appointed Executive Chairman and Chief Executive Officer of OneSource on an interim basis as of February 5, 2004. Mr. Kahn has served as managing director of Cadence Information Associates LLC since 1996. The business address of Cadence Information Associates, LLC is 152 West 57th Street, 23rd Floor, New York, NY 10019. Mr. Kahn was Chairman of the board of directors of Ovid Technologies, Inc., located at 333 Seventh Avenue 20th Floor, New York, NY 10001, a producer of online, CD-ROM, and network medical and scientific information services, from 1990 to 1998; Chairman of the board of directors of VistaInfo, Inc., located at #300/ 5060 Shoreham Place, San Diego, CA 92122, a supplier of geographically-based risk information, from 1992 to 1996; and Chairman of the board of directors of Parlo, Inc., an online provider of language instruction, from 1999 to 2002. Mr. Kahn holds an M.B.A. from the Harvard Business School and a B.A. from Yale University.

      William G. Schumacher originally joined OneSource in 1993, served as Director of Product Management from 1996 to January 2000, and became Vice President, Product Management in January 2000. From February to December 2000, Mr. Schumacher was Vice President, Product Management of MeetU.com. In February 2001 Mr. Schumacher returned to OneSource as Senior Vice President, Content Development. Mr. Schumacher holds a B.A. in Chemical Engineering and a B.S. in Finance from the University of Pennsylvania in Philadelphia, PA.

      Philip J. Garlick joined OneSource as Director of Marketing and Product Development in 1993, served as Vice President and General Manager Europe from 1995 to October 1997, became Vice President, Global Enterprise Sales and Marketing in October 1997, and became Senior Vice President, Global Sales, Service, and Marketing in January 2000. Prior to joining OneSource, Mr. Garlick was a marketing executive at Lotus UK. Mr. Garlick holds an M.A. in Economics from Manchester University.

      Roy D. Landon joined OneSource as Director, Finance and Administration in 1993, became Vice President, Finance and Administration in 1997, became Vice President, Chief Financial Officer in 1999, and became Senior Vice President, Chief Financial Officer in January 2000. Prior to joining OneSource, Mr. Landon was director of plans and controls for the Consulting and Information Services Group at Lotus Development Corporation. Mr. Landon holds a B.S. from Babson College.

      Yvonne Cekel joined OneSource in June 2002 as Vice President, Marketing and became Senior Vice President, Marketing and Business Development in July 2003. From August 2001 to June 2001, Ms. Cekel was employed as a strategy and business development consultant for ArsDigita, Inc. From May 2001 to June 2002, Ms. Cekel was employed as a strategy and business development consultant for Scribe Software Inc., located at Three Bedford Farms, Kilton Road, Bedford, NH 03110. From June 1993 to April 2001, Ms. Cekel served as Executive Vice President, Worldwide Sales and Marketing of Transparent Language Inc., located at 9 Executive Park Drive, Merrimack, NH 03054, and also served as a member of its board of directors. Ms. Cekel holds an M.B.A. from the Harvard Business School and a B.S./ B.A. from Babson College.

      David J. DeSimone originally joined OneSource as Lotus Notes Administrator in 1995. From April 1996 until October 1997, Mr. DeSimone served as Manager of Internal Automation of IRI Software, located at 200 Fifth Avenue, Waltham, MA 02154. In October 1997, Mr. DeSimone returned to OneSource as Director of On-line Systems Administration, and became Chief Information Technology Officer in December 2000. Mr. DeSimone holds a B.S. in Marketing and an A.S. in Accountancy from Bentley College.

      Mary F. McCabe joined OneSource as Senior Platform Product Manager in 1994, became Director, Platform Project Management in 1996, became Senior Vice President, Product Development in January 2000, became Senior Vice President, Packaged Solutions in November 2001, became General Manager, Products and Solutions in November 2002, and became Senior Vice President, Product Development in November 2003. Ms. McCabe holds a B.S. from Boston College School of Management with concentrations in Computer Science and Marketing.

      Carl P. Fisher became a director in November 2000. Since 1982, Mr. Fisher has served as an independent electronic publishing consultant primarily for large media, publishing, and communications companies. From 1972 to 1982, Mr. Fisher was part of the start-up management team and an officer of Mead Data Central (the providers of the Lexis and Nexis Services) during its first ten years from conception. Mr. Fisher has served as chief executive officer for a number of early stage information ventures and is currently a member of the board of directors of several private companies. Mr. Fisher holds a B.A. from the University of Connecticut and an L.L.B. from the Georgetown University Law Center.

      Henry Ancona became a director in April 2001. Mr. Ancona is currently President, Chief Operating Officer, and Director of Pegasystems, Inc., located at 101 Main Street, Cambridge, MA 02142, a company specializing in rules-based business process management software. From March 1998 to February 2002, Mr. Ancona served as President and Chief Executive Officer of Evidian Inc., located at 300 Concord Road, Billerica, MA 01821, a software company specializing in security and telecommunications management software. Prior to that time, Mr. Ancona was Executive Vice President of Polaroid Corporation, located at 1265 Main Street, Waltham, MA 02451, where he led the Commercial Imaging and Electronic Imaging businesses. Mr. Ancona has held a variety of general management positions at Digital Equipment Corporation, including Vice President of its application software businesses. Mr. Ancona is currently a member of the board of directors of Sentillion, Inc., located at 300 Brickstone Square, Andover, MA 01810. Mr. Ancona holds B.S. and M.S. degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

      Robert J. Massie became a director in October 2002. He is currently Director of Chemical Abstracts Service (CAS), located at 2540 Olentangy River Road, Columbus, OH 43202, which provides online information and is a division of the American Chemical Society. Before assuming his role at CAS in 1992,

Mr. Massie served as President and Chief Executive Officer of Gale Research, a subsidiary of the Thomson Corporation, located at 27500 Drake Road, Farmington Hills, MI 48331. He also held senior executive positions with the Torstar Corporation, located at One Yonge Street, Toronto, Canada M5E 1P9, the largest newspaper and book publishing company in Canada. Prior to that, he was a management consultant with McKinsey & Co. in the New York office, located at 55 East 52nd Street, 21st Floor, New York, NY 10022. Mr. Massie also practiced law with Covington & Burling in the Washington, D.C. office, located at 1201 Pennsylvania Avenue, NW, Washington, D.C. 20004. He holds a joint J.D./ M.B.A degree from Columbia University, where he was a Harlan Fiske Stone scholar. Mr. Massie is also an honors graduate of Yale College.

      Peter H. Kamin became a director in November 2002. Mr. Kamin co-founded ValueAct Capital Partners, L.P. in June 2000, and is presently a partner at ValueAct Capital Partners, L.P., located at One Maritime Plaza, Ste. 1400, San Francisco, CA 94111. Mr. Kamin founded Peak Investment, L.P., a limited partnership organized to make investments in public companies, in 1992, and was a partner at Peak Investment, L.P. until June 2000. During his investment career, Mr. Kamin has had extensive experience as a member of the board of directors of several public and private companies. Mr. Kamin currently serves as a member of the board of directors of Insurance Auto Auctions, Inc., located at 850 E. Algonquin Road, Suite 100, Schaumburg, IL 60173, and LeCroy Corporation, located at 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977. He holds a B.A. from Tufts University and an M.B.A. from the Harvard Business School. Mr. Kamin was appointed to the board of directors pursuant to the Registration Rights Agreement described above.

      Each director and officer listed above, other than Mr. Garlick, is a citizen of the United States. Mr. Garlick is a citizen of the United Kingdom. Executive officers of OneSource are elected on an annual basis by the board of directors to serve at the pleasure of the board of directors and until their successors have been duly elected and qualified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires OneSource’s officers and directors, and holders of more than 10% of OneSource’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of OneSource common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish OneSource with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the period ended December 31, 2003 and written representations from certain Reporting Persons, OneSource believes that all of OneSource’s officers and directors and holders of more than 10% of OneSource’s common stock complied with Section 16(a) filing requirements for the period ended December 31, 2003, with the exception of the following: the grant of 25,000 stock options to Yvonne Cekel on July 15, 2003 which was reported on a Form 4 on November 19, 2003; the grant of 10,000 stock options to Carl P. Fisher on July 15, 2003 which was reported on a Form 4 on November 19, 2003; the grant of 10,000 stock options to Henry Ancona on July 15, 2003 which was reported on a Form 4 on November 20, 2003; the grant of 10,000 stock options to Robert J. Massie on July 15, 2003 which was reported on a Form 4 on November 20, 2003; and the grant of 10,000 stock options to Mary F. McCabe on July 15, 2003 which was reported on a Form 5 on February 13, 2004.

EXECUTIVE COMPENSATION

Executive Compensation

      The following summary compensation table sets forth the annual and long-term compensation of OneSource’s Chief Executive Officer, each of OneSource’s four other most highly compensated executive officers, and one significant employee (collectively, the “Named Employees”) for the fiscal years ended December 31, 2003, 2002, and 2001.

Summary Compensation Table

				Long Term Compensation

				Other	Securities	All
	Annual Compensation(1)			Annual	Underlying	Other
				Compensation	Options	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(2)	(# of Shares)	($)

Daniel J. Schimmel(3)	2003	$270,000	$43,200	$3,626	—	—
President, Chief Executive	2002	270,000	37,800	3,408	125,000	—
Officer and Director	2001	257,885	42,293	3,150	160,000	—
William G. Schumacher	2003	167,154	21,417	5,555	—	—
Senior Vice President,	2002	160,000	18,000	5,377	50,000	—
Content Development	2001	144,615	19,252	4,062	75,000	—
Philip J. Garlick	2003	190,000	25,080	106,071	—	—
Senior Vice President,	2002	190,000	24,296	106,071	40,000	—
Sales, Service & Solutions	2001	184,616	27,872	106,109	60,000	—
Roy D. Landon	2003	185,000	23,703	3,648	—
Senior Vice President,	2002	185,000	21,968	3,313	45,000	—
Chief Financial Officer	2001	175,577	23,922	3,150	77,000	—
David J. DeSimone	2003	175,000	31,328	1,709	—	—
Chief Information	2002	175,000	19,687	1,708	40,000	—
Technology Officer	2001	175,000	23,297	2,625	42,294	—
Mary F. McCabe	2003	183,926	26,899	3,072	10,000	—
Senior Vice President,	2002	180,000	25,425	2,842	40,000	—
Product Development	2001	171,923	25,531	2,625	—	—

(1)	OneSource did not make any long-term incentive plan payouts, restricted stock awards or grant any stock appreciation rights during the fiscal years 2001, 2002, and 2003.

(2)	Excluding Mr. Garlick, amounts reflect 401(k) cash match by OneSource. Mr. Garlick receives additional compensation in connection with his relocation from the United Kingdom to Massachusetts, including car and housing allowances and payment of taxes.

(3)	Mr. Schimmel resigned from all positions with OneSource effective February 5, 2004.

      The following table provides information with respect to OneSource stock option grants to the Named Employees in 2003. OneSource did not grant any stock appreciation rights in 2003.

Option/ Stock Appreciation Right Grants In Last Fiscal Year

Potential Realizable
Value at Assumed
		Percentage of			Annual Rates of
	Number of	Total Options			Stock Price
	Securities	Granted to			Appreciation for
	Underlying	Employees	Exercise		Option Term(2)
	Options	in Fiscal	Price	Expiration
Name	Granted(1)	Year(%)	($/share)	Date	5%	10%

Daniel J. Schimmel	—	—	—	—	$—	$—
William G. Schumacher	—	—	—	—	—	—
Philip J. Garlick	—	—	—	—	—	—
Roy D. Landon	—	—	—	—	—	—
David J. DeSimone	—	—	—	—	—	—
Mary F. McCabe	10,000	2.3	7.90	7/15/13	49,683	125,905

(1)	Stock options were granted under OneSource’s 1999 Stock Option and Incentive Plan at an exercise price equal to the fair market value of OneSource’s common stock on the date of grant. The options have a term of ten years from the date of grant, and are exercisable in sixteen equal quarterly installments beginning three months following the date of grant, which is the vesting commencement date.

(2)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) of OneSource’s common stock over the term of the options. These numbers are calculated based on rules promulgated by the United States Securities and Exchange Commission and do not reflect OneSource’s estimate of future stock price increases. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of OneSource’s common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

      The following table sets forth certain information with respect to options exercised in fiscal year 2003 by the Named Employees, the value realized upon such exercises, and the value of options held by such Named Employees at the fiscal year end.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

			Number of Securities
			Underlying
	Shares		Unexercised		Value of Unexercised,
	Acquired		Options at		In-the-Money
	on	Value	Fiscal Year End		Options at
	Exercise	Realized	Exercisable/		Fiscal Year End($)(2)
Name	(#)	($)(1)	Unexercisable		Exercisable/Unexercisable

Daniel J. Schimmel	272,254	$1,433,368	126,875	158,125	$229,381	$306,569
William G. Schumacher	—	—	56,250	68,750	80,813	111,688
Philip J. Garlick	11,087	48,679	45,000	55,000	79,650	104,350
Roy D. Landon	35,700	217,984	55,375	66,625	96,351	124,139
David J. DeSimone	—	—	92,661	51,147	169,155	87,891
Mary F. McCabe	—	—	119,494	61,875	81,976	48,975

(1)	Amounts are calculated by subtracting the aggregate exercise price of the options from the market value of the underlying common stock on the date of exercise, and do not reflect amounts actually received by the Named Employees.

(2)	Amounts are calculated by subtracting the exercise price of the options from the fair market value of the underlying common stock as quoted on The Nasdaq Stock Market of $9.42 per share on December 31, 2003, multiplied by the number of shares underlying the options, and do not reflect amounts that actually may be received by the Named Employees upon exercise of options.

Change of Control Agreements

      Each of the Named Employees entered into a change of control agreement with OneSource. Under these agreements, if a Named Employee is terminated during the three months prior to or twelve months following a change in control, either by the surviving entity without cause or by the Named Employee due to a constructive termination, the Named Employee is entitled to continued paid coverage under OneSource’s group health plans and, if permitted by the plans, OneSource’s life and disability insurance plans for twelve months after the change of control. If the termination occurs on or before the 180th day following the change of control, the Named Employee shall receive (1) an amount equal to twelve months of his or her base salary, (2) an amount equal to the average of his or her performance bonus for the prior three years, and (3) an amount equal to the matching contribution paid by OneSource to his or her account under the 401(k) plan for the preceding calendar year. If the termination occurs after the 180th day but on or before the 270th day following the change of control, the Named Employee shall receive an amount equal to nine months of his or her base salary and if the termination occurs after the 270th day but on or before the one year anniversary of the change of control, the Named Employee shall receive an amount equal to six months of his or her base salary.

      Under these agreements, the Named Employees agree to abide by noncompetition and nonsolicitation provisions for a period of months following the termination equal to the number of months of base salary paid under the agreement.

      The change of control agreement with Mr. Schimmel was terminated in February 2004 in connection with his resignation and the execution of a severance agreement.

Compensation Committee Interlocks and Insider Participation

      No person who served as a member of the compensation committee was, during the fiscal year ended December 31, 2003, an executive officer or employee of OneSource, was formerly an executive officer of OneSource, or had any relationship requiring disclosure herein. No executive officer of OneSource served as a member of the compensation committee (or other committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of OneSource or on the compensation committee of OneSource. No executive officer of OneSource served as a director of another entity, one of whose executive officers served on the compensation committee of OneSource.

Compensation of Directors

      Directors who are not employees of OneSource and who are not affiliated with ValueAct Capital or its affiliates (also referred to as “outside directors”), with the exception of Mr. Kahn, receive an annual retainer fee of $15,000 and a $1,500 fee for attending regular or special meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. During the fiscal year ended December 31, 2003, Mr. Kahn received $75,000 for services he provided as chairman of the board of directors. Currently, Messrs. Ancona, Fisher and Massie are the only outside directors. Outside directors have been eligible to participate in OneSource’s 1999 Stock Option and Incentive Plan, and all non-employee directors are also eligible to participate in OneSource’s 2001 Non-Employee Director Stock

Option Plan. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings.

      In 2004, Mr. Kahn received $75,000 for services he provided as chairman of the special committee, Mr. Fisher received $65,000 for serving on the special committee and each of Messrs. Ancona and Massie received $50,000 for serving on the special committee.

Audit Committee Financial Expert

      The audit committee consists of Messrs. Massie, Fisher, and Ancona. Messrs. Massie, Fisher and Ancona are “independent” as defined in proposed rules of the National Association of Securities Dealers’ listing standards. The audit committee does not have a member that qualifies as an “audit committee financial expert” (as defined by the SEC) serving on the audit committee. The audit committee determined that, while no current member would qualify as an audit committee financial expert, it believed that the members of the audit committee had sufficient experience and ability to provide the necessary review and oversight. The audit committee discussed undertaking a search for a new member to be designated the audit committee financial expert, but tabled these discussions during the review of strategic options undertaken by the special committee.

RELATIONSHIP WITH AUDITORS

      During the fiscal years ended December 31, 2003 and 2002, PricewaterhouseCoopers LLP, independent certified public accountants, served as our independent auditors and performed other appropriate services for OneSource.

Fees

      During 2003 and 2002, OneSource retained PricewaterhouseCoopers to provide services in the following categories and amounts:

Description of Service	2003	2002

Audit Fees(1)	$294,150	$210,450
Audit-Related Fees(2)	27,325	79,400
Tax Fees(3)	—	10,624
All Other Fees(4)	—	—

(1)	Audit Fees. Audit fees include fees for professional services that normally would be provided by the independent auditor in connection with statutory and regulatory filings or engagements. In addition to fees for the annual audit and reviews of the Company’s quarterly reports on Form 10-Q in accordance with generally accepted auditing standards, this category contains fees for statutory audits, consents, and assistance with and review of documents filed with the SEC.

(2)	Audit-Related Fees. Audit-related fees include fees relating to assurance and related services, such as: employee benefit plan audits, due diligence relating to mergers and acquisitions by OneSource, accounting consultations and audits in connection with acquisitions, internal control reviews, and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees. Tax fees include fees for professional services rendered for income tax compliance, advice, planning, and return preparation.

(4)	All Other Fees. The aggregate fees billed by PricewaterhouseCoopers for services other than those described above for the fiscal years ended December 31, 2003 and 2002 were zero.

      OneSource’s audit committee has determined that the provision of the services by PricewaterhouseCoopers as set forth herein are compatible with maintaining PricewaterhouseCoopers’ independence within the meaning of the rules and guidelines of the United States Securities and Exchange Commission, American Institute of Certified Public Accountants, and Independence Standards Board. In addition, all non-audit services are reviewed with the audit committee, which approved the provision of such services by PricewaterhouseCoopers and concluded that the provision of such services were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. In January 2004, the audit committee pre-approved fees of PricewaterhouseCoopers up to $30,000 related to services to be performed in connection with the special committee’s review of strategic alternatives, including assistance with due diligence investigations. In March 2004, the audit committee pre-approved fees of PricewaterhouseCoopers up to $30,000 related to responding to any inquires or comments from the Securities and Exchange Commission regarding the merger or any related filings.

      OneSource expects that representatives of PricewaterhouseCoopers will be present at the Special Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Pre-Approval Policies and Procedures

      All non-audit services provided to OneSource by PricewaterhouseCoopers are properly approved in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X of the Securities and Exchange Act. Before non-audit related services are to be performed, the scope and estimated cost of such services are presented to the audit committee for consideration and approval. There were no such non-audit services provided by PricewaterhouseCoopers in 2003 that were not pre-approved by the audit committee.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

General

      We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the merger, or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the merger, with the exception of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and applicable foreign merger control laws. See “The Merger Agreement — Conditions to the Completion of the Merger” starting on page 42.

Hart-Scott-Rodino Anti-Trust Matters

      Under the Hart-Scott-Rodino Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On February 25, 2004, ValueAct Capital and OneSource each filed a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the waiting period expired on March 26, 2004. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of ValueAct Capital or OneSource. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation

      We are, from time to time, subject to claims arising in the ordinary course of business. While the outcome of the claims cannot be predicted with certainty, our management does not expect these matters to have a material adverse effect on our consolidated results of operations and financial condition.

      OneSource and its directors were named as defendants in two purported class action lawsuits filed in the Delaware Court of Chancery in February 2004, entitled Hoffacker v. OneSource Information Services, Inc., et al., Filing ID No. 3140593, and Pennsylvania Avenue Funds v. Kamin, et al., Filing ID No. 3141683, respectively. The complaints allege, among other things, that the defendants breached their fiduciary duties in entering into the proposed transaction with affiliates of ValueAct Capital. The complaints seek unspecified damages and injunctive relief. OneSource and its directors believe the claims to be without merit and intend to defend against them vigorously.

OTHER MATTERS

      As of the date of this proxy statement, the OneSource board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other business properly comes before the special meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the special meeting, please sign the proxy and return it in the enclosed envelope.

STOCKHOLDER PROPOSALS

      If the merger is consummated, we will be a privately-held corporation and you will no longer be able to participate in any future meetings of our stockholders. However, if the merger is not consummated, our public stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

      If the merger is not consummated, proposals of stockholders intended to be presented at the regular Annual Meeting of Stockholders for the fiscal year ended December 31, 2004 pursuant to SEC Rule 14a-8 must be received no later than the close of business on December 20, 2004 at OneSource’s principal executive offices in order to be included in OneSource’s proxy statement for that meeting.

      Under OneSource’s by-laws, stockholders who wish to make a proposal at the Annual Meeting of Stockholders for the fiscal year ended December 31, 2004, other than one that will be included in OneSource’s proxy materials, must notify OneSource no earlier than the close of business on November 20, 2004 and no later than the close of business on December 20, 2004. If a stockholder who wishes to present a proposal fails to notify OneSource by December 20, 2004, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of OneSource’s by-laws, the proposal is brought before the annual meeting of stockholders, then under the proxy rules of the Securities and Exchange Commission, the proxies solicited by management with respect to the next annual meeting of stockholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by OneSource, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to OneSource Information Services, Inc., 300 Baker Avenue, Concord, Massachusetts 01742, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

      The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed by us with the Securities and Exchange Commission are incorporated by reference in this proxy statement and are deemed to be a part hereof:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

•	Our Current Reports on Form 8-K filed October 7, 2003, October 9, 2003, October 16, 2003, February 5, 2004, February 9, 2004 and February 18, 2004.

      In addition, all of our filings with the Securities and Exchange Commission after the date of this proxy statement under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, shall be deemed to be incorporated by reference into this proxy statement until the earlier of closing of the merger or termination of the merger agreement. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to our Chief Financial Officer, Roy D. Landon, c/o OneSource Information Services, Inc., 300 Baker Avenue, Concord, Massachusetts 01742, (978) 318-4300.

      We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Commission are also available free of charge at the website of the Commission at www.sec.gov.

      OneSource, ValueAct Capital Partners, L.P. and its affiliates, including George F. Hamel, Jr., Jeffrey W. Ubben, Peter H. Kamin, VAC-OS Holdings LLC and OS Merger Sub, Inc., have filed with the SEC, in connection with the merger, a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger (although they expressly disclaim any obligation to do so). This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto, including the written reports and opinion delivered by Morgan Stanley to the special committee, are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to our Chief Financial Officer and corporate secretary, Roy D. Landon, c/o OneSource

Information Services, Inc., 300 Baker Avenue, Concord, Massachusetts 01742, telephone (978) 318-4300, or from the Commission as described above.

      Our common stock is listed on the Nasdaq National Market (ticker symbol: ONES), and materials may also be inspected at:

The National Association of Securities Dealers, Inc. 1735 K Street, N.W. Washington, D.C. 20006

      Upon consummation of the merger, the surviving corporation will seek to cause our common stock to be delisted from trading on the Nasdaq National Market and to terminate the registration of our common stock under the Exchange Act, which will relieve us of any obligation to file reports and forms, such as an Annual Report on Form 10-K, with the Commission under the Exchange Act.

      ValueAct Capital has supplied all information contained in this proxy statement relating to ValueAct Capital and OneSource has supplied all such information relating to OneSource.

      OneSource stockholders should not send in their OneSource certificates until they receive the transmittal materials from the paying agent. OneSource stockholders of record who have further questions about their share certificates or the exchange of their OneSource common stock for cash should call the paying agent.

      You should rely only on the information contained in this proxy statement to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2004. You should not assume that the information in it is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger shall create any implication to the contrary.

ANNEX 1

AGREEMENT AND PLAN OF MERGER

by and among
VAC-OS HOLDINGS LLC,
OS MERGER SUB, INC.
and
ONESOURCE INFORMATION SERVICES, INC.
As of February 18, 2004

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 18th day of February, 2004, by and among VAC-OS Holdings LLC, a Delaware limited liability company (“Parent”), OS Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and OneSource Information Services, Inc., a Delaware corporation (the “Company”).

BACKGROUND

      A. The Boards of Directors of Parent and Merger Sub and the Special Committee and the Board of Directors of the Company (with Peter H. Kamin abstaining) have each approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

      B. The Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors of the Company (with Peter H. Kamin abstaining) have each approved this Agreement and the transactions contemplated hereby and declared the advisability and resolved to recommend approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company, subject to the terms of this Agreement.

TERMS

      In consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      1.1.     The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      1.2.     Effective Time; Closing. Concurrently with the Closing (as hereinafter defined), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Secretary of State or at such later time as shall be agreed upon by the parties and specified in the Certificate of Merger. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Dechert LLP, 200 Clarendon Street, 27th Floor, Boston, Massachusetts, at 10:00 a.m. Boston time on the third business day after satisfaction or (to the extent permitted by law) waiver of those conditions set forth in Article VI (other than any of those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place or time or on such other date as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the “Closing Date”).

      1.3.     Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

      1.4.     Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      1.5.     Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time.

ARTICLE II

CONVERSION OF SECURITIES

      2.1.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective stockholders:

(a) Subject to the other provisions of this Article II, each share of Company Common Stock (as defined in Section 3.4) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Common Stock (as defined in Section 2.3) shall be converted into and represent the right to receive $8.40 in cash, without interest (the “Merger Consideration”). Subject to the other provisions of this Article II, as of the Effective Time, each such share of Company Common Stock shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect thereto except the right to receive the Merger Consideration.

(b) Each share of capital stock of the Company that is held in the treasury of the Company or directly owned by the Company, any subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no Merger Consideration or any other payment shall be made in respect thereof.

      2.2.     Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with City National Bank or such other paying agent as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 2.2, cash in an amount required to be paid pursuant to this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. After the Effective Time (and in any event within two business days), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to this Article II and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, payment of the Merger Consideration may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. All Certificates presented to the Surviving Corporation after the Effective Time for any reason shall be cancelled against delivery of cash to the holder thereof as provided in this Section 2.2.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to holders of Certificates 180 days after the Effective Time shall be delivered to Parent, upon demand therefor, and holders of Certificates who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, without any interest thereon.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time of the Merger (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5)), any such Merger Consideration shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to this Article II.

(g) Missing Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing an appropriate indemnity or surety bond by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

      2.3.     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Common Stock”) in accordance with Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

      2.4.     Stock Option Plans. As soon as practicable following the date of this Agreement, but in any event no later than thirty (30) days before the Closing Date, the board of directors of the Company (or, if appropriate, any committee administering the stock option plans of the Company) shall adopt such resolutions or use all reasonable efforts to take such other actions as are required to provide that each then outstanding stock option (whether or not vested) to purchase shares of Company Common Stock (each, a “Company Stock Option”) heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of the Company (collectively, the “Company Stock Option Plans”) shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (i) the number of unexercised shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option.

      2.5.     Company ESPP Plans. As soon as practicable following the date of this Agreement, but in any event no later than February 29, 2004, the board of directors of the Company (or, if appropriate, a committee administering the stock plans of the Company) shall adopt such resolutions or use all reasonable efforts to take such other actions as are required to terminate the Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”) effective as of February 29, 2004 so that no more stock options may be granted thereunder on or after March 1, 2004. Stock options granted under the Company ESPP with respect to the Payment Period (as such term is defined in the Company ESPP) that ends on February 29, 2004 shall be exercised in accordance with the terms of the Company ESPP and subject to the terms of the Company ESPP.

      2.6.     Withholding Rights. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      In order to induce Parent to enter into this Agreement, the Company hereby represents and warrants to Parent as follows:

      3.1.     Organization and Standing. Each of the Company and each subsidiary (as defined in Section 8.3) of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and each subsidiary of the Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on the Company. The Company is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the “Company Certificate” and the “Company Bylaws,” respectively). The Company has heretofore furnished to Parent a complete and correct copy of the Company Certificate and the Company Bylaws.

      3.2.     Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 3.2 to the Company Disclosure Schedule. Except as set

forth in Section 3.2 to the Company Disclosure Schedule, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly-owned by the Company. Except as set forth in Section 3.2 to the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the Company’s subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Other than as set forth in Section 3.2 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of the Company, and neither the Company nor any subsidiary of the Company has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of the Company or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of the Company or any predecessor thereof.

      3.3.     Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by the stockholders of the Company, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, other than the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws (the “Requisite Company Vote”). The Special Committee and the Board of Directors of the Company have each approved this Agreement and the transactions contemplated hereby and declared the advisability thereof. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

      3.4.     Capitalization of the Company. The authorized capital stock of the Company consists solely of (a) 35,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which 11,635,932 shares were issued and outstanding as of January 31, 2004 and (b) 1,000,000 shares of preferred stock, par value $0.01 per share, 100,000 shares of which have been designated as Series A Junior Participating Preferred Stock, and none of which are issued and outstanding on the date hereof. As of January 31, 2004, (i) 1,085,847 shares of Company Common Stock remain available for issuance pursuant to the Company Stock Option Plans and 2,523,027 shares of Company Common Stock are subject to outstanding Company Stock Options and (ii) 1,651,521 shares of Company Common Stock were held by the Company in its treasury. Except as set forth in this Section 3.4 and the preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement dated as of October 7, 2003 between the Company and American Stock Transfer & Trust Company, as amended by Amendment No. 1 to the Rights Agreement dated as of February 17, 2004 (the “Rights Plan”), there are not any options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.4 to the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company.

      3.5.     Conflicts; Consents and Approvals. Except as set forth in Section 3.5 to the Company Disclosure Schedule and, in the case of (b), (c) and (d), for any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the

Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:

(a) conflict with, or result in a breach of any provision of, the Company Certificate or the Company Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any local, domestic, foreign or multi-national or supra-national court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (i) approval of the Merger and the transactions contemplated hereby by stockholders of the Company, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) filings and consents under non-U.S. laws and regulations intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (“Foreign Antitrust Laws”); and (iv) registrations, filings, consents, approvals or other actions required under federal and state securities laws and the rules of the Nasdaq Stock Market, Inc. as are contemplated by this Agreement.

      3.6.     No Material Adverse Effect. Except as specifically disclosed in the Company SEC Documents (as defined in Section 3.7) filed with the Commission prior to the date of this Agreement, since December 31, 2002, there has been no change in the business, assets, liabilities, results of operations or financial condition of the Company which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

      3.7.     Company SEC Documents. The Company has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1998 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”) or the Securities Act of 1933, as amended, (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq Stock Market, Inc., any stock exchange or any other comparable Governmental Authority.

      3.8.     Taxes. Except as set forth in Section 3.8 to the Company Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(a) The Company and its subsidiaries (i) have duly filed all Tax Returns (as defined in Section 3.8(d)) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its subsidiaries, all of which Tax Returns are true and correct; (ii) have within the time and manner prescribed by Applicable Law paid all Taxes (as defined in Section 3.8(d)), required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against the Company or any of its subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit. Neither the Company nor any of its subsidiaries has requested, or been granted, an extension of time in which to file Tax Returns or pay Taxes, which extension has continuing effect. With respect to any taxable period ended prior to January 1, 1999, all federal income Tax Returns including the Company or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither the Company nor any of its Subsidiaries is or may be subject to any “accuracy-related penalty” under Code Section 6662 (or any comparable provision of state, local or foreign law) with respect to Tax periods for which Tax Returns have been filed. Neither the Company nor any of its Subsidiaries is subject to any extension of the statute of limitations for collection of Taxes under Code Section 6501 (or any comparable provision of state, local, or foreign law) from the minimum period allowed by law as a result of failure to accurately complete, or to disclose any items in, a Tax Return. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by Applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) that (i) requires the Company or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its subsidiaries from any other person, other than payments made to the Company and its subsidiaries in the ordinary course of business. Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the

Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any comparable provision of state, local, or foreign law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any comparable provision of state, local, or foreign law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its subsidiaries is a party to any “gain recognition agreement” as described in Treasury Regulation Section 1.367(a)-8 (or any analogous provision of foreign law). Neither the Company nor any of it subsidiaries is a party to any transaction that is or was (i) since January 1, 1998, intended to qualify under Code sections 355 or 368 other than as a recapitalization pursuant to Code Section 368(a)(1)(E), or (ii) required to be reported as a “listed transaction” to any Governmental Authority under Treasury Regulation Section 1.6011-4(b)(2) (or any comparable or predecessor provision of federal, state, local or foreign law).

(c) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      3.9.     Compliance with Law. Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date hereof, the Company is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority, (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”), relating to the Company or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date hereof, no investigation or review by any Governmental Authority with respect to the Company is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      3.10.     Intellectual Property.

      (a) Definitions. For the purposes of this Section 3.10, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor (including, without limitation, petty patents and utility models) and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticules, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all technical, design, end-user and other documentation related to any of the foregoing. Notwithstanding the foregoing, “Intellectual Property” shall not include any licenses, agreements or other rights in any generally available or “off the shelf” third party software or related intellectual property.

(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, controlled by or licensed to the Company or any of its subsidiaries. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or licensed by the Company related to the Company’s products.

(iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, exclusively licensed or filed in the name of, the Company or any of its subsidiaries.

      (b) Section 3.10(b) of the Company Disclosure Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, (i) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, (ii) the owner of the Company Registered Intellectual Property, (iii) respective issuance, application, serial or registration number, (iv) the date of its creation, application and issuance or registration, and (v) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

      (c) Except as set forth in Section 3.10(c) to the Company Disclosure Schedule, no Company Intellectual Property or software, hardware, content or other products or any services that the Company sells, licenses out or otherwise distributes to third parties (“Company Product(s)”) is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

      (d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

      (e) The Company owns and has good and exclusive title to, each item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company or a subsidiary of the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) the Company or a subsidiary of the Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which the Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, the Company is the exclusive owner of such Patents.

      (f) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party specifically for the Company or any of its subsidiaries or any of the Company Products, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a valid and enforceable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

      (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party, or permitted the Company’s rights in such Company Intellectual Property to lapse or enter the public domain.

      (h) Section 3.10(h) of the Company Disclosure Schedule lists all material contracts, licenses and agreements in effect as of the date hereof to which the Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than non-exclusive end-user or customer licenses granted by the Company in the ordinary course) or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company.

      (i) All material contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party used in the business of Company or any of its subsidiaries, are in full force and effect. Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of the Company and its subsidiaries is in compliance in all material respects with, and has not materially breached any term of, any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, assuming the receipt of required consents or waivers set forth on Section 3.10(i) of the Company Disclosure Schedule, the Surviving Corporation will be entitled to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) either Parent’s or the Merger Sub’s granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent’s or the Merger Sub’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Merger Sub’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

      (j) The Company Intellectual Property includes all Intellectual Property required for the operation of the business of the Company and its subsidiaries as such business has been conducted and currently is conducted, including (i) the Company’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) the Company’s use of any product, device or process, (A) has not infringed or misappropriated and does not infringe or misappropriate the Intellectual Property of any third party (other than any patent applications of a third party), (B) to the Company’s knowledge, has not infringed or misappropriated and does not infringe or misappropriate the Intellectual Property of any patent applications of any third party or (C) constitute unfair competition or trade practices under the laws of any jurisdiction.

      (k) Neither the Company nor any of its subsidiaries has received notice from any third party (i) alleging invalidity with respect to any Intellectual Property used by the Company or its subsidiaries, or (ii) that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

      (l) Except as set forth in Section 3.10(l) to the Company Disclosure Schedule, to the Company’s knowledge, no third party is infringing on or has misappropriated any of the Company Intellectual Property.

      (m) The Company and each of its subsidiaries has taken all prudent and reasonable steps to protect the Company’s and its subsidiaries’ rights in the Company’s confidential information, trade secrets and other Intellectual Property used by the Company and its subsidiaries, and any trade secrets or confidential information of third parties provided to the Company or any of its subsidiaries, and, without limiting the foregoing, each of the Company and its subsidiaries has and enforces a policy requiring each employee and contractor who either contributes to, develops or otherwise has material access to the Company Intellectual Property to execute nondisclosure and assignment of copyrights and inventions agreements, each agreement substantially in the forms provided to Parent and all current and former employees and consultants of the Company and any of its subsidiaries have executed such agreements.

      (n) With respect to the Company Products set forth in Section 3.10(n) of the Company Disclosure Schedule, except as described in such Section 3.10(n) of the Company Disclosure Schedule, (i) the Company and its subsidiaries maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them; (ii) in each case, the machine-readable copy conforms to the corresponding source code listing; (iii) such Company Products are written in the language set forth on Schedule 3.10(n) of the Company Disclosure Schedules, for use on the hardware set forth on Schedule 3.10(n) of the Company Disclosure Schedules with standard operating systems; (iv) such Company Products can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (v) in each case, the Company Products operate in accordance with the user manual therefor without material operating defects; (vi) the Company Products do not require “dongles” or other hardware locks, and the Company Products do not include any serial number, clock, timer, counter, or other limiting, disabling, or self-replicating code that causes the Company Products or any other data to be disabled, distorted, erased, made inoperable or otherwise incapable of being used in accordance with the full manner for which it is designed, (vii) to the Company’s knowledge, the Company Products do not include any computer viruses or other harmful code, the purpose of which is to disable or interrupt the operation of a computer system or destroy or alter any data, (viii) Schedule 3.10(n) of the Company Disclosure Schedules lists any third party products or services that are necessary for the use of the Company Products in accordance with any documentation or descriptions thereto distributed by the Company or its subsidiaries, and (ix) Schedule 3.10(n) of the Company Disclosure Schedules lists any source code escrow arrangements entered into by the Company or its subsidiaries.

      3.11.     Title to Properties. The Company owns or holds under valid leases all material real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted.

      3.12.     Litigation. Except as set forth in Section 3.12 to the Company Disclosure Schedule or specifically disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement, there is no suit, claim, action, proceeding, audit or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.12 to the Company Disclosure Schedule, since December 31, 1998 the Company has not been subject to any outstanding order, writ, injunction or decree specifically applicable to the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      3.13.     Proxy Statements. The Proxy Statement (as hereinafter defined) (including, without limitation, a Schedule 13E-3 filing), or similar materials distributed to the Company’s stockholders in connection with the Merger, including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Merger Sub and/or by their respective auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.

      3.14.     Brokerage and Finder’s Fees; Expenses. Except in connection with the engagement of Morgan Stanley and Portico Capital Securities (the fees of both of which firm shall be the sole responsibility of the Company), none of the Company or Merger Sub or any of their respective stockholders, directors, officers or employee thereof has incurred or will incur on behalf of the Company any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent an accurate summary of the material terms of the engagement letter between the Company and each of Morgan Stanley and Portico Capital Securities and set forth in Section 3.14 of the Company Disclosure Schedule are the total amounts payable to Morgan Stanley and Portico Capital Securities upon consummation of the transactions contemplated hereby and otherwise relating to the transactions contemplated hereby.

      3.15.     Employee Benefit Plans. (a) For purposes of this Agreement, the following terms have the definitions given below:

      “Company Plan” means each material plan, program, policy, practice or other arrangement providing for compensation, severance, retirement benefits, fringe benefits, equity-based awards or other benefits of any kind (including, but not limited to, all employee welfare benefit plans within the meaning of Section 3(l) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA) maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of its employees or former employees, or with respect to which the Company or any ERISA Affiliates has or may have any material liability, contingent or otherwise, and further including any of the foregoing which cover directors or former directors of the Company or any subsidiary.

      “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Company Plans.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

      “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

      “Withdrawal Liability” means liability to a Multiemployer Plan (as defined in Section 3.16) as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

      (b) With respect to each Company Plan, the Company has provided to Parent a true, correct and complete copy of (where applicable): (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent determination letter from the Internal Revenue Service, if any, and (vi) if any Company Plan is unwritten, a written summary thereof. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no Plan is now nor at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

      (c) The Company Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code, or Sections 401(k) or 401(m) of the Code, as applicable (each a “Qualified Plan”), now meet, and at all times since their inception have met, the requirements for such qualification in all material respects, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code in all material respects. Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, each of the Qualified Plans has received a favorable determination from the Internal Revenue Service, and no such determination letter has been revoked nor, are there any existing circumstances why any such determination letter should be revoked nor has any Qualified Plan been amended since the date of its most recent determination letter in any respect which would adversely affect the qualified status of any Company Qualified Plan or the related trust.

      (d) No Company Plans are now or at any time have been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. All contributions required to be made to any Company Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date hereof have been made or paid in full on or before the final due date thereof. All contributions with respect to the period ending at the Effective Time will have been made or paid in full even if not due until a later date. All payments under the Company Plans, except those to be made from a trust qualified under section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made are properly accrued and reflected on the Company’s balance sheet or are disclosed in Section 3.15(d) of the Company Disclosure Schedule.

      (e) The Company and its subsidiaries have materially complied, and are now in material compliance, with all applicable provisions of ERISA and the Code and all Applicable Laws relating to employees and employee benefits. Each Company Plan has been established and operated in material compliance with its terms and Applicable Laws. There is not now, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. The Company and its subsidiaries are each in material compliance with all Applicable Laws respecting employment.

      (f) Except as set forth in Section 3.15(f) to the Company Disclosure Schedule, no Company Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither the Company nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) neither the Company nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, or has been terminated, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and (iii) no circumstances exist which individually or in the aggregate could reasonably be expected to result in Withdrawal Liability with respect to a Plan.

      (g) There does not now exist, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to result in, any material Controlled Group Liability. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

      (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state laws and except as set forth in Section 3.15(h) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

      (i) Except as disclosed in Section 3.15(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 3.15(i) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as disclosed in Section 3.15(i) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax as a payment to such person.

      (j) Except as disclosed in Section 3.15(j) to the Company Disclosure Schedule, there are no pending, or to the knowledge of the Company threatened, Actions (other than claims for benefits in the ordinary course) with respect to the Company Plans.

      (k) Section 3.15(k) to the Company Disclosure Schedule sets forth a list of each employment, consulting, severance or similar agreement under which the Company or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $75,000, and the Company has provided to Parent a copy of each such agreement. Except for the severance amounts listed under the heading “At Will Severance Amounts” on Section 3.15(k) of the Company Disclosure Schedule, the aggregate amount of payments which the Company and its subsidiaries is or could become obligated to pay pursuant to existing agreements, arrangements and benefit plans to its officers, directors, employees and consultants for change-in-control, success fee, stay-put, retention or similar fees and bonuses does not exceed $1,351,000.

      (l) No employer securities, employer real property or other employer property is included in the assets of any Company Plan.

      (m) No event has occurred, and there exists no condition or set of circumstances in connection with any Plan, under which the Parent, Merger Sub, the Company or any of its subsidiaries, nor any employee of the foregoing, directly or indirectly, could reasonably be expected to be subject to any risk of material liability under Sections 409 or 502 of ERISA or Section 4975 of the Code.

      (n) Company maintains policies or practices on the proper classification for all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all tax purpose and for purposes of determining eligibility to participate in any Company Plan.)

      3.16.     Contracts. Section 3.16 to the Company Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a “Contract”), other than Company Plans and any Contracts heretofore filed as an exhibit to any Company SEC Document since January 1, 1999, that exist as of the date hereof to which the Company is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company’s business other than those that individually or in the aggregate are not material to the business of the Company, (b) joint venture and partnership agreements, (c) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries (including the Surviving Corporation) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $250,000, or requirements or other terms that restrict or limit the purchasing relationships of the Company or its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $100,000 in the aggregate, letters of credit or other agreements or instruments of the Company or commitments for the borrowing or the lending by the Company of amounts in excess of $100,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company with an aggregate value in excess of $250,000, (h) Contracts providing for “earn-outs” or other contingent payments by the Company involving more than $250,000 in the aggregate over the terms of all such Contracts, (i) Contracts associated with off balance sheet financing in excess of $100,000 in the aggregate, including but not limited to arrangements for the sale of receivables, (j) licenses or similar agreements granting the right to use any material Intellectual Property (other than non-exclusive end-user or customer licenses granted by the Company in the ordinary course of business), or (k) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1999. All Contracts to which the Company is a party or by which it is bound are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Set forth in Section 3.16(m) to the Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries from (i) the Exhibits to the Company’s Form 10-Q for the period ended September 30, 2003 filed with the Commission, with respect to the terms of such indebtedness, and (ii) the description in the financial statements (including the not es thereto) incorporated in the Company’s Form 10-Q for the period ended September 30, 2003 filed with the Commission, with respect to the amount of such indebtedness. Set forth in Section 3.16(n) to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors’ and officers’ liability insurance.

      3.17.     Labor Matters. Except as set forth on Section 3.17 of the Company Disclosure Schedule, at the present time and during the past three years, (A) no unfair labor practice complaint or charge against the Company has been brought before, or, to the knowledge of the Company, threatened by, the National Labor Relations Board or any other government agency or court in any jurisdiction; (B) there has not occurred or, to the knowledge of the Company, been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving any the Company; (C) the Company is not nor has it been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee; and (D) the Company is not nor has it been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving its employees. The Company has not effectuated a “plant closing” or “mass layoff” under the Worker Adjustment Retraining Notification Act (“WARN Act”) with respect to the business of the Company; nor in the past 90 days has the Company effectuated any plant closings or layoffs, which constitute an “employment loss” within the meaning of the WARN Act or any state or local law similar to the WARN Act.

      3.18.     Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of the Company as of September 30, 2003 included in the Company SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the September 30, 2003 financial statements included in the Company SEC Documents filed prior to the date hereof, (ii) as incurred after September 30, 2003 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, (iii) as described in the Company SEC documents filed since September 30, 2003 but prior to the date hereof, or (iv) as set forth in Section 3.18 to the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      3.19.     Operation of the Company’s Business; Relationships. (a) Since September 30, 2003 through the date of this Agreement and except for entering into this Agreement, the Company has not engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 5.3(c), except as set forth in Section 3.19(a) to the Company Disclosure Schedule or as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement.

      (b) Except as set forth in Section 3.19(b) to the Company Disclosure Schedule, (i) from January 1, 2000 to the date hereof, no material customer of the Company has indicated in writing that it will stop or materially decrease purchasing materials, products or services from the Company and (ii) since January 1, 2000, no material supplier of the Company has indicated in writing that it will stop or materially decrease the supply of materials, products or services to the Company, or impose conditions or credit limits on the Company, in each case, the effect of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

      3.20.     Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and there has occurred no default or breach under any such Company Permit, except for such defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      3.21.     Environmental Matters. Except for matters disclosed in Section 3.21 of the Company Disclosure Schedule, (a) the properties, operations and activities of the Company and its subsidiaries have at all times been for all applicable periods of limitation, and are, in material compliance with all applicable Environmental Laws and Environmental Permits (each as defined below); (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened Action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries; (c) there has been no release of any Hazardous Materials (as defined below) into the environment by the Company or its subsidiaries, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of the Company or its subsidiaries; and (d) neither the Company nor any of its subsidiaries (x) has received any written notice that the Company, any of its subsidiaries or any of their respective present or former operations, facilities or subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency’s National Priorities List or which is otherwise subject to remediation or investigation. The Company and its subsidiaries have made available to Parent all material internal and external environmental audits and reports (in each case relevant to the Company or any of its subsidiaries) in the possession of the Company or its subsidiaries. The term “Environmental Laws”) means all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. “Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

      3.22.     Opinion of Financial Advisor. The Special Committee has received the written opinion of Morgan Stanley, its financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock, other than Parent, Merger Sub, ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P. and ValueAct Capital International, Ltd., pursuant to this Agreement is fair to such holders from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any respect.

      3.23.     Special Committee and Board Recommendation. The Special Committee and the Board of Directors of the Company, the latter at a meeting duly called and held at which a quorum was present throughout, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company Stockholders and (ii) resolved to recommend that the holders of the shares of Company Common Stock entitled to vote thereon approve this Agreement and the transactions contemplated herein, including the Merger (the “Company Board Recommendation”). The Company Board Recommendation has not been withdrawn, revoked or modified.

      3.24.     Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under the charter documents of the Company, the DGCL, other applicable law or otherwise) to approve this Agreement and the Merger.

      3.25.     Related Party Transactions. Except as set forth in Section 3.25 of the Company Disclosure Schedule, since the date of the Company’s proxy statement dated April 18, 2003, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the Commission.

      3.26.     Takeover Statutes; Rights Plan. The Company has taken all actions such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Merger, this Agreement or any of the other transactions contemplated hereby or thereby. After giving effect to the amendment to the Rights Plan effective as of the date hereof, the Rights Plan is inapplicable to the Merger, this Agreement and the transactions contemplated hereby or thereby.

      3.27.     NASDAQ Qualification. All outstanding shares of the Company Common Stock are designated as qualified for trading on the NASDAQ National Market of the NASDAQ Stock Market operated by the NASDAQ Stock Market Inc.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      In order to induce Parent to enter into this Agreement, Parent and Merger Sub hereby represent and warrant to the Company as follows:

      4.1.     Organization and Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, each with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned and with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in default in the performance, observance or fulfillment of any provision of its Certificate of Formation or its Operating Agreement, each as in effect on the date hereof (the “Parent Certificate” and the “Parent Operating Agreement,” respectively).

      4.2.     Subsidiaries. Parent does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, other than Merger Sub.

      4.3.     Power and Authority. Parent and Merger Sub have all requisite power and authority to (a) enter into and deliver this Agreement, (b) perform its obligations hereunder and (c) to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub have been duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against them in accordance with its terms.

      4.4.     Proxy Statement. None of the information provided by Parent or Merger Sub and/or by their respective auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement (including, without limitation, a Schedule 13E-3 filing), shall, at the time filed with the SEC, at the time mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders Meeting, or the Closing, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

      4.5.     Financing. Parent and Merger Sub have available to them all funds necessary to pay the Merger Consideration for each outstanding share of Company Common Stock and to consummate the Merger and the other transactions contemplated hereby.

ARTICLE V

COVENANTS

      5.1.     Mutual Covenants.

      (a) HSR Act Filings; Best Efforts; Notification. (i) Each of Parent and the Company shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice (either, an “HSR Authority”) or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Foreign Antitrust Laws with respect to any such filing or any such transaction. Each party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

(ii) Each of Parent and the Company shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) provided, however, that neither Parent, Merger Sub nor the Company, nor any of their respective Affiliates, shall be required, as a result of this Section 5.1(a)(ii), to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that could reasonably be expected to limit (A) the freedom of action of Parent or its subsidiaries or Affiliates with respect to operation of, or Parent’s or its subsidiaries’ or Affiliates’ ability to retain, the Company or any business, product lines or assets of the Company, or (B) the ability to retain, own or operate any portion of the businesses, product lines or assets, of the Parent or alter or restrict in any way the business or commercial practices of the Company, the Parent, or either of their subsidiaries or Affiliates. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing described in this paragraph (ii) or to the matters described in paragraph (i) of this Section 5.1(a), provided that it shall afford the Company a reasonable opportunity to participate therein, and provided, further, that nothing in this sentence shall affect the parties’ rights and obligations contained in the third, fourth and fifth sentences of Section 5.1(a)(i). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party’s right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Parent and the Company shall use its best efforts to take such action as may be required to cause the expiration or early termination of the notice period under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(iii) Each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), subject to the limitations of Section 5.1(a)(ii), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or the Company from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement and (D) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

(iv) Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to (i) hold separate (including by trust or otherwise) or divest any of their respective businesses or assets or (ii) waive any of the conditions to the Merger set forth in Article VI of this Agreement as they apply to such party.

      (b) Public Announcements. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with the Nasdaq Stock Market, Inc., a national securities exchange; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.

      (c) Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

      5.2.     Covenants of Parent.

      (a) Indemnification; Directors’ and Officers’ Insurance.

(i) Parent and the Company agree that all rights to indemnification or advancement of expenses and director exculpation, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company Certificate or the Company Bylaws, shall survive the Merger and shall continue in full force and effect for six years, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the DGCL, the Company Certificate or the Company Bylaws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless (and make advances for expenses as incurred to) all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are entitled to indemnification and advancement of expenses as of the date of this Agreement (to the extent consistent with applicable law) by the Company pursuant to the DGCL, the Company Certificate or the Company Bylaws for acts or omissions occurring at or prior to the Effective Time. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to perform all of the obligations set forth in the Company Charter and the Company Bylaws.

(ii) Parent shall maintain the Company’s existing directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially similar coverage and amounts (with carriers comparable to the Company’s existing carriers) containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, Parent shall use its reasonable efforts to obtain substantially similar D&O Insurance; provided further that Parent and the Company shall not be required pursuant to its obligations under this Section 5.2(a)(ii) to pay in excess of an aggregate amount of $950,000, but in such case shall purchase as much coverage as possible for such amount.

      (b) Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the Merger and the transactions contemplated hereby, including any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

      5.3.     Covenants of the Company.

      (a) The Company Stockholders Meeting. The Company shall take all action in accordance with the federal securities laws, the DGCL and the Company Certificate and the Company Bylaws necessary to convene a special meeting of the stockholders of the Company entitled to vote (the “Company Stockholders Meeting”) to be held and completed on the earliest practicable date following the execution of this Agreement and determined by Parent, subject to the consent of the Company (which shall not be unreasonably withheld), to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby; provided, however, that the Company shall not hold the Company Stockholders Meeting until any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Merger notwithstanding expiration of such waiting periods) under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

      (b) SEC Filings. The Company shall, in accordance with applicable law, as soon as practicable following the execution of this Agreement: (i) prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement (including, without limitation, a Schedule 13E-3 filing, if required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or information statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the Company Stockholders Meeting in accordance with the Exchange Act and (ii) include in the Proxy Statement the recommendation of the Special Committee and the Board of Directors of the Company that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, provided that the Special Committee or the Board of Directors of the Company may withdraw or modify its recommendation relating to this Agreement and the Merger pursuant to the terms of Section 5.3(d) hereof. The Company shall also as soon as practicable following the execution of this Agreement use its commercially reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the execution of this Agreement in accordance with SEC rules and regulations and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby. At the Company Stockholders Meeting, Parent and Merger Sub will vote all Shares owned by them to approve this Agreement and the transactions contemplated hereby.

      (c) Conduct of the Company’s Operations. During the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Company Disclosure Schedule, without the prior written consent of Parent:

(i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Company Options which are outstanding as of the date hereof) or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii) amend the Company Certificate or the Company Bylaws;

(iv) merge or consolidate with any other person;

(v) acquire assets or capital stock of or other equity interests in any other person;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

(vii) enter into or modify any employment, severance, stay-put termination or similar agreements or arrangements (other than at-will employment arrangements in the ordinary course of business consistent with past practice of the Company) with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee (except for change-of-control severance agreements that in all cases shall require the prior written consent of Parent), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law;

(viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

(ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by the Company’s regular independent accountants, or make any material Tax election (unless required by law) or settle any material Tax liability which is the subject of dispute between the Company and a Governmental Authority, unless, in each case, Parent is given reasonable prior written notice thereof;

(x) enter into, amend or terminate any contract other than in the ordinary course of business consistent with past practices and which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Company;

(xi) except as expressly permitted by Section 5.3(d) hereof, enter into any confidentiality, standstill or non-compete agreements or arrangements;

(xii) incur or commit to any capital expenditures, individually or in the aggregate, in excess of $200,000;

(xiii) modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

(xiv) take any action that will likely result in the failure to satisfy the conditions set forth in Section 6.3(a) hereof;

(xv) fail to file any material Tax Returns when they become due, or fail to pay any material Taxes when they become due and payable;

(xvi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

(xvii) agree in writing or otherwise to take any of the foregoing actions.

      (d) No Solicitation. During the term of this Agreement, the Company shall not, and shall not authorize or permit any of its subsidiaries or any directors, officers, employees, agents or representatives of the Company or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) to directly or indirectly solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock from the Company (other than upon exercise of the Company options which are outstanding as of the date hereof) or 15% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by the Company of any material assets or capital stock of any other person, or any combination of the foregoing (a “Competing Transaction”), or negotiate or otherwise engage in discussions with any person (other than Parent or its directors, officers, employees, agents and representatives) with respect to any Competing Transaction, agree to approve or recommend a Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, that, at any time prior to the approval of the Merger by the stockholders of the Company, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for a Competing Transaction that was not solicited or encouraged after the date of this Agreement if and so long as (A) the Special Committee or the Board of Directors of the Company determines, after consultation with its outside legal counsel, that failing to take such action may constitute a breach of the fiduciary duties of the Special Committee or the Board of Directors of the Company under Applicable Law, (B) the Special Committee or the Board of Directors of the Company determines that such proposal is, after consulting with Morgan Stanley (or any other nationally recognized investment banking firm), if accepted, reasonably likely to be consummated and is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Competing Transaction) and (C) such proposal is not subject to any financing contingencies (a “Superior Proposal”); provided, further, that the Company, prior to taking any such action, notifies Parent not less than two days prior to taking such action (which notice shall identify the person making the proposal, and describe the terms thereof) and receives from the person making the proposal an executed confidentiality agreement in reasonably customary form. The Company shall notify Parent of any proposal for a Competing Transaction (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no event more than 24 hours) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of the status of any discussion or negotiations with such third party and any material changes to the terms and conditions of such proposal, and shall promptly give Parent a copy of any information delivered to such person that has not previously been reviewed by Parent. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.3(d), in the event that prior to the approval of the Merger by the stockholders of the Company the Special Committee or the Board of Directors of the Company determines, after consultation with outside legal counsel, that failure to do so may constitute a breach of the fiduciary duties of the Special Committee or the Board of Directors of the Company under Applicable Law, the Special Committee or the Board of Directors of the Company may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Parent, the Company Board Recommendation and take and disclose to the stockholders of the Company a position with respect to a Superior Proposal and, to the extent applicable, comply with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Company Board Recommendation and recommendation with respect to the Competing Transaction in connection with a tender or exchange offer for the Company securities, provided that it gives Parent two business days prior written notice of its intention to do so. Neither the Special Committee nor the Board of Directors of the Company shall, in connection with any such withdrawal, modification or change of the Company Board Recommendation, take any action to change the approval of the Special Committee or the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby, including this Agreement and the Merger; provided, however, that this sentence shall not prohibit the Company from withdrawing, modifying or changing its recommendation or approving or recommending any Superior Proposal under the circumstances and subject to the conditions set forth in this Section 5.3(d). Notwithstanding any subsequent determination by the Board of Directors of the Company to change the Company Board Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the approval of the Merger and the transactions contemplated hereby and nothing contained herein shall be deemed to relieve the Company of such obligation. From and after the execution of this Agreement, the Company shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Parent within three days of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. Notwithstanding any other provision of this Section 5.3(d), the Company, its directors and its advisors may refer a third party to this Section 5.3(d).

      (e) Access. The Company shall permit representatives of Parent to have full access at all reasonable times and upon reasonable notice to the Company’s premises, properties, books, records, contracts, documents, customers and suppliers, and shall cause its independent accountants to give Parent access to such accountants’ work papers. Information obtained by Parent pursuant to this Section 5.3(e) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(e) or otherwise shall affect or be deemed to modify any representation or warranty made in this Agreement. Notwithstanding the foregoing, the Company shall have no obligation to provide Parent with information if the Company determines in good faith, upon written advice of its outside antitrust counsel, that providing information may violate any Applicable Law.

      (f) Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty by the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(f) shall not limit or otherwise affect the remedies available hereunder to Parent.

      (g) Subsequent Financial Statements. The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

      (h) No Redemption of Rights Plan. Other than the amendment described in Section 5.3(h) of the Company Disclosure Schedule, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company shall not (a) redeem, amend or waive any provisions of the Rights Plan (other than such amendments as are necessary to accommodate this Agreement and the transactions contemplated hereby, but not with respect to any Competing Transaction) or (b) implement or adopt any so-called “poison pill,” stockholder rights plan or other similar plan.

ARTICLE VI

CONDITIONS

      6.1.     Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and Parent to consummate the Merger shall be subject to the satisfaction of the following conditions:

(a) This Agreement, the Merger and the transactions contemplated hereby shall have been duly approved and adopted by the Requisite Company Vote.

(b) Any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Merger notwithstanding expiration of such waiting periods) under the HSR Act or any Foreign Antitrust Laws relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

(c) No provision of any Applicable Law and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement (the parties having used their respective best efforts (consistent with the provisions of this Agreement) to cause such Applicable Law to be satisfied (if such Applicable Law is capable of being satisfied) so as to cause such Applicable Law not to prohibit the Merger or the transactions contemplated hereby).

(d) There shall not be pending any Action by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      6.2.     Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Company:

(a) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for any such inaccuracies which, individually or in the aggregate, would not have a material adverse effect on the ability of the Parent or the Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Parent shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except for acts and omissions of Parent which, in the aggregate, do not have a Material Adverse Effect on Parent.

(c) Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

      6.3.     Conditions to Obligations of Parent. The obligations of Parent to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Parent:

(a) The representations and warranties of the Company set forth in Article III shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for changes permitted by Section 5.3(c) and except for any such inaccuracies which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this Section 6.3(a)).

(b) The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

(e) The aggregate number of shares of Company Common Stock which dissents from the transactions contemplated by this Agreement shall not exceed 5% of the outstanding shares of Company Common Stock on the Closing Date.

(f) There shall not be pending any Action by any Governmental Authority (i) seeking to prohibit or limit the ownership or operation by Parent, the Surviving Corporation or any of their respective subsidiaries of, or to compel Parent, the Surviving Corporation or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, the Company or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit Parent or any subsidiary of Parent from effectively controlling in any material respect the business or operations of the Company or the subsidiaries of the Company.

ARTICLE VII

TERMINATION AND AMENDMENT

      7.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if there shall be judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Parent or the Company from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that a party may not terminate the Agreement pursuant to this Section 7.1(b) if its failure to perform its obligations under this Agreement resulted in or contributed to the issuance of such judgment, injunction, order or decree;

(c) by either Parent or the Company if the Merger shall not have been consummated before June 30, 2004; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(d) by Parent or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof) the Requisite Company Vote of the stockholders shall not have been obtained to approve the Merger, the Merger Agreement and the transactions contemplated hereby;

(e) by Parent or the Company if:

(x) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by Parent) or Section 6.3(a) or 6.3(b) (in the case of a breach by the Company) or would result in a material adverse effect on the ability of Parent and/or the Company to consummate the transactions contemplated hereby, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

(y) the condition set forth in Section 6.3(d) (in the case of a termination by Parent) is not satisfied and cannot reasonably be expected to be satisfied by the Termination Date;

(f) by Parent at any time prior to the Company Stockholders Meeting if the Special Committee or the Board of Directors of the Company or any committees thereof shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or shall have approved, endorsed or recommended a Competing Transaction; or

(g) by the Company at any time prior to the Company Stockholders Meeting if all of the following conditions have been met: (x) the Company has complied with the provisions of Section 5.3(c)(xi), 5.3(d) and 5.3(h) hereof, (y) the Company has received a Superior Proposal and (z) the full amount of the termination fee and the Cost reimbursement required under Section 7.3 hereof is paid at the time notice of such termination is delivered.

      7.2.     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of each of Sections 7.2, 7.3, 8.7 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a willful or intentional breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by a willful or intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution and performance of this Agreement and related documentation and stockholders’ meetings and consents (“Costs”).

      7.3.     Termination Fee; Expenses.

(a) In the event that this Agreement is terminated (i) by Parent pursuant to Section 7.1(e)(x) due to a material breach by the Company of its obligations under Section 5.3(d) and, if such breach is of a nature that it may be cured by the Company, the Company does not cure such breach within 48 hours after such breach; (ii) pursuant to Section 7.1(f); (iii) pursuant to Section 7.1(g) or (iv) by Parent pursuant to Section 7.1(c) or 7.1(d) in the event (A) a Competing Transaction shall have been made known to the Company or shall have been made directly to the stockholders of the Company generally or any person shall have publicly announced its intention (whether or not conditional) to make a proposal for a Competing Transaction, (B) the condition set forth in Section 6.1(a) is not satisfied or Parent has terminated this Agreement pursuant to Section 7.1(c) (but only if a vote to obtain the Requisite Company Vote or the Company’s Stockholder Meeting has not been held), and (C) within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Competing Transaction, then in any such event, the Company shall pay to Parent a termination fee equal to $3,000,000 in cash, plus the reimbursement of any and all Costs incurred by Parent and Merger Sub up to a maximum of $1,000,000. Except as set forth in Section 7.2, the fee and expense arrangements contemplated hereby are the sole remedies hereunder (other than equitable or injunctive relief under Section 8.8) and shall be paid pursuant to this Section 7.3 regardless of any alleged breach, other than a willful or intentional breach, by Parent of its obligations hereunder, provided that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Purchaser or of any rights of the Company in respect thereof.

(b) Any payment required to be made pursuant to paragraph (a) of this Section 7.3 shall be made to the Parent not later than two Business Days after delivery to the Company of notice of demand for payment, or, if earlier, upon the consummation of a Competing Transaction if such payment is required pursuant to Section 7.3(a)(iv); provided, that any such payment required pursuant to Section 7.3(a)(iii) shall be made to Parent in accordance with the terms of Section 7.1(g) hereof. Any payment required to be made pursuant to paragraph (a) of this Section 7.3 shall be made to the Parent by wire transfer of immediately available funds to an account designated by the Parent in the notice of demand for payment delivered pursuant to this Section 7.3(b).

      7.4.     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by the Special Committee of the Company and by the respective Boards of Directors of Parent and Merger Sub, at any time before or after adoption of this Agreement by stockholders of Parent or the Company, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the stockholders of Parent or the Company without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.5.     Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

      8.1.     No Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

      8.2.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o ValueAct Capital

One Maritime Plaza
Suite 1400
San Francisco, CA 94111
Attn.: George F. Hamel, Jr.
Fax: 415-362-5727

with a copy to:

Dechert LLP

1717 Arch Street
4000 Bell Atlantic Tower
Philadelphia, PA 19103-2793
Attn.: Christopher G. Karras, Esq.
Fax: 215-994-2222

(b)	if to the Company:

300 Baker Avenue

Concord, MA 01742
Attn.: President
Fax: 978-318-4690

with a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street
Boston, MA 02110
Attn: Kathy Fields, Esq.
Fax: 617-790-0097

      8.3.     Interpretation; Definitions. (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (b) For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which would have or would reasonably be expect to have a material adverse effect on (i) the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to (i) any changes in the market price or trading volume of the shares of Company Common Stock in the case of the Company (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party), (ii) conditions, events, or circumstances generally affecting the economy as a whole or the Company’s industry as a whole, (iii) changes, effects or events resulting from or arising out of the public announcement of the execution of this Agreement or (iv) changes, effects or events caused by the taking of any action required by this Agreement or the taking of any action by the Company that has been approved in writing by Parent.

      (c) For purposes of this Agreement, a “subsidiary” of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests (or, in the case of a trust, beneficial interests) of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person).

      (d) For purposes of this Agreement, “knowledge” of a party shall mean the knowledge, assuming due inquiry, of all elected officers of such party or any of its subsidiaries with a title of vice president or higher.

      (e) For purposes of this Agreement, references to any financial statements or any component thereof shall be deemed to include the footnotes thereto.

      (f) For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

      8.4.     Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

      8.5.     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

      8.6.     Third Party Beneficiaries. Except for the agreement set forth in Section 5.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

      8.7.     Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any Action (and agrees not to commence any Action except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.2 shall be effective service of process for any Action brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Action brought in any such court has been brought in an inconvenient forum.

      8.8.     Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief.

      8.9.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of Merger Sub’s rights and obligation under this Agreement to any other wholly-owned direct or indirect subsidiary of Parent upon notice to the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.10.     Expenses. Subject to the provisions of Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the filing fee required under the HSR Act will be paid by Parent.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have signed this Agreement as of the date first written above.

VAC-OS HOLDINGS LLC

By:	/s/ GEORGE F. HAMEL, JR.

Name: George F. Hamel, Jr.
Title: Managing Member

OS MERGER SUB, INC.

By:	/s/ GEORGE F. HAMEL, JR.

Name: George F. Hamel, Jr.
Title: Vice President and Secretary

ONESOURCE INFORMATION SERVICES, INC.

By:	/s/ MARTIN F. KAHN

Name: Martin F. Kahn
Title: Chairman and Chief Executive Officer

ANNEX 2

February 18, 2004

Special Committee of the Board of Directors

OneSource Information Services, Inc.
300 Baker Avenue
Concord, MA 01742

Members of the Special Committee of the Board:

      We understand that OneSource Information Services, Inc. (“OneSource” or the “Company”), VAC-OS Holdings LLC (the “Buyer”) and OS Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 18, 2004 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into OneSource. Pursuant to the Merger, OneSource will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of OneSource, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer or OneSource or as to which dissenters’ rights have been perfected, will be converted into the right to receive $8.40 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Buyer and its affiliates).

      For purposes of the opinion set forth herein, we have:

a)	reviewed certain publicly available financial statements and other business and financial information of the Company;

b)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

c)	reviewed certain financial forecasts prepared by the management of the Company;

d)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

e)	reviewed the reported prices and trading activity for the Company Common Stock;

f)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

g)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

h)	participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

i)	reviewed the Merger Agreement and certain related documents; and

j)	performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this

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opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively and (iv) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of the Company for our own account and for the accounts of our customers and accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

      It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. Morgan Stanley expresses no opinion or recommendation as to whether the shareholders of the Company should approve the Merger.

      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Buyer and its affiliates).

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
/s/ CHRISTOPHER T. PASKO

Christopher T. Pasko
Managing Director

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ANNEX 3

DELAWARE GENERAL CORPORATION LAW

§ 262 — Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given,

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provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may

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participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ONESOURCE INFORMATION SERVICES, INC.

Special Meeting of Stockholders of OneSource Information Services, Inc.
to be held on [         ], 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ONESOURCE INFORMATION SERVICES, INC.

     The undersigned, revoking all prior proxies, hereby appoints Martin F. Kahn and Roy D. Landon, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of common stock of OneSource Information Services, Inc. (“OneSource”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of OneSource to be held at Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, MA 02110 on [         ], 2004 at 10:00 a.m., Eastern time, and at all adjournments thereof, upon matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated [         ], 2004, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

(See Reverse Side)	(See Reverse Side)

ONESOURCE INFORMATION SERVICES, INC.

☒ Please mark your votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

1.) To approve and adopt the Agreement and Plan of Merger, dated as of February 18, 2004, by and among VAC-OS Holdings LLC, OS Merger Sub, Inc. and OneSource Information Services, Inc. and to approve the merger and the other transactions contemplated thereby.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark box at right if you plan to attend the Special Meeting.

The Board of Directors Recommends a Vote FOR each of the foregoing proposals.

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement. Please sign exactly as your name(s) appear(s) on the books of OneSource. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title. If a partnership, the signature should be by an authorized partner or other person.

Please Sign, Date, Detach and Mail in the Envelope Provided As Soon As Possible.

Please be sure to sign and date this Proxy.	Date:

Stockholder sign here	Co-owner sign here